UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant ⌧
Filed by a party other than the Registrant ◻

Check the appropriate box:
⌧ Preliminary Proxy Statement
◻ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻ Definitive Proxy Statement
◻ Definitive Additional Materials
◻ Soliciting Material Under § 240.14a-12

Heron Lake BioEnergy, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
◻ No fee required.
⌧ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:
Class A
(2) Aggregate number of securities to which transaction applies:
38,456,283
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$0.36405
(4) Proposed maximum aggregate value of transaction:
$14,000,000.00
(5) Total fee paid:
$1,527.40
⌧ Fee paid previously with preliminary materials.
⌧

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
$1,527.40
(2) Form, Schedule or Registration Statement No.:
Schedule 14A
(3) Filing Party:
Heron Lake BioEnergy, LLC
(4) Date Filed: May 21, 2021

Heron Lake BioEnergy, LLC

91246 390th Avenue

Heron Lake, Minnesota 56137

(507) 793-0077

NOTICE OF A SPECIAL MEETING OF MEMBERS

To Be Held 1:00 p.m., Thursday, September 9, 2021

TO THE MEMBERS OF HERON LAKE BIOENERGY, LLC:

A special meeting of members (the “Special Meeting”) of Heron Lake BioEnergy, LLC (the “Company”) will be on Thursday, September 9, 2021, at Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137. Registration for the meeting will begin at 12:00 p.m. and the meeting will commence at 1:00 p.m.

The purpose of the meeting is to:

●	Vote on a proposal to authorize and adopt a Merger Agreement and Plan of Merger dated March 24, 2021, pursuant to which Granite Falls Energy, LLC (“GFE”), would acquire the minority ownership interest of the Company for $14 million to be paid pro-rata to the minority ownership interest unitholders of the Company. HLBE would become a wholly owned subsidiary of GFE.

●	Transact such other business as may properly come before the Special Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

All unitholders are cordially invited to attend the Special Meeting in person. However, only members of the minority ownership interest listed on the Company’s records at the close of business on March 24, 2021 are entitled to vote at the Special Meeting and any adjournments thereof.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few units, and whether or not you expect to be present, the board of governors requests that you promptly sign, date and return the enclosed proxy card by fax to (320) 235-5962 or by mail to Christianson PLLP, Attention: Christina Boike, at 302 SW 5th Street, Willmar, MN 56201, using the enclosed envelope. Voting by proxy will not affect your right to subsequently change your vote or to attend the Special Meeting.

For your proxy card to be counted in advance of the Special Meeting, it must be received by the inspector of elections, Christianson PLLP, 302 SW 5th Street, Willmar, MN 56201, no later than 5:00 p.m. on Wednesday, September 8, 2021.

By Order of the Board of Governors,

/s/ Paul Enstad
PAUL ENSTAD,
Chairman of the Board of Governors

Heron Lake, Minnesota

August 13, 2021

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the proposed Merger, passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Heron Lake BioEnergy, LLC

91246 390th Avenue

Heron Lake, Minnesota 56137

(507) 793-0077

PROXY STATEMENT

for the

Special Meeting of Members

To be Held 1:00 p.m. Thursday, September 9, 2021

This proxy statement is furnished in connection with the solicitation by the board of governors (the “Board”) of Heron Lake BioEnergy, LLC (the “Company”, “HLBE”, “we”, “us”, “our”) of the proxy authority included on the enclosed proxy card for use at the special meeting of members to be held on Thursday, September 9, 2021 (the “Special Meeting”), and any adjournment thereof. The purpose of the Special Meeting is for the members of the Company to vote to adopt and approve a Merger Agreement, pursuant to which the Company would become a wholly owned subsidiary of Granite Falls Energy, LLC (“GFE”), and the Company’s Minority Ownership Interest unitholders would receive cash payment for their units (the “Merger”).

The Special Meeting will be held in person at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137. Registration for the meeting will begin at 12:00 p.m. The Special Meeting will commence at 1:00 p.m.

This solicitation is being made by mail, however, the Company may also use its officers, governors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and the proxy card is scheduled to begin on or about August 19, 2021.

We have organized this proxy statement into nine sections in order to set forth our information in a straightforward and understandable way.  You should read all nine sections and annexes to this proxy statement.

●	Summary: this section provides a summary of the proposal to be voted on at the Special Meeting.
●	Special Factors: this section provides information the purposes and effects, of the Merger, the fairness of the Merger, and other disclosures regarding the Company and its securities.
●	The Special Meeting: this section provides an overview of the Special Meeting, including the date, time, and place and information regarding the record date, quorum, proxies, and voting procedures.
●	Proposals to be Voted Upon: this section provides information and detailed explanation of the two proposals to be voted on at Special Meeting.
●	Questions and Answers: this section provides answers to frequently asked questions regarding the Merger, the purpose of the Special Meeting, and meeting procedures.
●	The Merger: this section provides a detailed explanation of the Merger, including the background on the Merger and other information regarding the transaction.
●	The Merger Agreement and Voting Agreements: this section provides information regarding the Merger Agreement and associated Voting Agreements.
●	Financial Statements: this section provides annual, quarterly, and pro forma financial statements and should be read in conjunction with Annexes A and B.
●	Additional Information: this section provides additional information, including information required by law to be included in the Company's Proxy Statement, which has not been included in previous sections.

Heron Lake BioEnergy, LLC

91246 390th Avenue

Heron Lake, Minnesota 56137

(507) 793-0077

SECTION I - SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Granite Heron Merger Sub, LLC. with and into Heron Lake BioEnergy, LLC, which we refer to as the “Merger”, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More InformatioN”. The Merger Agreement is available in our public filings at www.sec.gov. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “HLBE”, the “Company”, “we”, “our”, “us” and similar words refer to Heron Lake BioEnergy, LLC. Throughout this proxy statement, we refer to Granite Falls Energy, LLC, as “GFE” and Granite Heron Merger Sub, LLC, as “Merger Sub.” Further, throughout this proxy statement we refer to the Merger Agreement and Plan of Merger, dated March 24, 2021, by and among HLBE, GFE  and Merger Sub, as it may be amended from time to time, as the “Merger Agreement”.

Terms of the Merger

●	GFE, through its wholly owned subsidiary Project Viking, L.L.C. (“Project Viking”), is the majority owner of HLBE, controlling approximately 50.7% of HLBE’s issued and outstanding units. The remainder of HLBE’s issued and outstanding units are referred to as the “Minority Ownership Interest.”

●	Adverse market conditions resulted in significant net losses for HLBE in 2020 and the first quarter of 2021 and created risk that HLBE could default on certain loans. To maximize the Minority Ownership Interest’s return on its investment and avoid a default, the Company believes it is fair and advisable for the Minority Ownership Interest to sell its units to GFE.

●	The structure of the proposed transaction is a merger in which Merger Sub, will merge with and into HLBE, with HLBE surviving the transaction as a wholly owned subsidiary of GFE. Members of the Minority Ownership Interest would receive cash compensation for their HLBE units and would cease to have membership or ownership rights in HLBE. GFE would emerge from the transaction as the sole owner of HLBE.

●	The Minority Ownership Interest comprises 38,456,283 units of HLBE issued and outstanding. The purchase price for the entire Minority Ownership Interest is $14,000,000.00 in cash payable at the closing of the Merger. Each issued and outstanding unit of the Minority Ownership Interest will be canceled and converted into the right to receive $0.36405 per Unit. (the “Merger Consideration”). The Merger is subject to approval by a majority in interest of the Minority Ownership Interest.

●	The units of HLBE held by GFE immediately prior closing of Merger will be cancelled with no consideration issued to GFE.

●	At the time the Merger becomes effective, 100 percent of the membership interest in the Merger Sub will be converted into and become 100 percent of the membership interests in HLBE, as the surviving company in the Merger.

●	Pursuant to the Merger Agreement, HLBE and GFE have appointed West Bank to serve as the exchange agent for closing the transaction (the “Exchange Agent”). The Exchange Agent will provide Minority Ownership Interest unitholders with instructions for surrendering their certificates representing HLBE units in exchange for Merger Consideration. A process will be available for Minority Ownership Interest members who cannot locate their membership unit certificates to verify their membership interest and receive Merger Consideration. The address for the Exchange agent is West Bank, C/O Brooke Newton, 125 Grand Avenue, West Des Moines, IA 50265. Please do not send your membership unit certificates with your proxy card.

●	Pursuant to the Merger Agreement, effective as of closing GFE and HLBE release, acquit, and discharge each other and all related parties from all claims, including, all liabilities, obligations, claims, litigation, actions, causes of action, suits, proceedings, executions, judgments, demands, damages, losses, duties, debts, dues, accounts, fees, costs, expenses and penalties, and agree not to initiate, maintain, prosecute or continue to maintain or prosecute any action, suit or proceeding, or seek to enforce any right or claim against the other or its related parties (the “Mutual Release”).

You may obtain additional information regarding the Merger in the subsequent sections of this proxy statement, including the sections captioned “SPECIAL FACTORS,” “THE MERGER,” AND “THE MERGER AGREEMENT." Additional information regarding the Merger, the Company, and GFE is also available in our public filings. Instructions for accessing our public filings and a description of the information that is incorporated into this proxy statement by reference is available in the section of this proxy statement captioned “Where You Can Find Additional Information.”

Parties Involved in the Merger

The following parties are involved in the Merger. Additional information is available in the section captioned “THE MERGER — Parties Involved in the Merger” and “ADDITIONAL INFORMATION — Identity and Background of the Filing Person.”

Heron Lake BioEnergy, LLC

Heron Lake BioEnergy, LLC, is a Minnesota limited liability company that operates a dry mill fuel-grade ethanol plant in Heron Lake, Minnesota, which is currently permitted to produce approximately 72.3 million gallons of undenatured fuel-grade ethanol on a twelve-month rolling sum basis. Through a subsidiary, HLBE is the sole owner sole owner of Agrinatural Gas, LLC (“Agrinatural”). HLBE is a majority-owned subsidiary of GFE.

Granite Falls Energy, LLC

Granite Falls Energy, LLC, is a Minnesota limited liability company that owns and operates a fuel-grade ethanol plant located in Granite Falls, Minnesota, which is currently permitted to produce up to 70 million gallons of undenatured ethanol on a twelve-month rolling sum basis. GFE is the majority owner of HLBE, controlling approximately 50.7% of HLBE’s outstanding membership units.

Granite Heron Merger Sub, LLC

Granite Heron Merger Sub, LLC, is a wholly owned direct subsidiary of GFE and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

The Securities

On June 25, 2021, there were 77,932,107 units of the Company issued and outstanding, consisting of 62,932,107 Class A units and 15,000,000 Class B units. There are no other classes of units outstanding. If the Merger is completed, GFE will acquire the entire Minority Ownership Interest, which comprises 38,456,283 Class A units.  There is no established market for the Company’s units. During the past two years, the Company has issued no dividends. There has been no public offering for the Company’s units in the past three years. Neither GFE nor Merger Sub have purchased any of the Company’s units in the past two years. Additional information is available in the section of this proxy statement captioned “ADDITIONAL INFORMATION — Securities, Market, and Dividend Information —Securities Subject to the Merger.

Closing Conditions

The Merger is subject to approval by a majority of the Minority Ownership Interest at a special meeting of the Company’s members. The Merger is also subject to (i) the consent of GFE’s lender, (ii) GFE’s ability to obtain financing for the transaction, (iii) confirmation that the Merger will not have materially adverse tax consequences for GFE, (iv) the receipt of regulatory approval, including approval by the Securities and Exchange Commission and (v) the receipt of third-party consents. Additional information is available in the section of this proxy statement captioned “THE MERGER AGREEMENT AND VOTING AGREEMENTS — The Merger Agreement — Closing Conditions.”

Recommendation of the HLBE Board of Governors

Based on various factors described in this proxy statement, the Board of Governors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby. Additional information is available in the section of this proxy statement captioned “ SPECIAL FACTORS — Board of Governors Recommendation.”

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in Section V of this proxy statement in the subsection captioned “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s membership units in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger, plus such U.S. Holder’s share of HLBE liabilities immediately before the Merger, and (ii) such U.S. Holder’s adjusted tax basis in the membership units surrendered in the Merger.

For more information, see the section of this proxy statement captioned “SPECIAL FACTORS — Material U.S. Federal Income Tax Consequences of the Merger.”  Unitholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction.

Interests of HLBE’s Officers and Governors

When considering the recommendation of the Board of Governors that you vote to approve the proposal to adopt the Merger Agreement and the transactions contemplated thereby, you should be aware that our governors and executive officers have personal interests in the Merger. Specifically, certain officers and governors of HLBE hold units of the Company and will be entitled to a pro rata share of Merger Consideration. Additionally, certain officers and governors of HLBE also own units of GFE and the value of their GFE units may be affected by the Merger. For a complete disclosure of governors and officer interest, see the section of this proxy statement captioned “ADDITIONAL INFORMATION — Interests of Certain Persons in the Merger.”

No Dissenters’ Rights or Appraisal Rights

No members will be entitled to dissenters’ rights or appraisal rights in the event the Merger is completed. Additional information is available in the section of this proxy statement captioned “THE SPECIAL MEETING — No Dissenters’ Rights or Appraisal Rights.”

Financing of the Merger

GFE intends to finance the Merger with a loan from its lender, CoBank, ACB, as administrative agent (“Administrative Agent”), and AgCountry Farm Credit Services, as lead lender (“Lender”), with other lenders participating at the sole discretion of Lender and Administrative Agent. Completion of the Merger is subject to GFE’s receipt of cash proceeds to finance the Merger on terms satisfactory to GFE. Additional information is available in the section of this proxy statement captioned “SPECIAL FACTORS — Financing the Merger — Source of Funds, Conditions, and Alternatives.”

Fairness of the Transaction

The Company determined that the Merger is procedurally and substantively fair to the unitholders who are not affiliated with the Company or GFE (the “Unaffiliated Security Holders”). In determining that the Merger is substantively fair to the Unaffiliated Security Holders, the Company considered various factors, including: a fairness opinion provided by the Company’s financial advisory, a valuation report provided by an affiliate of the Company’s financial advisor, the distressed financial standing of the company, the effects of potential future loan covenant violations, recent unit transactions, and the net book value of the Company.  In determining that the Merger is procedurally fair, the Company considered the various factors, including the following: the Merger is subject to approval by the Minority Ownership Interest, the Minority Ownership Interest was represented by an independent attorney, the Merger Agreement was approved by all of the Company’s governors including those elected by the Minority Ownership Interest, and there were no other offers to acquire the Minority Ownership Interest. Additional information regarding the Company’s fairness determination is available in the section of this proxy statement captioned “SPECIAL FACTORS — Fairness of the Transaction — Position of the Company Regarding the Fairness of the Merger.”

GFE and its affiliates Merger Sub and Project Viking determined that the Merger is procedurally and substantively fair to the Unaffiliated Security Holders. In determining that the Merger is substantively and procedurally fair, GFE, Merger Sub, and Project Viking considered the same factors the Company considered, which are listed in the immediately preceding paragraph. Additional information regarding the fairness determination made by GFE and its affiliates is available in the section of this proxy statement captioned “SPECIAL FACTORS — Fairness of the Transaction — Position of GFE and Its Affiliates Regarding the Fairness of the Merger.”

No Golden Parachute Provision

The Merger Agreement does not include any “golden parachute” compensation proposal for officers or governors, as defined by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2020 and codified under Rule 14a-21(c) of the Securities Exchange Act of 1934. Additional information is available in the section of this proxy statement captioned “ADDITIONAL INFORMATION — No Golden Parachute Provision.”

Regulatory Approvals

The Merger is subject to regulation by the U.S. Securities and Exchange Commission (“SEC”). This Proxy Statement was filed with the SEC at least 10 days before this Proxy Statement was mailed to members of the Company. Neither the SEC nor any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Exclusivity of the Merger

The Company has agreed not to negotiate or engage in a merger or similar transaction with any entity other than GFE before the Merger Agreement is terminated. Additional information is available in the section of this proxy statement captioned “THE MERGER AGREEMENT AND VOTING AGREEMENTS — The Merger Agreement — Exclusivity”.

Termination of the Merger Agreement

The Merger Agreement will terminate upon the earlier of the following events:

●	the failure of the Minority Ownership Interest to approve the Merger at a Special Meeting;

●	the mutual agreement of the Company and GFE to terminate the Merger Agreement; or

●	at 5:00 p.m. CT July 31, 2021, unless the reason for not holding the Special Meeting by that time is the failure to obtain regulatory approval or consent of GFE’s lender

The Company did not receive regulatory approval to engage in the Merger prior to July 31, 2021, and thus the Merger Agreement did not terminate on July 31, 2021 and will continue to be binding on the parties to the Merger Agreement.

Merger Litigation

No litigation related to the Merger or the Merger Agreement is currently known or anticipated.

Treatment of Equity-based Awards in Merger

The Company has no outstanding equity-based awards.

Effect of the Merger

If the Merger is completed, GFE will acquire the Minority Ownership Interest of HLBE. The structure of the transaction will be a merger in which Merger Sub will merge with and into HLBE, with HLBE surviving the transaction as a wholly owned subsidiary of GFE. Minority Ownership Interest unitholders will obtain the right to receive cash compensation for their units and will cease to be owners of HLBE. Upon completion of the Merger, the Company is expected to continue operating its ethanol production plant in Heron Lake, Minnesota. No significant changes are expected in the operation of the Company’s ethanol plant. Additional information is available in the section of this proxy statement captioned “SPECIAL FACTORS — Purposes, Alternatives, Reasons, and Effects — Effect of the Merger.”

Effect if the Merger is Not Completed

If the Merger Agreement and the transactions contemplated thereby is not adopted by the members of the Company or if the Merger is not completed for any other reason, the members of the Company will not receive the Merger Consideration or any other payment for their units of the Company. Instead, the Company will remain a majority-owned subsidiary of GFE. Additional information is available in the section of this proxy statement captioned “SPECIAL FACTORS — Purposes, Alternatives, Reasons, and Effects — Effect if the Merger is Not Completed .”

The Meeting

The following is a summary of the information regarding the Special Meeting of the unitholders of the Company to vote on the adoption of the Merger Agreement. Additional information is available in the section of this proxy statement captioned “THE SPECIAL MEETING.”

Date, time, and Place

A special meeting of the members of the Company, which refer to as the “Special Meeting”, will be held on Thursday, September 9, 2021, at 1:00 p.m. Central Time at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137. Registration will begin at 12:00 p.m. and the Special Meeting will commence at 1:00 p.m.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you were a member of the Company at the close of business on March 24, 2021, which we refer to as the “Record Date”. To be a member, you must hold a minimum of 2,500 units. Members will have one vote at the Special Meeting for each unit of the Company owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask members to vote on proposals to (1) adopt the Merger Agreement and the transactions contemplated thereby; and (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to establish a quorum or adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting.

Quorum

As of the Record Date, there were approximately 77,932,107 units of HLBE issued and outstanding, including the units owned by GFE. A majority of the units, represented in person or by proxy, will constitute a quorum.

Required Vote

If a quorum is present, the affirmative vote of a majority in interest of the Minority Ownership Interest is required to adopt the Merger Agreement and the transactions contemplated thereby. A failure to vote your units and an abstention from voting will have the same effect as a vote against the proposal to adopt the Merger Agreement and the transactions contemplated thereby.

Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the units present in person or by proxy. Abstentions will have the same effect as a vote against these proposals but failure to vote your shares will have no effect on the outcome of these proposals.

Voting Agreements

Concurrently with the execution of the Merger Agreement, GFE and each HLBE governor elected by the Minority Ownership Interest executed a voting agreement (the “Governors Voting Agreement”) pursuant to which the governors elected by the Minority Ownership Interest agreed to vote their units in favor of the Merger Agreement, recommend the members of HLBE vote for the Merger, and designate HLBE as their proxy for the purpose of voting for the Merger.

Also concurrently with the execution of the Merger Agreement, GFE and HLBE executed a voting agreement (the “GFE Voting Agreement”), pursuant to which GFE agreed to vote its units of HLBE in favor of the Merger and to designate HLBE as its proxy for the purposes of voting for the Merger (collectively, the “Voting Agreements”).

Voting and Proxies

Membership units can be voted only if the holder of record is present at the Special Meeting either in person or by proxy. We recommend you vote prior to the meeting by submitting a proxy card. A proxy card and instructions for voting by proxy are provided in further detail below.

Additional Information

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the website maintained by the SEC at www.sec.gov.

SECTION II - SPECIAL FACTORS

Purposes, Alternatives, Reasons, and Effects

Purposes of the Merger

The purposes of the Merger are for GFE, which is currently the majority owner of the Company, to acquire the Minority Ownership Interest and become the sole owner of the Company, and for Minority Ownership Interest unitholders to receive cash compensation for their Units. If the Merger is completed, the Company will become a wholly owned subsidiary of GFE, and Minority Ownership Interest unitholders will obtain the right to receive $0.36405 per Unit and will cease to be owners of HLBE. The Company will emerge for the transaction as a wholly owned subsidiary of GFE.

Reasons for the Merger

The primary reason the Company is engaging in the Merger is to maximize our members’ return on their investments in the Company and reduce the risk that the Company will be forced to cease operations or seek bankruptcy protection due to potential loan covenant violations.

The Company has experienced significant net losses due to several factors, including elevated corn prices, the breakdown of our ethanol plant’s boiler, and reduced demand for ethanol due to several factors, including the COVID-19 pandemic.  Due to these net losses, the Company has violated certain loan covenants during the past fiscal year related to working capital and net worth ratio, for which the Company has obtained waivers from its lender. The Company was in violation of such loan covenants as of October 31, 2020, and January 31, 2021. As a result of these loan covenant violations, the Company’s auditor reported that as of January 31, 2021, there was substantial doubt about the Company’s ability to continue operating as a going concern.

Due to improved market conditions and operating efficiency, Company was in compliance with its loan covenants on April 30, 2021. However, it possible that the Company will incur future instances of loan covenant violations and it is possible that the Company’s lender will not provide a waiver for such violations. Future loan covenants violations would allow the Company’s lender to accelerate certain loans and designate a substantial portion of the Company’s debt due and payable. If the Company’s loans became due and payable, there is a substantial risk the Company would lack the cash on hand, borrowing capacity, and cash flows to repay the debt, and if this were to occur, the Company could be forced to cease operations or seek bankruptcy protection. If the Company were forced to cease operations or seek bankruptcy protection, our members could lose all or a substantial portion of their investment in the Company.

The desire to avoid the potential adverse effects of future loan covenant violations was the primary reason the Company entered into the Merger Agreement with GFE. Management believes that GFE has sufficient working capital and net worth for both GFE and the Company to be in compliance with their respective loan covenants if the Company were to become a wholly owned subsidiary of GFE.

Alternatives to the Merger

The Company did not receive and is not aware of any alternative proposals for a merger or other transaction to acquire the Company’s Minority Ownership Interest. Prior to entering into the Merger Agreement with GFE, the Company did, however, explore other potential actions to reduce the risk of future loan covenant violations. Specifically, the Company engaged in discussions with its lender regarding future loan covenant waivers or amendments to the Company’s loan covenants to reduce the not worth and working capital ratios.

The Company’s lender, however, declined amend the loan covenants and declined to guarantee that future loan covenant violations would be waived. Additionally, in February 2021, the Company’s audit committee discussed the viability, timing, and dilutive effect of raising additional equity capital from members and non-members. The Company, however, determined that it was not feasible to raise sufficient capital quickly enough to bring the Company into compliance with its loan covenants. After considering these alternatives, the Company’s Board of Governors, including the governors elected by the Minority Ownership Interest (the “Minority Interest Governors”), voted in favor of the Merger with GFE pursuant to the terms of the Merger Agreement.

Additional information regarding the purposes of, reasons for, and alternatives to the Merger can be found in the section of this proxy statement captioned “THE MERGER — Background of the Merger,” which is incorporated herein by reference.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, GFE will acquire the Minority Ownership Interest of HLBE. The structure of the transaction will be a merger in which Merger Sub will merge with and into HLBE, with HLBE surviving the transaction as a wholly owned subsidiary of GFE. Minority Ownership Interest unitholders will obtain the right to receive cash compensation for their units and will cease to be owners of HLBE.

The Minority Ownership Interest comprises 38,456,283 units. The purchase price for the entire Minority Ownership Interest is $14,000,000.00 in cash payable at the closing of the Merger. Each issued and outstanding unit of the Minority Ownership Interest will be canceled and converted into the right to receive $0.36405 per unit. Upon the completion of the Merger, Minority Ownership Interest unitholders will no longer own any units of HLBE and you will no longer have any rights as a member of HLBE.

Upon completion of the Merger, members of the Minority Ownership Interest will have the opportunity to surrender their unit certificates to the Exchange Agent in exchange for a pro-rata share of the Merger Consideration.  The parties to the Merger Agreement have appointed West Bank to serve as the Exchange Agent for closing the transaction. The address for the Exchange agent is West Bank, C/O Brooke Newton, 125 Grand Avenue, West Des Moines, IA 50265.   West Bank will provide Minority Ownership Interest unitholders with instructions for surrendering unit certificates in exchange for Merger Consideration. A process will be available for unitholders who cannot locate their unit certificates to verify their interest in HLBE and receive Merger Consideration in exchange for their units. Please do not send your membership unit certificates with your proxy card.

As a result of the Merger, members of the Minority Ownership Interest would not have the ability to participate in any possible value appreciation experienced by the Company above the pro rata share of the $14 million sales price. Comparatively, by ceasing to be owners or members of the Company, members of the Minority Ownership Interest would not face any potential future risk regarding their investment in the Company upon completion of the Merger. Also upon consummation of the Merger, by ceasing to be owners or members of the Company, members of the Minority Ownership Interest would not face the prospect of participating in any decrease in value of their respective ownership below the pro rata share of the $14 million sales price.

Upon completion of the Merger, the Company is expected to continue operating its ethanol production plant in Heron Lake, Minnesota. No significant changes are expected in the operation of the Company’s ethanol plant. Upon consummation of the Merger, the Company would combine its assets with GFE for potentially more advantageous leverage terms with lenders.

The Company, which is currently managed by GFE’s executive officers pursuant to the Management Services Agreement, would continue to be managed by GFE’s executive officers if the Merger is completed. Upon consummation of the Merger, the Company’s Board of Governors would cease to exist, and GFE’s Board of Governors would assume managerial and oversight control over the Company in conjunction with GFE’s executive officers. Upon completion of the Merger, and the subsequent elimination of the Company’s Board of Governors, the Company would lose the insight of Governors engaged in the local production of corn. As a result, the Company may have less insight about the local corn market. Comparatively, the elimination of the Company’s Board of Governors would result in more efficient management of the Company provided the centralized nature of management and oversight duties that GFE’s Board of Governors and GFE’s executive officers would impart. By eliminating the Company’s Board of Governors and centralizing management and oversight duties with GFE’s Board of Governors and executive officers, the Company would save approximately $165,000 in annual Governor compensation pursuant to the information set forth in the Company’s Definitive Proxy Statement dated February 26, 2021 under the Caption “Required Information — Governor Compensation,” which is hereby incorporated by reference.

Additionally, upon completion of the Merger, the Company intends to file for de-registration with the SEC by duly filing a Form 15 with the SEC. If the Company is allowed to de-register, it would no longer be required to file annual, quarterly, and certain other reports with the SEC. By de-registering with the SEC and no longer being subject to the various reporting requirements of the Securities Exchange Act of 1934, the Company would save approximately $300,000 in filing fees on an annual basis.

GFE is the majority owner of HLBE, controlling approximately 50.7% of the issued and outstanding units of HLBE, through its wholly owned subsidiary Project Viking. The units of HLBE held by GFE immediately prior closing of Merger will be cancelled with no consideration issued to GFE. GFE will emerge from the transaction as the sole owner of HLBE. As the sole owner of HLBE, GFE will have the ability to appoint different governors of HLBE or eliminate the HLBE board of governors altogether.

If the Merger is completed, GFE would gain the Company as a wholly owned subsidiary. GFE intends to finance the Merger with a term loan from its lender. The financing of the Merger, notwithstanding other loan proceeds GFE may acquire pursuant to a loan agreement with its lender, would initially result in an increase in assets of $14 million, in the form of cash loan proceeds, and a corresponding increase in liabilities of $14 million, in the form of indebtedness, on GFE’s consolidated balance sheet. The cash loan proceeds would thereafter be disbursed as Merger Consideration to the Minority Ownership Interest, resulting in a decrease in assets of $14 million and a corresponding decrease in owners’ equity of $14 million on GFE’s consolidated balance sheet. As a net result, GFE would experience a $14 million increase in liabilities and a $14 million decrease in owners’ equity. Upon consummation of the merger, GFE would obtain greater purchasing power for corn and other inputs as a result of the greater volume and greater share of profits and losses derived from the Merger. For example, GFE’s share of fiscal year-end 2020 losses would have been $20.6 million instead of $13.3 million, pursuant to the information set forth in GFE’s annual report on Form 10-K dated February 16, 2021 under the caption “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — Results of Operations for the Fiscal Years Ended October 31, 2020 and 2019,” which is hereby incorporated by reference. Additionally, upon the consummation of the Merger, GFE would experience an increased debt/equity ratio. For example, on a pro-forma basis, if the Merger and corresponding financing had closed at fiscal year-end 2020, then GFE’s debt would have been $32.8 million, its equity would have been $57 million, and its debt/equity ratio would have been 0.54, rather than $18.8 million, $61.9 million, and 0.30, respectively, pursuant to the information set forth in GFE’s annual report on Form 10-K dated February 16, 2021 under the caption “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — Changes in Financial Condition at October 31, 2020 and 2019.” which is hereby incorporated by reference.

Upon completion of the Merger, GFE would have a greater share of the risks associated with operating an ethanol plant, including the risk of insolvency. Comparatively, upon consummation of the Merger, GFE would have the ability to more efficiently and economically manage the operations of the Company provided that the Company’ s Board of Governors would cease to exist and GFE’s Board of Governors and executive officers would gain managerial and oversight control over the Company. As a result of the elimination of the Company’s Board of Directors, GFE would save approximately $84,000 in annual Governor compensation, which represents GFE’s 50.7% ownership of the Company multiplied by the total annual Governor compensation for the Company as set forth in the Company’s Definitive Proxy Statement dated February 26, 2021 under the Caption “Required Information — Governor Compensation,” which is hereby incorporated by reference.

Pursuant to the Merger Agreement, GFE and HLBE would release, acquit, and discharge each other and all related parties from all claims, including, all liabilities, obligations, claims, litigation, actions, causes of action, suits, proceedings, executions, judgments, demands, damages, losses, duties, debts, dues, accounts, fees, costs, expenses and penalties, and agree not to initiate, maintain, prosecute or continue to maintain or prosecute any action, suit or proceeding, or seek to enforce any right or claim against the other or its related parties. Additional information is available in the section of this proxy statement captioned “THE MERGER AGREEMENT AND VOTING AGREEMENTS — The Merger Agreement — Mutual Release,” which is incorporated herein by reference.

Upon completion of the Merger, Project Viking, as the holding entity of the Company, would remain an approximately 50.7% owner of the Company with GFE holding the remaining approximately 49.3% interest, rather than the members of the Minority Ownership Interest. Provided that the members of the Minority Ownership Interest would no longer possess ownership rights in the Company upon consummation of the merger, this would result in more efficient management of the Company given that members of the Minority Ownership Interest would cease to be involved in future member meetings of the Company.

Upon completion of the Merger, Merger Sub would solely serve to effectuate the Merger and would cease to exist by operation of law once the Merger is complete. If the Merger is completed, 100% of the membership interest in Merger Sub would be converted into and become 100% of the membership interest in GFE, as the surviving company in the Merger.

Effect if the Merger is Not Completed

If the Merger and the transactions contemplated thereby are not completed, the Company’s members will not receive the Merger Consideration or any other payment for their units of the Company.  Instead, the Company will remain a majority-owned subsidiary of GFE.

Further, the Company believes that if the Merger is not completed there is risk the Company could default on its loans and be forced to cease operations or seek bankruptcy protection. The Company has experienced significant net losses due to several factors, including elevated corn prices, the breakdown of our ethanol plant’s boiler, and reduced demand for ethanol due to the COVID-19 pandemic.  Due to these net losses, the Company has violated certain loan covenants related to working capital and net worth during the past fiscal year, for which the Company has obtained waivers from its lender. The Company was in violation of such loan covenants as of October 31, 2020, and January 31, 2021. As a result of these loan covenant violations, the Company’s auditor reported that as of January 31, 2021, there was substantial doubt about the Company’s ability to continue operating as a going concern.

Due to improved market conditions and operating efficiency, Company was in compliance with its debt covenants on April 30, 2021. However, it possible that the Company will incur future instances of loan covenant violations for which the Company’s lender will not provide a waiver. Future violations of these loan covenants would allow the Company’s lender to accelerate certain loans and designate a substantial portion of the Company’s debt due and payable. If the Company’s loans became due and payable, there is a substantial risk the Company would lack the cash on hand, borrowing capacity, and cash flows to repay the debt, and if this were to occur, the Company could be forced to cease operations or seek bankruptcy protection. If this were to occur, our members could lose a substantial portion of their investment in the Company.

The Company believes the Merger will reduce the risk of these adverse consequences because as a wholly owned subsidiary the Company is expected to have adequate working capital and net worth to avoid loan covenant violations.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined below) in exchange for such U.S. Holder’s membership units of HLBE in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between (i) the amount of cash that such U.S. Holder receives in the Merger, plus such U.S. Holder’s share of HLBE liabilities immediately before the Merger, and (ii) such U.S. Holder’s adjusted tax basis in the shares of membership units surrendered in the Merger.

Except for the significant caveat described below, gain or loss recognized by a U.S. Holder on the exchange of its membership units will be taxable as capital gain or loss and will be long-term capital gain or loss if all of the membership units of such U.S. Holder were held for more than one year on the date of such exchange. U.S. Holders who will exchange all or a portion of their HLBE Units within a year of their most recent purchase of said units are urged to consult their tax advisers regarding the treatment of any gain or loss as long-term or short-term capital gain or loss and the possible application of certain “split holding period” rules.  Long-term capital gain of non-corporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to significant limitations. Certain gain attributable to “unrealized receivables” or “inventory items”, each as defined in Section 751 of the Internal Revenue Code (the “Code”), would be characterized as ordinary income rather than capital gain. This may include certain gain attributable to depreciation recapture under Section 1245 or Section 1250 of the Code, as it relates to depreciable property owned by HLBE. Since the fixed assets of HLBE have been mostly depreciated for tax purposes, there is a significant amount of potential depreciation recapture inherent in those assets.  As a result, a substantial portion of the gain recognized by U.S. Holders will be taxed as ordinary income.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of membership units of HLBE that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of HLBE membership units, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding membership units of HLBE and partners therein should consult their tax advisors regarding the consequences of the Merger.

Information reporting and backup withholding (at a rate of 24%) may apply to the proceeds received by a U.S. Holder pursuant to the Merger. Backup withholding generally will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

No ruling from the IRS and no opinion of counsel has been or will be obtained regarding the U.S. federal income tax consequences of the Merger. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to unitholders in light of their particular circumstances. For example, and without limitation, this discussion does not address:

●	tax consequences that may be relevant to unitholders who may be subject to special treatment under U.S. federal income tax laws, such as banks and other financial institutions; tax-exempt organizations; S-corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and partners or investors therein); insurance companies; mutual funds; brokers or dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

●	tax consequences to those holding membership units as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

●	tax consequences to unitholders that received their membership units on exercise of notes, warrants or options or otherwise in a compensatory transaction;

●	tax consequences to unitholders who own an equity interest, actually or constructively, in GFE or the surviving company following the Merger;

●	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar; and

●	tax consequences to unitholders who are not U.S. Holders.

Unitholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction.

Tax Depreciation Election

In order to help reduce any potential tax liability which the Company’s unitholders, including the Unaffiliated Unit Holders, may encounter due to potential taxable operating income the Company may experience prior to closing, the Board has directed the Company’s officers to elect the maximum bonus depreciation deductions allowed and advisable for eligible assets the 2021 tax year, so long as the Merger closes. Regardless of this tax election, unitholders may encounter a tax liability as a result of the Company’s recent net gains. Additional information regarding the Board’s decision regarding depreciation is available in the section of this proxy statement captioned “THE MERGER — Background of the Merger,” which is incorporated herein by reference. Unitholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the net gains the Company has experienced in light of their particular circumstances.

Fairness of the Transaction

Position of the Company Regarding the Fairness of the Merger

Under the SEC rules governing “going private” transactions, the Company is engaged in the “going private” transaction, therefore, the Company’s Board is required to express a belief as to the fairness of the Merger to the Unaffiliated Security Holders. The Board has fully reviewed and considered the terms, purpose, alternatives and effects of the Merger and has determined that the Merger in the best interests of the Company and all our unitholders, and is substantively and procedurally fair to the Unaffiliated Security Holders. After studying the Merger and its anticipated effects on the Company’s Unaffiliated Security Holders, the Board unanimously approved the Merger Agreement. Some Board members may have interests in the Merger that are different from, and in addition to, those of the Unaffiliated Security Holders. These interests are described in the section of this proxy statement captioned “ADDITIONAL INFORMATION — Interests of Certain Persons in the Merger.”

In determining the Merger was substantively and procedurally fair to the Company’s Unaffiliated Security Holders , the Board considered, among other things, the conclusions of the BAS Fairness Opinion, the BPI Valuation Report, the Board’s knowledge and analysis of available information regarding the Company, the information discussed in the section of this proxy statement captioned “SPECIAL FACTORS — Purposes, Alternatives, Reasons, and Effects,” and the factors below. The Board did not assign specific weight to the factors set forth below in a formulaic fashion, and except as described below, the factors below are not subject to quantification. Moreover, in its consideration, individual governors may have given differing weights to different factors. However, the Board did place special emphasis on the fact that the Company has experienced certain loan covenant violations which have raised doubt about the Company’s ability to continue operating as a going concern for financial accounting purposes. The discussion below is not meant to be exhaustive, but the Company believes it includes the material factors considered by the members of the Board in reaching their determinations.

Substantive Factors Considered by the Company in Determining Fairness

The Board considered various factors in determining the substantive fairness of the Merger, including but not limited to the following:

●	BAS Fairness Opinion, generally: The Board considered the conclusion of the BAS Fairness Opinion in determining the Merger was fair to the Unaffiliated Security Holders. BAS conducted a discounted cash flow analysis, comparable public company analysis, and comparable transaction analysis, BAS concluded that the Merger Consideration payable to the Minority Ownership Interest upon consummation of the Merger is fair, from a financial point of view, to the Company. The board equates fairness to the Company to fairness to the Unaffiliated Security Holders. Specifically, the Fairness Opinion concluded that the value received by the Minority Ownership Interest pursuant to the Merger Agreement would be approximately $18.6 million to $22.6 million, which reflects the purchase price of $14 million, less the Minority Ownership Interest’s pro rata share of March 31, 2021, working capital of $2.94 million from HLBE and $1.2 million from Agrinatural, plus the Minority Ownership Interest’s share of the company’s outstanding debt of $9.2 million, which GFE will assume pursuant to the Merger Agreement. The range in the value received is due to alternate available accounting treatments of certain leases. Additional information regarding the Fairness Opinion, which was considered by the Board in making their fairness determination, is available in the following paragraphs and in the section of this proxy statement captioned “ SPECIAL FACTORS — Fairness Opinion Provided by BAS,” which is incorporated herein by reference. The Board believes BAS’ conclusion that the Merger is fair to the Company is also applicable to the Unaffiliated Security Holders. That is, the Board believes that because the Merger is fair, from a financial point of view, to the Company, the Merger is also fair from a financial point of view to the Unaffiliated Security Holders. Because all unitholders have equal economic rights, and an equal share of the profits, losses, and sale proceeds of the Company, all unitholders, other than GFE, will receive equal pro-rata Merger Compensation for their Units upon consummation of the Merger.

●	Discounted Cash Flow Analysis: The Board considered discounted cash flow (“DCF”) analysis included the Fairness Opinion. Based on the DCF analysis, BAS concluded HLBE had an enterprise value of $11.8 million to $23.7 million. Comparatively, BAS concluded that the value to be received by the Minority Ownership Interest upon completion of the Merger was $18.6 million to $22.6 million. The Board believes the Merger is fair because the value received by the Minority Ownership Interest ($18.6 million to $22.6 million) is significantly greater at the low end of the range and relatively comparable at the high end of the range to the enterprise value of the Company ($11.8 million to $23.7 million). Consequentially, the Board believes the DCF analysis indicates the Unaffiliated Security Holders will receive a premium for their Units.

●	Comparable Public Company Analysis: The Board considered the comparable public company analysis provided by the BAS Fairness Opinion. BAS evaluated operating performance and profitability for similar public companies and calculated certain multiples and compared them to multiples implied by the Merger. BAS concluded the implied “enterprise value,” meaning the value on a cash-free, debt-free basis, of the Company’s Minority Ownership Interest was $28.7 million. Further, BAS concluded that HLBE had a lower enterprise value per gallon than the comparable companies due to the distressed financial state of the HLBE’s business and the lack of Company control of the Units owned by the Minority Ownership Interest. While the implied enterprise value of the Company is greater than the value of the Merger Consideration, the Board believes the Merger is nonetheless fair to the Unaffiliated Security Holders because the comparable public company analysis does not take into account HLBE’s debt, which GFE will assume pursuant to the Merger Agreement. Further, while the Company considered the comparable public company analysis as a factor when determining the fairness of the Merger, the Company does not view comparable public company analysis alone as conclusive as to the value of the Units. The Company further notes that the comparable public company analysis does not take into account the future prospects of the Company, market conditions, industry trends, business risks, or other considerations that might be part of a transaction between a willing buyer and a willing seller.

●	Comparable Transaction Analysis: The Board Considered the fact that Unaffiliated Security Holders would receive more value on a per-gallon produced basis, than the average recent comparable transaction, according to the BAS Fairness Opinion. BAS evaluated 11 recent transactions involving the acquisition of substantial interests in ethanol companies. According to BAS, the most common valuation metric in the ethanol industry is the transaction value of property, plant, and equipment (“PPE”) as a multiple of trailing twelve-month ethanol production (“TTM”). In the 11 other evaluated transactions, the average consideration received for the PPE as a multiple of TTM was $0.46. In comparison, the HLBE Minority Ownership Interest would receive approximately $0.56 to $0.68 for HLBE’s PPE, as a multiple of TTM. Based on this analysis, the Unaffiliated Security Holders would receive a premium for their Units.

●	BPI Valuation Report: The Board considered the BPI Valuation Report in determining the Merger was fair to the Unaffiliated Security Holders. BPI conducted a discounted cash flow analysis and a comparable transaction analysis of the Company. Based on the discounted cash flow analysis, BPI concluded the value of the Company’s plant, property, and equipment was approximately $12.92 million or approximately $0.19 per gallon of annual ethanol production. Further, based on a comparable transaction analysis, BPI concluded the value of the Company’s plant, property, and equipment was approximately $31.28 million, or $0.46 million per gallon of annual ethanol production. BPI averaged the valuations from these analyses, and concluded the Company had a value of $21.9 million or $0.32 per gallon of annual ethanol production. As noted above, the value to be received by the Minority Ownership Interest, which includes all Unaffiliated Security Holders, is between $18.6 million to $22.6 million, according to the Fairness Opinion. Because the estimated value of the company ($21.9 million) is within the range of the estimated value to be received by the Minority Ownership Interest ($18.6 million to $22.6 million), the Board believes the Merger is substantively fair.

●	Distressed Financial Standing of the Company: The Board considered the financial standing of the Company, when making its fairness determination. Market conditions and operating challenges have resulted in prolonged negative operating margins, significantly lower cash flow from operations and substantial net losses. In the fiscal year 2020, the Company experienced a net loss of $14.3 million. As a result of these losses, the Company realized two adverse consequences. First, as corn prices increased in January 2021, the Company received margin calls on our corn futures positions on the Chicago Board of Trade. Because the Company did not have the cash to pay those margin calls, the Company exited those futures positions and became unprotected against future price increases. Second, the Company’s available working capital and net worth decreased significantly. Due to these decreases, the Company was out of compliance with certain loan covenants as of October 31, 2020 and January 31, 2021. These loan covenants require the Company to maintain a minimum level of working capital and local net worth. The Company obtained a waiver from its lender for these instances of noncompliance. However, as of January 31, 2021, Company forecast that it was probable that there would be future instances of noncompliance with debt covenants. Additional information regarding the Company’s financial standing, including the loan covenant violations are available in the sections of this proxy statement captioned “SPECIAL FACTORS — Purposes, Alternatives, Reasons, and Effects — Reasons for the Merger,” “THE MERGER — Background of the Merger,” and “ANNEX A — Selected Portions of Our Annual Report for the Fiscal Year Ended October 31, 2020 on Form 10-K,” which are incorporated herein by reference.

●	Effects of Potential Loan Covenant Violations: The Board also considered the potential effects of recent loan covenant violations. Specifically, due to recent net losses and other adverse conditions, the Company was out of compliance with certain loan covenants as of October 31, 2020 and January 31, 2021. These loan covenants require the Company to maintain a minimum level of working capital and local net worth. The loan covenant violations caused substantially all of the Company’s debt with the lender to be labeled as current as of January 31, 2021. The Company lacked sufficient cash on hand, additional borrowing capacity, and cash flows from operations, to repay the debt if it were to come due as a result of covenant noncompliance. If the Company’s lender had sought to enforce its security interests as a result of the loan covenant noncompliance, the Company could have faced the prospect of either ceasing operations or seeking Chapter 11 “reorganization” bankruptcy protection. The Company obtained a waiver from its lender for these instances of noncompliance. As of January 31, 2021, Company forecast that it was probable that there would be future instances of noncompliance with debt covenants. As of April 30, 2021, the Company was in compliance with its debt covenants. However, future violations of these loan covenants would allow the Company’s lender to accelerate certain loans and designate a substantial portion of the Company’s debt due and payable. If the Company’s loans became due and payable, there is a substantial risk the Company would lack the cash on hand, borrowing capacity, and cash flows to repay the debt, and if this were to occur, the Company could be forced to cease operations or seek bankruptcy protection. The Board believes Merger is fair to the Unaffiliated Security Holders will provide the Unaffiliated Security Holders with cash compensation for their units and will thereby eliminate the risk that the Unaffiliated Security Holders will lose their investment due to the adverse consequences of potential future loan covenant violations.

●	Recent Unit Transactions: While there is no market price for our Units, from time-to-time our Units are sold among willing sellers and buyers. Such transactions are subject to approval by our Board. During the past two years, the per-Unit price for our Units sold in such transactions range from $0.50 to $0.80. While the recent prices paid for the Company’s Units in transactions between willing sellers and willing buyers are greater than the per-Unit Merger Consideration, The Board believes the Merger is fair to Unaffiliated Security Holders because the value of the Company has decreased due to net losses and adverse operating conditions related to the COVID-19 pandemic and other factors since the most recent sales of Units between willing sellers and willing buyers. Further, while the Company considered recent unit transactions as a factor when determining the fairness of the Merger, the Company does not view recent unit transactions alone as conclusive as to the value of the Units. The Company further notes that recent unit transactions does not take into account the future prospects of the Company, market conditions, industry trends, business risks, or other considerations relevant to the fairness of the Merger.

●	Net Book Value: The Company considered the net book value of the Company’s Units in relation to the Merger Consideration when determining the fairness of the Merger. As of October 31, 2020, the net book value of the Company was $33,124,868.00 or approximately $0.425 per Unit. Net book value is defined generally as total assets minus total liabilities. While the per-Unit net book value of the Company as of October 31, 2020, is greater than the per-Unit Merger Consideration, the Board believes the Merger is fair to the Unaffiliated Security Holders because net book value does not take into account the future prospects of the Company, market conditions, industry trends, business risks, or other considerations that might be part of a transaction between a willing buyer and a willing seller. Further, while the Company considered the net book value of the Units as a factor when determining the fairness of the Merger, the Company does not view net book value alone as conclusive as to the value of the Units.

Procedural Factors Considered by the Company in Determining Fairness

The Board considered various factors when determining the procedural fairness of the Merger, including but not limited to the following:

●	Approval of Unaffiliated Security Holders: The Company believes the Merger is procedurally fair to the Unaffiliated Security Holders because the transaction is subject to approval by the Company’s Minority Ownership Interest. Because every Unaffiliated Security Holder is part of the Minority Ownership Interest, every Unaffiliated Security Holder who is member of the Company will have an opportunity to vote at the Special Meeting on the adoption of the Merger Agreement.

●	Unaffiliated Representative: The Company’s Board of Governors retained an unaffiliated attorney (the “Minority Interest Attorney”) in early February 2021 to represent and act solely on behalf of the Minority Ownership Interest, including the Unaffiliated Security Holders, for the purposes of negotiating the terms of the Merger. The Minority Interest Attorney is independent from GFE and the HLBE governors appointed by GFE. The Minority Interest Attorney represented the Minority Interest Governors in the negotiations of the Merger Agreement, the Plan of Merger, and the Voting Agreements. The Board believes the Merger is procedurally fair because the Unaffiliated Security Holders have been adequately represented by independent counsel.

●	Approval of Governors: The Board believes the Merger is procedurally fair because every governor of the Company, including the governors elected by the Minority Ownership Interest, had an opportunity to vote on the transaction. The Merger Agreement provides that the agreement must be approved by two-thirds of the Company’s Board of Governors and must be approved by all of the the Minority Interest Governors. On March 24, 2021, the Merger was approved unanimously by the Board of Governors of the Company, including the Minority Interest Governors.

●	Lack of Other Offers: The Board believes the Merger is procedurally fair because of the lack of other offers. Neither the Company nor GFE is not aware of any firm offers made by unaffiliated person to acquire the Company via merger, sale, transfer, or acquisition of a controlling portion of the Company’s units.

The foregoing is a summary of the information and factors considered and given weight by the Board in connection with its evaluation of the fairness of the merger to the Unaffiliated Security Holders which is not intended to be exhaustive, but is believed by the Board to include all material factors considered by it. The Board did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole. The Board believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Unaffiliated Security Holders.

Factors Not Applicable to the Board’s Fairness Determination

Although potentially relevant to a determination of fairness of the Merger, the factors listed below, for the reasons given, were determined by the Board to not be applicable to the Company and were not considered or were not given any weight by the Board.

●	Current Market Prices: The Company’s Units do not trade actively, and there is no established public trading market for the Units. Nor is there any market price for our units. Accordingly, the Board did not consider current market prices for the Company’s Units.

●	Historical Market Prices: While the Board considered the recent prices paid for units in transactions between willing sellers and willing buyers, the Company’s Units do not trade actively, and there is no established public trading market for the Units. Thus, there are no historical market prices for the Units.

●	Previous Purchases by Certain Related Parties: None of GFE, Merger Sub, and Project Viking have purchased Company Units in the past two years. The Company has not purchased any of its own Units in the past two years. Because there have been no such purchases of the Company’s units in the past two years, the Board did not consider the prices paid by the Company or its affiliates for the Company’s Units as a material factor when determining the fairness of the Merger.

●	Going Concern Value: In determining the fairness of the Merger, the Board considered a discounted cash flow analysis, which estimates the present value of the projected theoretical future cash flow for a company, discounted at a rate reflecting risks inherent in its business and capital structure. While not equivalent, a discounted cash flow value is an indicator of the Company’s going concern value. Given the other considerations discussed herein, the Board did not consider a going concern valuation other than the discounted cash flow analysis due to the significance of the subjective assumptions that would be involved in such an approach, as well as expenses associated with the additional analysis. Additionally, the Board believes the probability of the Company continuing as a going concern without the continued financial support of GFE is doubtful, notwithstanding marginal profits earned during the summer driving months of 2021.

●	Liquidation Value: The Board viewed the liquidation value of the Company to be an inappropriate measure for the purpose of evaluating the fairness of the Merger as there is no present intention of liquidating the Company. Further, the Board believes that a liquidation process would involve substantial legal fees, costs of sale and other expenses that would reduce any amounts that stockholders might receive upon liquidation. In addition, the Board believes that the value of the Company’s assets that might be realized in liquidation would be substantially less than its discounted cash flow value and the Merger Consideration. For these reasons, the Board did not consider the liquidation value as a material factor when determining the fairness of the Merger.

Position of GFE and Its Affiliates Regarding the Fairness of the Merger

Under the SEC rules governing “going private” transactions, GFE, Merger Sub, and Project Viking (collectively the “Affiliates”) are affiliates of the Company, are engaged in the “going private” transaction, and therefore, are required to express a belief as to the fairness of the Merger to the Unaffiliated Security Holders. GFE is an affiliate of the Company because GFE owns a majority of the Company’s Units. Both Merger Sub and Project Viking are wholly owned subsidiaries of GFE, and are affiliates of the Company due to their common ownership with the Company.

The Affiliates are making the statements included in this section solely for purposes of complying with the requirements of Rule 13E-3 and related rules and regulations under the Exchange Act. However, the view of the Affiliates as to the fairness of the Merger should not be construed as a recommendation to any Company unitholder on how to vote on the proposal to adopt the Merger Agreement. The Affiliates have interests in the Merger that are different from, and in addition to, those of the Unaffiliated Security Holders. These interests are described in the section of this proxy statement captioned “ADDITIONAL INFORMATION — Interests of Certain Persons in the Merger.”

The Affiliates attempted to negotiate a transaction that would be most favorable to them, and not to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Security Holders. Nonetheless, the Affiliates believe that the interests of the Unaffiliated Security Holders were adequately represented by independent counsel and by the Minority Interest Governors during the negotiations of the Merger Agreement.

The Affiliates received copies of the BAS Fairness Opinion and the BPI Valuation Report but did not perform or commission any other valuation or analysis for the purpose of assessing the fairness of the Merger to Unaffiliated Security Holders.

Based on, among other things, the conclusions of the BAS Fairness Opinion, the BPI Valuation Report, their knowledge and analysis of available information regarding the Company, the information discussed in the section of this proxy statement captioned “SPECIAL FACTORS — Purposes, Alternatives, Reasons, and Effects,” and the factors set forth in the section of this proxy statement captioned “SPECIAL FACTORS — Fairness of the Transaction — Position of the Company Regarding the Fairness of the Merger,” which are incorporated herein by reference, the Affiliates reasonably believe the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. Specifically, in making their fairness determination, the Affiliates considered the same factors considered by the Company, which are listed in the preceding section. The Affiliates did not assign specific weight to the factors considered in a formulaic fashion, and the factors considered are not subject to quantification. Moreover, in their consideration, individual Affiliates may have given differing weights to different factors. The list of factors considered is not meant to be exhaustive, but the Affiliates believe it includes the material factors considered by the Affiliates in reaching their determination.

Approval of the Security Holders

The Merger is structured so that the approval of a majority of the Company’s minority owners is required. Specifically, for the Merger to be completed, a majority of the Minority Ownership Interest must vote to approve the Merger.  However, the Merger does not necessarily require approval by a majority of the Company’s Unaffiliated Security Holders.

Unaffiliated Security Holders are unitholders who are not affiliated with the Company. All Unaffiliated Security Holders are part of the Minority Ownership Interest and will have an opportunity to vote on the Merger. Some of the Company’s governors own Units of the Company; such governors are part of the Minority Ownership Interest but are considered affiliated security holders due to their status as governors. If all the governors, as affiliated security holders, vote their Units in favor of the Merger, it is possible the Merger will be approved by a majority of the Minority Ownership Interest but less than a majority of the Unaffiliated Security Holders. In any case, the Merger must be approved by a majority of the Minority Ownership Interest.

Unaffiliated Representative

The Company’s Board of Governors retained the Minority Interest Attorney in early February 2021 to represent and act solely on behalf of the Minority Ownership Interest for the purposes of negotiating the terms of the Merger. The Minority Interest Attorney is independent from GFE and the HLBE governors appointed by GFE, and did not represent GFE or the HLBE governors appointed by GFE. The Minority Interest Attorney represented the Minority Interest Governors in the negotiations of the Merger Agreement, the Plan of Merger, and the Voting Agreements.

Approval of Governors

The Merger Agreement provides that the agreement must be approved by two-thirds of the Company’s Board of Governors, all of the Minority Interest Governors, who are elected by and represent the company’s minority owners. On March 24, 2021, the Merger was approved unanimously by the Board of Governors of the Company, including the Minority Interest Governors, and the Board of Governors of GFE.

No Other Offers

Neither the Company nor GFE is not aware of any firm offers made by unaffiliated person to acquire the Company via merger, sale, transfer, or acquisition of a controlling portion of the Company’s units.

Fairness Opinion Provided by BAS

The Company retained BAS to act as a financial advisor to the Board in connection with the Merger and to evaluate whether the Merger Consideration to be paid to the Minority Ownership Interest pursuant to the Merger Agreement was fair to the Unaffiliated Security Holders from a financial standpoint. BAS produced a report dated May 20, 2021, and addressed to the Company’s Board of Governors,  regarding the financial fairness of the Merger (the “Fairness Opinion”).

Qualifications of BAS

BAS is a financial advisory firm based in Englewood, Colorado, with extensive experience in the ethanol sector. Scott McDermott serves CEO of BAS. Mr. McDermott has approximately 30 years of experience in financial advisory services, including strategic planning and alignment, mergers and acquisitions, business feasibility studies and planning, market assessments, business valuation and performance improvement in the bio-energy, food, and agribusiness industries. Mr. McDermott previously served as chief operating officer of Ascendant Partners and was one of the founding principles of Business Advisory Services at CoBank ACB. He received a B.A. in Economics from the University of Northern Colorado and an M.A. in Economics from the University of Colorado. Mr. McDermott is licensed with FINRA as a registered investment banking representative.

Mr. McDermott has worked with ethanol companies over his entire career starting with expansion feasibility of Golden Triangle Energy in the late 1990s. He has participated in 37 strategic planning, capital planning and business planning engagements with ethanol companies. He has also participated in 12 ethanol company mergers, acquisitions, and recapitalizations involving more than $400 million in value. When considering the qualifications of the BAS, the Company took into account Mr. McDermott’s personal qualifications.

Selection Method of BAS

The Company selected BAS to act as its financial advisor based on BAS’ qualifications, expertise, reputation, and knowledge of the industry in which the Company operates, as well as BAS’ prior experience with mergers and acquisitions. The Company also considered its prior working relationship with BAS.

Prior Relationship with BAS

BAS has provided financial advisory services to both the Company and GFE during the past two years. BAS does not beneficially own any interest in either the Company or GFE. BAS was paid $22,000.00 to produce the Fairness Opinion; the fee was split between the Company and GFE, with each entity paying $11,000.00 to BAS. The fee paid to BAS for providing the Fairness Opinion was not contingent on consummation of the Merger. In the two years ended July 31, 2021, the Company has paid BAS and its affiliates, including BPI, a total of $17,357.58 in fees for financial consulting services. In the two years ended July 31, 2021, GFE has paid BAS and its affiliates, including BPI, a total of $53,187.15 in fees for financial consulting services.

Determination of Merger Consideration

BAS was retained solely to provide an opinion regarding the fairness, from a financial standpoint, of the Merger to the Company. BAS did not determine or recommend the amount of Merger Consideration to be paid to the Minority Ownership Interest. BAS was retained to produce the Fairness Opinion after the amount of Merger Consideration had already been negotiated and determined, and thus the scope of BAS’ work was limited to a report regarding the fairness of the Merger.

Availability of Fairness Opinion

A copy of the Fairness Opinion is available for inspection and copying at the principal office of the Company, 91246 390th Ave. Heron Lake, Minnesota 56137, by any member of the Company or any representative of a member of the Company who has been designated in writing by such member.

Summary of the Fairness Opinion

BAS concluded that, based on and subject to the assumptions made, matters considered, and limitations on its review, the Merger Consideration to be paid upon consummation of the Merger is fair, from a financial point of view, to the Company. To reach this conclusions, BAS conducted a comparable public company analysis, a comparable transaction analysis, and a discounted cash flow analysis, which are discussed in the following paragraphs.

Procedures followed

In arriving at its conclusion, BAS followed various procedures, including taking into account general economic, market, and other conditions, as well as BAS’ experience in connection with similar transactions. In performing its due diligence, BAS reviewed the Merger Agreement, the Plan of Merger, the minutes of action of GFE and HLBE, the unaudited monthly financial statements of HLBE, the annual audited financial statements of HLBE, an HLBE valuation report dated January 2021. Additionally, BAS reviewed outside factors, including recent ethanol industry reports, publicly available financial data of comparable companies, and publicly available financial terms of comparable transactions. Further, the procedures BAS used in developing its opinion included meeting with management to discuss the business, operations, historical and projected financial results and prospects of the Company and performing discounted cash flow analysis of the Company.

In arriving at its opinion, BAS relied upon and assumed the accuracy and completeness of all of the financial and other information, including the projections, that it used, without assuming any responsibility for any independent verification of any such information. Further, BAS relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would make any such information incomplete or misleading. With respect to the financial information and projections used, BAS assumed that such information had been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. BAS did not make or obtain any evaluations or appraisals of the Company’s assets and liabilities (contingent or otherwise).

Bases and Methods for Reaching Conclusion

BAS’ conclusion is premised on the assumption that value received by the Minority Ownership Interest pursuant to the Merger Agreement is approximately $18.6 million to $22.6 million, which reflects the purchase price of $14 million, less the Minority Ownership Interest’s pro rata share of March 31, 2021, working capital of $2.94 million from HLBE and $1.2 million from Agrinatural, plus the Minority Ownership Interest’s share of the company’s outstanding debt of $9.2 million, which GFE will assume pursuant to the Merger Agreement. The range in the value received is due to alternate available accounting treatments of certain leases. HLBE has $8.7 million in other long-term liabilities, which consist of rail car leases that are shown on the Company’s balance sheet as capital leases. The low end of the estimated value received by the Minority Ownership Interest ($18.6 million) does not include other long-term liabilities and the high end of the estimated value ($22.6 million) does include the Minority Ownership Interest’s share of the other long-term liabilities.

In reaching its conclusion regarding the fairness of the Merger, BAS performed analysis using three different methodologies: a comparable public company analysis, a comparable transaction analysis, and a discounted cash flow analysis. In preparing these analyses, BAS also considered HLBE’s historical and potential future financial performance and the macroeconomic environment.

Comparable Public Company Analysis

In performing a comparable public company analysis, BAS identified similar public companies in the ethanol industry, evaluated operating performance and profitability for such companies, and compared them to HLBE. BAS’ analysis focused on public companies in the ethanol industry, specifically: Green Plains, Inc.; Alto Ingredients, Inc.; and REX American Resources Corporation. None of the comparable companies has characteristics identical to the Company. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors.

BAS analyzed certain multiples for the selected comparable groups and the implied multiple for the Company. In the table below, “TTM” refers to a period consisting of the “trailing twelve months,” which for the Company’s financial statements means the 12-months ended October 31, 2020. For the comparable companies we included similar TTM period for which data was publicly available which may be different than for the Company. “Enterprise Value” means the value of the company on a cash-free, debt-free basis. “EBITDA” means earnings before interest, taxes, and depreciation and amortization. The table below compares the Company’s Enterprise Value (a) as a multiple of trailing twelve months production in gallons, and (b) as a multiple of trailing twelve months EBITDA, with each of the comparable public companies. The implied enterprise value for the Minority Ownership Interest is $28.7 million and TTM gallons are 32.2 million gallons. According to BAS, the Company’s lower EV / TTM Gallons is driven by the financial distress of the HLBE’s business and the lack of Company control of the minority shares. Further, according to BAS, the Company’s negative EV / TTM EBITDA is driven by the Company’s negative earnings during the twelve-month period.

HLBE and Public Company Valuation Multiples
	Enterprise Value / TTM Gallons	Enterprise Value / TTM EBITDA	TTM EBITDA (Mil$)
Green Plains, Inc.	2.26	-165.05	-10
Alto Ingredients, Inc	0.92	12.32	40.1
REX American Resources, Inc.	1.68	17.40	23.8

Low	0.92	-165.05	-10
Mean	1.62	-45.11	18
High	2.26	17.40	40.1

HLBE*	0.89	-7.93	-3.6

*Adjusted for HLBE minority ownership interest of 38,456,283 shares = 49.35% of ownership

Comparable Transaction Analysis

In performing a comparable transaction analysis, BAS evaluated 11 recent transactions involving the acquisition of substantial interests in ethanol companies. In performing the comparable transaction analysis, BAS conducted a search for similar merger, acquisition and asset purchase transactions, identified transactions with disclosed transaction values, calculated certain multiples and compared them to multiples implied by the Merger. BAS focused on transactions with target companies that BAS deemed similar to the Company and that fit within the following parameters:

●	transactions where the target company was an ethanol production facility;
●	public and private target companies in which transactions occurred for material minority interest or controlling interest of the company was acquired; and
●	transactions announced or completed between October 1, 2018 and April 31, 2021.

According to BAS, the most common valuation metric in the ethanol industry is the transaction value of property, plant, and equipment (“PPE”) as a multiple of trailing twelve-month ethanol production (“TTM”). In the 11 other evaluated transactions, the average PPE as a multiple of TTM was $0.46. In comparison, the HLBE Minority Ownership Interest would receive approximately $0.56 to $0.68 for HLBE’s PPE, as a multiple of TTM. This means, the Minority Ownership Interest would receive greater value for the property, plant, and equipment of HLBE on a per-gallon produced basis, than the average recent comparable transaction.

Discounted Cash Flow Analysis

A discounted cash flow (“DCF”) analysis estimates the present value of the projected theoretical future cash flow for a company, discounted at a rate reflecting risks inherent in its business and capital structure. A DCF analysis is based on certain assumptions, many of which are beyond the HLBE’s control. Changing market environment, regulatory initiatives, commodity prices and other factors will likely impact HLBE’s financial performance in ways not anticipated by the DCF analysis.

In performing a DCF analysis, BAS reviewed Company projections of future financial performance as prepared by Company management, reviewed free cash flows over the projection period, calculated terminal value, and calculated present value of projected cash flows and terminal value at market discount rates. In addition, BAS considered the size and nature of the Company’s business, position in the industry, and recent trends in merger and acquisitions. Key assumptions for the DCF analysis include the following:

●	The FY-2021 EBITDA of negative $7.6MM after adding back the $1.83MM boiler write-off. HLBE lost an additional $2.4MM in Nov-2020 and Dec-2020. Therefore, we used the 5 year average EBITDA per gallon of $0.058 to estimate EBITDA for years 2021-2026 because we believe the HLBE plant has economic value even though the company has sustained losses in the last 2 years.
●	Annual Production of 68MMGY was used to give HLBE credit for the recent investments.
●	Capital Expenditure forecast from Company management: $0.55 million per year
●	Working Capital based on historical average
●	Tax Rate of 30%, due to the fact the Company is taxed as a partnership
●	Tax Depreciation forecast from management
●	Discount rate of 8.47% was used based on the Weighted Average Cost of Capital and HLBE’s current capital structure and 15% Return on Equity
●	Terminal Value Multiple of 5 was used based on an operating plant sale range of 3.0x to 6.0x on 2026 EBITDA.

In the discounted cash flow analysis, BAS estimated a theoretical value for the Company based on a six-year forecast of future performance with a terminal value projected based a multiple of the sixth year’s EBITDA. Based on the DCF analysis, BAS concluded HLBE had an enterprise value of $11.8 million to $23.7 million. Comparatively, BAS concluded that the value to be received by the Minority Ownership Interest upon completion of the Merger was $18.6 million to $22.6 million.

Instructions Provided and Limitations Imposed by the Company

HLBE instructed BAS to provide an opinion regarding the financial fairness of the Merger, particularly the Merger Consideration to be received by the Unaffiliated Security Holders. HLBE limited BAS’ scope of work to the financial aspects of the Merger and the Merger Consideration and did not authorize BAS to evaluate factors beyond the financial fairness of the transaction.

Valuation Report Provided by BPI

The Company retained BPI, a subsidiary of BAS, to act as a financial advisor to the HLBE Board and to assist in the valuation of the Company. BPI delivered a valuation report to both the Company’s and GFE’s Board of Governors on January 28, 2021 regarding its valuation of the Company, as well as the rationale supporting its conclusions (the “Valuation Report”).

Qualifications of BPI

BPI is a limited liability company formed in 2019 and a wholly owned subsidiary of BAS. A financial advisory firm based in Englewood, Colorado, BPI specializes in working with mid-size agribusiness, food and renewable energy companies. BPI offers financial advisory and consulting services related to mergers and acquisitions, capital formation, management issues, and business performance improvement.

Scott McDermott serves as the CEO of BPI and produced the Valuation Report. Mr. McDermott has approximately 30 years of experience in financial advisory services, including strategic planning and alignment, mergers and acquisitions, business feasibility studies and planning, market assessments, business valuation and performance improvement in the bio-energy, food, and agribusiness industries. Mr. McDermott previously served as chief operating officer of Ascendant Partners and was one of the founding principles of Business Advisory Services at CoBank ACB. He received a B.A. in Economics from the University of Northern Colorado and an M.A. in Economics from the University of Colorado. Mr. McDermott is licensed with FINRA as a registered investment banking representative.

Mr. McDermott has worked with ethanol companies over his entire career starting with expansion feasibility of Golden Triangle Energy in the late 1990s. He has participated in 37 strategic planning, capital planning and business planning engagements with ethanol companies. He has also participated in 12 ethanol company mergers, acquisitions, and recapitalizations involving more than $400 million in value.

Selection Method of BPI

The Company selected BPI to act as its financial advisor and provide a valuation based on the Company’s prior working relationship with BPI as well as BPI’s qualifications, expertise, reputation, and knowledge of the industry in which the Company operates, as well as BPI’s prior experience with mergers and acquisitions.

Prior Relationship with BPI

BPI has provided financial advisory services to both the Company and GFE during the past two years. BPI is a subsidiary of BAS. Neither BPI nor BAS owns any interest in the Company or GFE. BPI does not beneficially own any interest in either the Company or GFE. The fee paid to BPI for providing the Valuation Report was not contingent on consummation of the Merger. In the two years ended July 31, 2021, the Company has paid BPI and BAS a combined total of $17,357.58 in fees for financial consulting services. In the two years ended July 31, 2021, GFE has paid BPI and BAS a combined total of $53,187.15 in fees for financial consulting services. The fees paid to BPI for providing financial advisory services to the Company and GFE were not contingent upon consummation of the Merger.

Determination of Merger Consideration

The Company and GFE, each represented by independent counsel, negotiated and determined the amount of Merger Consideration to be paid. While the Valuation Report was one factor the Company considered when determining the Merger Consideration, BPI did not determine or recommend a specific amount of Merger Consideration to be paid upon execution of the Merger.

Availability of Valuation Report

A copy of the Valuation Report is available for inspection and copying at the principal office of the Company, 91246 390th Ave. Heron Lake, Minnesota 56137, by any member of the Company or any representative of a member of the Company who has been designated in writing by such member.

Summary of BPI Valuation Report

BPI determined the value of the Company through the utilization of both a DCF and comparable transaction analysis. According to BPI, the most common valuation metric in the ethanol industry is the transaction value of PPE as a multiple of trailing twelve-month ethanol production. As such, the valuation provided by BPI is in the form of PPE per gallon.

The Valuation Report included an overview of the ethanol industry and an analysis of the Company’s valuation. Regarding the ethanol industry, the valuation report discussed the history of the industry current economic drivers in the industry opportunities and threats including world economic and energy growth, carbon and pollution reduction policies, U.S. fuel efficiency policies, electric vehicle adoptions, energy supply and prices, and U.S. ethanol regulatory police; U.S. ethanol production, exports and gasoline projection; the outlook for ethanol margins; ethanol industry consolidation; and strategic options available to ethanol companies seeking to reposition their businesses.

Regarding the value of the Company, the Valuation Report analyzed the background of the Company; the Company’s plant; the markets for the Company’s ethanol; the market access for corn and other supplies; the Company’s EBITDA relative to its competitors; the Company’s liquidity challenges; and an overview of the two methods used to determine the valuation of the Company’s operations.

Procedures Followed

In arriving at its conclusion, BPI followed various procedures, including the consideration of general economic, market, and other conditions, as well as BPI’s experience in connection with similar transactions. In performing its due diligence, BPI reviewed key business documentation, such as the unaudited monthly financial statements of the Company, the annual audited financial statements of the Company, and benchmark comparisons based on the Company’s EBITDA, to assess possible factors that might detract or enhance the valuation of the Company. Additionally, BPI assessed external factors, including the international marketplace and macroeconomy as it relates to energy consumption, domestic and international policy pertaining to carbon and pollution reduction, and material trends in the ethanol industry. Further, the procedures BPI used in developing its report included meeting with management of the Company to discuss the business, operations, historical and projected financial results and prospects of the Company.

Bases and Methods for Reaching Conclusion

In reaching its conclusion regarding the valuation of the Company, BPI performed its analysis using two different methodologies: a DCF analysis and a comparable transaction analysis. In preparing these analyses, BPI also considered the Company’s historical and potential future financial performance and the surrounding macroeconomic environment in which the Company operates.

A DCF analysis estimates the present value of the projected theoretical future cash flow for a company, discounted at a rate reflecting risks inherent in its business and capital structure. In performing its DCF analysis, BPI relied on the following assumptions: (1) the Company’s current fiscal year budget was used for the first year of projections, and was thereafter replaced with the five-year average EBITDA; (2) total annual denatured ethanol production of 68 million gallons was used for the current and future fiscal years; (3) the Company had annual maintenance capital expenditures of $550,000; (4) total debt of $25.7 million was projected based on expected principal payments; (5) discount rate was calculated as the weighted average cost of capital based on the Company’s borrowing rate, a 15% cost of equity, and the current actual capital structure of the Company; (6) tax rate of 30% was used and working capital was based on historical days in inventory, payable, and receivable; (7) depreciation was derived on a stepped up basis assuming a prospective buyer purchased the assets and gained the tax benefits of greater depreciation; and (8) terminal value multiple of 5x EBITDA was used.

In the DCF analysis, BPI estimated a theoretical value for the Company based on a six-year forecast of future performance, using the Company’s current fiscal year budget for the first year of projections, and thereafter the five-year average EBITDA. BPI concluded that the estimated PPE valuation range for the Company was $0.10 to $0.30 per gallon. More specifically, BPI averaged this calculated range and concluded that, based on its DCF analysis, the estimated PPE value for the Company was $0.19 per gallon. Unaccounted for the 68MMGY metric, this would equate to a PPE valuation of $12.92 million. A DCF analysis is based on certain assumptions, many of which are beyond the Company’s control. Changing market environment, regulatory initiatives, commodity prices and other factors will likely impact the Company’s financial performance in ways not anticipated by the DCF analysis.

In performing a comparable transaction analysis, BPI evaluated eight recent transactions involving the acquisition of substantial interests in ethanol companies. According to BPI, while each transaction is unique and influenced by specific situations, comparable transactions serve to ground the valuation in a market-based approach. In performing its comparable transaction analysis, BPI relied on the following assumptions: (1) the Company’s 68 million gallon per year facility is an average size and does not carry any premium or discount; (2) prospective purchasers would prefer the robust infrastructure that the Company has; (3) an ICM Designated facility is superior to a Delta-T plant because of lower maintenance costs and better energy efficiency; (4) average historical yields and conversions are neutral; and (5) EBITDA struggles would be the most important factor to prospective buyers in a tough market environment. Additionally, BPI acknowledged that ethanol company valuations as a whole had declined materially in the past year due to external forces, such as an evolving political climate and the effects of the COVID-19 pandemic. Based on a comparable transaction analysis, BPI estimated a PPE valuation of $0.46 per gallon for the Company. Unaccounted for the 68MMGY metric, this would equate to a PPE valuation of $31.28 million.

BPI then averaged both the DCF analysis PPE value of $0.19 per gallon and the comparable transaction analysis PPE value of $0.46 per gallon to reach its financial conclusion of a PPE valuation of $0.32 per gallon for the Company. Unaccounted for the 68 million gallons per year metric, this would equate to a PPE valuation of $21.9 million. As highlighted above, and in connection with its conclusion, BPI noted that HLBE’s valuation is impacted by the recent history of low margins impacting the entire industry.

Instructions Provided and Limitations Imposed by the Company

HLBE instructed BPI to provide a report analyzing the value of the Company. HLBE limited BPI’s scope of work to determining the valuation of the Company and did not authorize BPI to evaluate factors beyond those pertinent to assessing the Company’s value.

Findings and Recommendations of BPI

BPI concluded that, based on and subject to the assumptions made, matters considered, and limitations on its review, the PPE range for HLBE, based on the average of the values derived from the DCF and comparable transaction analysis, was approximately $0.32 per gallon. Unaccounted for the Company’s ethanol capacity in gallons of 68 million gallons per year, BPI concluded that HLBE had a PPE value of $21.9 million.

Board of Governors Recommendation

After considering various factors described in this proxy statement, the Company’s Board of Governors on March 24, 2021, met and unanimously (1) determined that it is advisable and in the best interests of the Company to approve the sale of all of the issued and outstanding units of the Company to GFE by merger, subject to the terms of the Merger Agreement; (2) approved and authorized the Merger Agreement, including the Plan of Merger, Voting Agreement and all exhibits and schedules attached thereto, subject to approval by the Minority Ownership Interest; (3) directed that the Merger Agreement be submitted to the members of the Company for a vote at a Special Meeting of the members; (4) set March 24, 2021, as the record date to determine members entitled to vote at the special meeting; (5) authorized certain governors to take all actions necessary, desirable, advisable, or appropriate to effectuate the Merger; and (6)  recommended that members of the Company vote to authorize and approve the Merger Agreement and Merger.

In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our governors and executive officers have interests in the merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the transaction contemplated thereby, and in recommending that the Merger Agreement be adopted by the members of the Company.  For additional details regarding the interests of our governors and executive officers, see the section of this proxy statement entitled “ADDITIONAL INFORMATION — Interests of Certain Persons in the Merger”.

The HLBE Board of Governors unanimously recommends that you (1) vote “FOR” the proposal to adopt the Merger Agreement; and (2) vote “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

The Company reasonably believes that members of the Board who own Units intend to vote their Units FOR the adoption of the Merger Agreement for the reasons stated in the sections of this proxy statement captioned “SPECIAL FACTORS — Purposes, Alternatives, Reasons, and Effects — Reasons for the Merger,” which is incorporated herein by reference. The information set forth in the sections captioned “ADDITIONAL INFORMATION — Interests of Certain Persons in the Merger,” and “THE MERGER AGREEMENT AND VOTING AGREEMENTS — The Voting Agreements” is incorporated herein by reference.

Financing the Merger

Source of Funds, Conditions, and Alternatives

GFE intends to receive a single advance senior secured term loan (“Term Loan”) from AgCountry Farm Credit Services (“AgCountry”) of $25,000,000. CoBank, ACB (“CoBank”) intends to act as AgCountry’s administrative agent in all matters. This loan is intended to be used by GFE to partially fund the acquisition of HLBE. The remainder of the loan is intended to be used by GFE to refinance its indebtedness. The loan must be accepted no later than August 31, 2021 unless extended at the discretion of AgCountry and must be repaid by the Loan Maturity Date of August 1, 2026. The loan is only available upon satisfaction of the Conditions Precedent and Conditions to Funding. The loan amount must be disbursed through a title insurance company that is acceptable to CoBank and may be subject to a disbursement agreement at CoBank’s discretion. GFE must also pay CoBank a one-time upfront fee of $37,500 due at closing.

The Term Loan is intended to be paid in 18 equal quarterly payments of $1,125,000 payable on the 20th day of each March, June, September, and December. The first payment is intended to be due in December 2021, with the last payment intended to be due on March 20, 2026. Any remaining balance is intended to be due on the Loan Maturity Date. GFE intends to choose between two interest pricing options prior to the closing date. The first being a 30-day LIBOR floating rate plus 350 basis points, calculated based on the actual days in a year consisting of 360 days and payable on the last business day of each month. The second being a fixed annual rate decided by CoBank for a period decided by CoBank, but not less than one year.

GFE intends to increase its existing senior secured revolving term loan (“Term Revolver”) of $11,000,000 to $20,000,000. This is intended to be used to partially finance the acquisition of HLBE. The remaining balance of this loan is intended to be used to refinance GFE’s indebtedness, and to provide working capital to GFE, The Term Revolver is intended to be available beginning on the date that the acquisition is closed and is available until the maturity date of August 1, 2026. Availability is subject to the title insurance company extending coverage that is acceptable to CoBank. If no default or Event of Default exists, and GFE complies with all acceptable terms and conditions, this option is intended to remain available. GFE intends to pay CoBank a one-time upfront fee of $30,000 due at closing.

GFE intends to pay a commitment fee of 50 basis points annually on the available unused funds of the Term Revolver to be calculated based on the actual days in a year consisting of 360 days and payable on the last business day of each month in arrears. GFE intends choose between the same two interest pricing options that were described above for the Term Loan, to be used for the Term Revolver.

In terms of collateral for the Term Loan and the Term Revolver, CoBank intends to obtain a perfected first-priority lien on all real and personal property of GFE, including property that is currently owned or may be acquired in the future. GFE must have title insurance equal to the value of the real property collateral at their own cost and the title insurance must be acceptable to CoBank. The portion of the Credit Facilities that are held by CoBank are intended to be secured by a first-priority lien on all equity that GFE may now own or may acquire in CoBank in the future.

Currently, GFE has no alternative financing arrangements or alternative financing plans for the acquisition of HLBE.

Merger Fees and Expenses

Various fees and expenses have been incurred related to the Merger, including legal, accounting, printing, and filing expenses, and fees related to the production of the Fairness Opinion. Pursuant to the Merger Agreement, each party to the agreement will pay their own transaction expenses related to the Merger. The Company has agreed to pay for/reimburse the legal fees related to the representation of the Minority Interest Governors. We estimate that the total fees and expenses incurred by the Company and GFE are $205,000. This amount consists of the following estimated fees:

Merger Fees and Expenses to Be Paid by Heron Lake BioEnergy, LLC
Description	Amount
Legal fees and expenses	$$25,000
Printing and mailing	$15,000
Fairness opinion	$5,000
Accounting	$5,000
Total	$50,000

Merger Fees and Expenses to Be Paid by Granite Falls Energy, LLC
Description	Amount
Legal fees and expenses	$125,000
Printing and mailing	$15,000
Fairness opinion	$10,000
Accounting	$5,000
Total	$155,000

SECTION III - THE SPECIAL MEETING

Date, time, and Place

The Special Meeting of the members of the Company, will be held on Thursday, September 9, 2021, at 1:00 p.m. Central Time at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137. Registration will begin at 12:00 p.m. and the Special Meeting will commence at 1:00 p.m.

Record Date; Shares Entitled to Vote

The Record Date for the Special Meeting is March 24, 2021. This means you are entitled to vote at the Special Meeting if you owned a unit of HLBE at the close of business on March 24, 2021. You will have one vote at the Special Meeting for each unit of HLBE you owned at the close of business on the Record Date. If you obtained your units in the Company after the Record Date, you will not have the right to vote those units at the Special Meeting. If you sell or transfer your units in the Company after the Record Date but before the Special Meeting, you will transfer the right to receive Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your units in the Company, but you will retain your right to vote those units at the Special Meeting.

As of the Record Date, there were approximately 77,932,107 units of HLBE issued and outstanding. Of these, 38,456,283 were owned by the Minority Ownership Interest as of the Record Date. Of the Minority Ownership Interest, 35,988 units are owned by non-members who are not entitled to vote. Thus, the number of Minority Ownership Interest units entitled to vote at the Special Meeting is 38,420,295.

Pursuant to the Merger Agreement, the Merger must be approved by a majority in interest of the Minority Ownership Interest. This means, for the Merger to be carried out, a majority of the total Minority Ownership Interest, counting both membership and non-membership units must vote to approve and adopt the Merger Agreement. Thus, the minimum number of votes required to approve and adopt the Merger Agreement is 19,228,142.

Purpose

At the Special Meeting, we will ask members to consider and vote on the following proposals:

(1)

a proposal (the “Merger Proposal”) to adopt the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company, with the Company emerging from the Merger as a wholly owned subsidiary of GFE, and unitholders of the Company will obtain the right to receive Merger Compensation in exchange for their units.

(2)

a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Quorum

As of the Record Date, there were approximately 77,932,107 units of HLBE issued and outstanding, including the units owned by GFE. A majority of the units — 38,966,054 units — represented in person or by proxy, will constitute a quorum.

Required Vote

If a quorum is present, the affirmative vote of a majority of the Minority Ownership Interest is required to adopt the Merger Agreement and the transactions contemplated thereby. The Minority Ownership Interest comprises all of the issued and outstanding units of the Company not owned by GFE. As of the Record Date, the Minority Ownership Interest totaled 38,456,283 units. This means, 19,228,142 units held by the Minority Ownership Interest must be voted FOR the Merger Proposal in order for the Merger Agreement to be adopted and for the Merger to be completed. A failure to vote your units and an abstention from voting will have the same effect as a vote against the proposal to adopt the Merger Agreement and the transactions contemplated thereby.

Approval of the proposal to adjourn the Special Meeting, requires the affirmative vote of a majority of the units present in person or by proxy. Abstentions will have the same effect as a vote against these proposals but failure to vote your shares will have no effect on the outcome of these proposals.

Voting and Proxies

Membership units can be voted only if the holder of record is present at the Special Meeting either in person or by proxy. We recommend members vote prior to the meeting by submitting you proxy card. You may vote using either of the following methods:

●	Proxy Card. The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the Special Meeting. The membership units represented by each properly executed proxy card will be voted at the Special Meeting in accordance with the member’s directions. The Company urges you to specify your choices by marking the appropriate boxes on your enclosed proxy card.

After you have marked your choices, please sign and date the enclosed proxy card and return it as follows:

o	By mail to Christianson PLLP, Attention: Christina Boike, at 302 SW 5th Street, Willmar, MN 56201.

o	By fax to Christianson PLLP, Attention: Christina Boike, at (320) 235-5962.

If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR approving the Merger Agreement.

●	In person at the Special Meeting. All members may vote in person at the Special Meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. If the Merger Agreement is adopted, West Bank, the Exchange Agent appointed by the Company to complete closing of the Merger, will deliver to you a letter with instructions for surrendering your certificates of Company units in exchange for Merger Consideration.

Solicitation of Proxies

This solicitation is being made by mail. However, the Company may also use its officers, governors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. These individuals will not receive any additional compensation for soliciting proxies for the special meeting, but may be reimbursed by the Company for any reasonable expenses incurred by them in connection with soliciting proxies. Distribution of this proxy statement and the proxy card is scheduled to begin on or about August 5, 2021.

The entire cost of this proxy solicitation will be borne by the Company.  The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

Revocation of Proxies

Any proxy given by a Company member of record may be revoked at any time before it is voted at the Special Meeting.

You may revoke your proxy by:

●	Voting in person at the Special Meeting; or

●	Giving written notice of revocation that is received by Christianson PLLP by 5:00 p.m. on Wednesday, September 8, 2021.

●	Giving written notice of the revocation to Paul Enstad or Rodney Wilkison, the Company’s chairman and vice chairman, respectively, or their designee(s), at the commencement of the Special Meeting

Simply attending the Special Meeting will not revoke your proxy; you must revoke your proxy in one of the ways described above. If you would like to change your vote, you may do so by revoking your proxy and then voting in person or by proxy.

No Dissenters’ Rights or Appraisal Rights

No members will be entitled to dissenters’ rights, which are also referred to as appraisal rights, in the event the Merger is completed. Dissenters rights may also be referred to as appraisal rights. When available, dissenters’ rights allow a member of a limited liability company to dissent from and obtain payment for the fair value of the member’s membership interest in the event of certain company actions.  Section 6.7 of the HLBE Member Control Agreement, effective September 31, 2004, which each unitholder of the Company agreed to upon acceptance of their units, expressly waives dissenters’ rights, except for those transactions or events for which waiver of dissenters’ rights is expressly prohibited by the Minnesota Limited Liability Company Act (the “LLC Act”). The LLC Act does not prohibit waiver of dissenters’ rights in the event of a merger. Because the HLBE Member Control Agreement waives such dissenters’ rights and the LLC Act does not prohibit such waiver, no member is entitled dissenters’ rights regarding the Merger.

Board of Governors Recommendation

The Company’s Board of Governors recommends members vote FOR the adoption of the Merger Agreement. Additional information regarding this recommendation is available in the section of this proxy statement captioned “SPECIAL FACTORS — Recommendation of the Board of Governors.”

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed from time to time to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement. Your units will be voted on any adjournment proposal submitted to stockholders in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

If a quorum is not present at the Special Meeting, or if a quorum is present at the Special meeting but there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, then the Company may seek to adjourn the Special Meeting from time to time. If a quorum is present at the Special Meeting, the Special Meeting may be adjourned if there is an affirmative vote of units representing a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting entitled to vote on such matter. In addition, even if a quorum is not present at the Special Meeting, either the chairman of the Board or the affirmative vote of units representing a majority of the voting power of the units present in person or represented by proxy at the Special Meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

Anticipated Date of Completion of the Merger

The exact closing date of the Merger is not yet known. Pursuant to the Merger Agreement, the Company and GFE intend but are not required to complete the Merger within five (5) business days of the of the members of the Company voting to adopt the Merger Agreement, subject to the receipt of regulatory approval. The exact closing date has not been set and may change depending on the ability to obtain regulatory approval and other factors.

SECTION IV — PROPOSALS TO BE VOTED UPON

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTION CONTEMPLATED THEREBY

We are asking you to approve the Merger Agreement and the transactions contemplated thereby.

Pursuant to the Merger Agreement, HLBE would become a wholly owned subsidiary of GFE, and HLBE unitholders would obtain the right to receive cash compensation of $0.36405 per unit in exchange for their units in HLBE. If the Merger Agreement is adopted and the Merger is completed, you would no longer own units in HLBE or have any other ownership interest in the Company.

You should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger.

The board believes the Merger Agreement and the transactions contemplated thereby are in the best interest of the Company.  THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting.

If members approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from members who have previously returned properly executed proxies voting against adoption of the Merger Agreement and the transactions contemplated thereby. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement and the transactions contemplated thereby such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and the transactions contemplated thereby and seek to convince the holders of those units to change their votes to votes in favor of adoption of the Merger Agreement and the transactions contemplated thereby. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The board believes the proposal for the adjournment of the Special Meeting, if necessary, is in the best interest of the Company.  THE BOARD RECOMMENDS A VOTE FOR THE ADJOURNMENT PROPOSAL.

SECTION V - QUESTIONS AND ANSWERS ABOUT THE

SPECIAL MEETING AND VOTING

Q.	What is a proxy?

A.

It is your legal designation of another person to vote the units you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the Special Meeting. These officers are Paul Enstad and Rodney Wilkison.

Q.	What is a proxy statement?

A.

It is a document that SEC regulations require us to give you when we ask you to vote by mail or by fax by signing and returning a proxy card designating Paul Enstad and Rodney Wilkison as proxies to vote on your behalf.

Q.	Why did I receive this proxy statement?

A.	The board of governors is soliciting your proxy to vote at the Special Meeting because you were a member of the Company at the close of business on the record date.

In order to be considered a member, you must hold a minimum of 2,500 units. If you own fewer than 2,500 units, you are considered to be a non-member unit holder and have no rights except financial rights with respect to the units you own. We currently have 67 non-member unit holders that own an aggregate of 35,988 Class A units.

Q.	When and where is the Special Meeting?

A.

The Special Meeting will be held on Thursday, September 9, 2021, at 1:00 p.m. Central Time the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137. Registration will begin at 12:00 p.m. and the Special Meeting will commence at 1:00 p.m.

Q.	Who can attend the Special Meeting?

A.	All members as of the close of business on the record date may attend the Special Meeting.

Q.	What is the record date for the Special Meeting and what does it mean?

A.

The record date for the Special Meeting is March 24, 2021.  The record date is established by the board of governors as required by the Company’s member control agreement and the Minnesota Revised Uniform Limited Liability Company Act set forth in Chapter 322C of the Minnesota Statutes. Owners of record of units at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the Special Meeting.

Q.	How many membership units are outstanding on the record date?

A.

On March 24, 2021, there were 77,932,107 units of the Company issued and outstanding, consisting of 62,932,107 Class A units and 15,000,000 Class B units. There are no other classes of units outstanding.  Under the Company’s member control agreement, the Class A units and the Class B units are identical with respect to voting rights and privileges and vote together as one class.  Therefore, when we refer to “units,” unless the context otherwise requires, we are referring to the Class A units and Class B units collectively.

Under our member control agreement, only members may vote at the Special Meeting. We currently have 67 non-member unit holders that own an aggregate of 35,988 Class A units. Therefore, the total number of outstanding units held by voting members is 77,896,119 units. Pursuant to the Merger Agreement, GFE will abstain from voting on the Merger Proposal at the Special Meeting.

Q.	How many votes do I have?

A.	Members are entitled to one vote for each membership unit owned by such member as of the close of business on the record date on any matter which may properly come before the meeting.

Q.	How do I vote?

A.	Membership units can be voted only if the holder of record is present at the Special Meeting either in person or by proxy. You may vote using either of the following methods:

●	Proxy card. The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the Special Meeting. The membership units represented by each properly executed proxy card will be voted at the

Special Meeting in accordance with the member’s directions. The Company urges you to specify your choices by marking the appropriate boxes on your enclosed proxy card.

After you have marked your choices, please sign and date the enclosed proxy card and return it as follows:

◾	By mail to Christianson PLLP, Attention: Christina Boike, at 302 SW 5th Street, Willmar, MN 56201.

◾	By fax to Christianson PLLP, Attention: Christina Boike, at (320) 235-5962.

If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR the approval and adoption of the Merger Agreement, and FOR the proposal to adjourn the meeting to a later date if necessary.

●	In person at the Special Meeting. Members may vote by attending the meeting in person.

Q. Can I attend via Zoom?

A.

No. There will be no Zoom or other videoconferencing or teleconferencing option for attending the Special Meeting. Members may attend in person. Members may vote by proxy whether or not they attend in person.

Q.	What am I voting on?

A.

Members will vote on two proposals at the Special Meeting. First, members vote on a proposal for the approval of and adoption of the Merger Agreement. Pursuant to the Merger Agreement, a wholly owned subsidiary of GFE would merger with and into the Company, resulting in the Company being a wholly owned subsidiary of GFE; your membership units in the Company would be cancelled and in exchange you would have the right to receive $0.36405 per unit. Detailed information regarding this is provided below in “SECTION IV - PROPOSALS TO BE VOTED ON”, “SECTION V - THE MERGER,” AND “SECTION VI - THE MERGER AGREEMENT AND VOTING AGREEMENTS.” The board of governors believes the Merger Agreement is fair and in the best interest of the Company and recommend members vote FOR the Merger Agreement.

Second, members will vote on a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting. If there are sufficient votes to approve and adopt the Merger Agreement, adjournment to a later date will not be required.

Q.	How does the Company Board recommend that I vote?

A.	The Company Board recommends you vote FOR the approval and adoption of the Merger Agreement, and FOR the proposal to adjourn the meeting to a later date if necessary.

Q.	What are the voting requirements for the Merger proposal?

A.	A majority of the Minority Ownership Interest must vote to approve the Merger Agreement for the Merger to be completed.

The Minority Ownership Interest comprises all of the issued and outstanding units of the Company not owned by GFE through GFE’s wholly owned subsidiary, Project Viking, LLC. As of the Record Date, the Minority Ownership Interest totaled 38,456,283 units. This means, at least 19,228,142 units held by the Minority Ownership Interest must be voted FOR the Merger Proposal in order for the Merger Agreement to be adopted and for the Merger to be completed.

Q.	What can I do if I change my mind after I submit my proxy?

A.	You may revoke your proxy by:

●	Voting in person at the Special Meeting; or

●	Giving written notice of revocation that is received by Christianson PLLP by 5:00 p.m. on Wednesday September 8, 2021.

●	Giving written notice of the revocation to Paul Enstad or Rodney Wilkison, the Company’s chairman and vice chairman, respectively, or their designee(s), at the Special Meeting

Simply attending the Special Meeting will not revoke your proxy; you must revoke your proxy one of the ways described above. If you would like to change your vote, you may do so by revoking your proxy and then voting in person or by proxy as described in the immediately preceding question.

Q.	What happens if I mark too few or too many boxes on the proxy card?

A.

If you do not mark any choices on the proxy card, then the proxies will vote your units FOR the proposals. If you mark contradicting choices on the proxy card, such as both FOR and AGAINST the Merger Agreement your votes will not be counted.

Q.	How will a quorum be established the Special Meeting?

A.

To transact any business at the Special Meeting, we must have a quorum of members present at the meeting.  A majority in interest of members, represented in person or by proxy, constitutes a quorum necessary for the transaction of business at the Special Meeting. “Majority in interest” means members holding more than 50% of the units then held by all members.

Because there is an aggregate total of 77,896,119 units held by members (which excludes units held by non-member unitholders), quorum for the Special Meeting requires that 38,948,060 units be represented at the meeting in person or by proxy.  If you submit a properly executed proxy, then you will be considered part of the quorum even if you are not physically present at the meeting.

Q.	Do I have dissenters’ rights or appraisal rights to any matter acted upon during the Special Meeting?

A.

No. Members will not be entitled to dissenters’ rights, which are also referred to as appraisal rights. Pursuant to Section 6.7 of the Company’s Member Control Agreement, effective September 31, 2004, which each unitholder of the Company agreed to upon acceptance of their units, each member expressly waives dissenters’ rights, except for those transactions or events for which waiver of dissenters’ rights is expressly prohibited by the Minnesota Limited Liability Company Act (the “Act”). The Act does not prohibit waiver of dissenters’ rights in the event of a Merger, such as the transaction contemplated by the Merger Agreement. Because the HLBE Member Control Agreement waives such dissenters’ rights, no member is entitled dissenters’ rights regarding the Merger.

Q.	Who will count the vote?

A.	The Company has hired the accounting firm of Christianson PLLP to count the votes.

Q.	Who is paying for this proxy solicitation?

A.

The entire cost of this proxy solicitation will be borne by the Company.  The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

Q.	How can I find out results of the voting at the Special Meeting?

A.

Preliminary voting results will be announced at the Special Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Q.	How much is GFE paying to acquire the Minority Ownership Interest of HLBE?

A.

If the Merger is approved, GFE will pay $14,000,000.00 to acquire the Minority Ownership Interest of HLBE. The Minority Ownership Interest, which includes all units not owned by GFE through its wholly owned subsidiary, consisted of 38,456,283 units. Each issued and outstanding unit of the Minority Ownership Interest will be canceled and converted into the right to receive $0.36405 per unit.

Q.	How much will I be paid for my units if the Merger is completed?

A.	Each issued and outstanding unit you own will be canceled and converted into the right to receive $0.36405 per unit. The per-unit consideration will be the same for member and non-member unitholders.

Q.	If the Merger is completed, will I obtain any ownership interest in GFE?

A.

No. Unitholders of HLBE will receive cash for their units and will not receive any ownership interest in GFE as part of the Merger. No ownership interest in GFE will be transferred to HLBE unitholders through this Merger.

Q.	How much will holders of non-member units be paid for their units if the Merger is completed?

A.

Each issued and outstanding unit of the Minority Ownership Interest will be canceled and converted into the right to receive $0.36405 per unit. Non-member unitholders will receive the same per-unit consideration as member unitholders.

Q.	How do I receive payment for my units if the Merger is completed?

A.

The Company and GFE have appointed West Bank to serve as the Exchange Agent for closing the Transaction. The address for the Exchange agent is West Bank, C/O Brooke Newton, 125 Grand Avenue, West Des Moines, IA 50265. The Exchange Agent will mail each Minority Ownership Interest unitholder a letter providing instructions for the surrender of Company unit certificates. The Exchange Agent will receive and catalog each certificate received and will disperse payment of the Merger Consideration to each Minority Ownership Interest unitholder who has properly surrendered their certificates.

Q.	Should I send my unit certificates to the Company now?

A.

No. West Bank, acting as the Exchange Agent, will mail you a letter with instructions for surrendering your unit certificates. Do not mail your certificates to the Company or any other recipient until you have received these instructions from the Exchange Agent.

Q.	Will I be able to receive payment for my units if I cannot locate my unit certificates?

A.

Yes. The standard method to receive payment for your units will be to follow the Exchange Agent’s instructions for mailing your unit certificates to the Exchange Agent. However, the Exchange Agent will also notify unitholders of a process for obtaining payment for their units if they have lost or cannot locate their unit certificates. This process will be set forth in the letter the Exchange Agent sends to each unitholder following approval of the Merger Agreement.

Q:	How was the purchase price of the Merger determined?

A.	GFE will pay $14,000,000.00 to acquire the Minority Ownership Interest of HLBE and thereby become the sole owner of HLBE. The purchase price was determined through a series of negotiations between GFE and the HLBE governors elected by the Minority Ownership Interest. in January and February of 2021. Both GFE and the Minority Interest Governors were represented by independent counsel in these negotiations. During these negotiations, the two parties considered various factors including, the financial standing of HLBE, the debt and other liabilities of HLBE, industry and market trends and conditions, and the availability of alternative transactions. A key factor in the negotiations was the fact that there is substantial doubt regarding HLBE’s ability to continue operating as a going concern due to HLBE’s violation certain loan covenants. For more information regarding these loan covenant violations and the resulting Merger negotiations, see “Background of the Merger” in Section V of this proxy statement.

After determining the purchase price, HLBE retained Business Advisory Service, LLC. to act as a financial advisor to the Board in connection with the Merger and to evaluate whether the purchase price was fair to the Company from a financial standpoint. BAS is a financial advisory firm based in Englewood, Colorado, with extensive experience in the ethanol sector. BAS evaluated the Merger using three different methodologies and determined that the purchase price was fair to the Company from a financial standpoint. For additional information regarding the fairness of the transaction, see the section of this proxy statement captioned “SPECIAL FACTORS.”

Q.	Does the Merger Agreement provide a mutual release of claims by HLBE and GFE and its related parties (which include HLBE members)?

A.

Yes.  The Merger Agreement provides that a mutual release between GFE, HLBE, and their respective Related Parties will become effective as of Closing. Related Parties include members and unitholders of HLBE and GFE, meaning the Mutual Release applies to claims HLBE members may have against the Company, GFE, or other Related Parties. Additionally, pursuant to the Merger Agreement, an HLBE member or unitholder’s approval of the Merger or acceptance of Merger Consideration will constitute such member or unitholder’s consent to, or ratification of the Mutual Release.

Specifically, pursuant to the Mutual Release, HLBE and GFE, on behalf of themselves and their Related Parties, (1) release, acquit, and discharge the other and their Related Parties from all liabilities, obligations, claims, litigation, actions, causes of action, suits, proceedings, executions, judgments, demands, damages, losses, duties, debts, dues, accounts, fees, costs, expenses and penalties (including interest penalties), of any nature whatsoever, whether known or unknown, asserted or unasserted, ascertained or unascertained, suspected or unsuspected, existing or claimed to exist, and (2) agree not to initiate, maintain, prosecute or continue to maintain or prosecute any action, suit or proceeding, or seek to enforce any right or claim, that is barred by the releases described in the immediately preceding clause. Each member of the Company’s Board of Governors provides the same release and covenant.

For purposes of the Mutual Release, Related Parties include any and all of GFE’s of HLBE’s current, former, and future parent companies, subsidiaries, affiliates, partners, principals, members, unitholders, Directors, Governors, managers, officers, employees, agents, representatives, attorneys, consultants, independent contractors, predecessors and successors in interest, assigns, insurers, heirs, administrators, legatees, executors and estates, and any other individual or entity that acts or has acted on behalf or any of the foregoing (“Related Parties”).

Q.	Is the Merger taxable to me?

A.

Yes. For a U.S. Holder (as defined in Section V of this proxy statement in the subsection captioned “Material U.S. Federal Income Tax Consequences of the Merger”), the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between (i) the amount of cash that such U.S. Holder receives in the Merger, plus such U.S. Holder’s share of HLBE liabilities immediately before the Merger, and (ii) such U.S. Holder’s adjusted tax basis in the membership units surrendered in the Merger.

For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” in Section V of this proxy statement.  Unitholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction.

Q.	When do you expect the Merger to be completed?

A.

Pursuant to the Merger Agreement, the Company and GFE intend to complete the Merger within five (5) business days of the of the members of the Company voting to adopt the Merger Agreement, subject to the receipt of regulatory approval. The exact closing date has not been set and may change depending on the ability to obtain regulatory approval and other factors.

Q.	Has the SEC approved or endorsed this Merger?

A.

No. Neither the SEC nor any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Q.	If the Merger is approved and completed, what will happen to the ethanol plant in Heron Lake, Minnesota?

A.

The Heron Lake ethanol plant is expected continue operating in largely the same manner if the Merger is approved and completed. Our Company and GFE currently share a CEO and management team, pursuant to a Management Services Agreement between the two companies. If the Merger is completed, it is expected that GFE’s management team will continue to manage operations of the Heron Lake ethanol plant.

Q.	Will the ethanol plant retain the name “Heron Lake BioEnergy”?

A.

It is expected that the ethanol plant in Heron Lake, Minnesota, will continue to operate under the name Heron Lake BioEnergy. If the Merger is completed, the Company will become a wholly owned subsidiary of GFE. GFE management believes the name “Heron Lake” has value and contributes to a sense of community pride in Heron Lake, Minnesota, and has identified no reason to change the name of the ethanol plant.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve future events, our future performance and our expected future operations and actions.  All statements, other than statements of historical fact included in this proxy statement, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions.  These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those described in this proxy statement and our other Securities and Exchange Commission filings. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause our actual results to differ materially from those described in these forward-looking statements:

●	the risk that the conditions to the closing of the Merger are not satisfied (including a failure to gain approval of our unitholders or GFE’s lender);

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	the risk that GFE could fail to obtain necessary financing for the Merger;

●	the risk that GFE’s could fail to receive an opinion from its tax advisory that the structure of the Merger will not have materially adverse tax consequences;

●	the risk that GFE could fail to obtain approval from its lender to execute the Merger;

●	litigation or other legal proceedings relating to the Merger;

●	uncertainties as to the timing of the consummation of the Merger and the ability of GFE and HLBE to consummate the Merger;

●	risks that the proposed transaction diverts the attention of management or employees of HLBE or GFE and thereby negatively affects operations;

●	the fact that as of closing of the Merger, HLBE will irrevocably and unconditionally release, acquit, and finally and forever discharge GFE of any and all liabilities, obligations, claims, litigation, actions, causes of action, suits, proceedings, executions, judgments, demands, damages, losses, duties, debts, dues, accounts, fees, costs, expenses and penalties;

●	the fact that the Merger would be a taxable transaction to HLBE’s unitholders for U.S. federal income tax purposes;

●	unknown liabilities;

●	unexpected costs, charges, or expenses resulting from the Merger;

●	the fact that, if the Merger is completed, unitholders of HLBE will forgo the opportunity to realize potential long-term value if the HLBE is operated as a profitable independent company;

●	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; and

●	legislative, regulatory, and economic changes or developments.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this proxy statement.  We are not under any duty to update the forward-looking statements contained in this proxy statement.  We cannot guarantee future results, levels of activity, performance or achievements.  We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement.  You should read this proxy statement and the documents that we reference in this proxy statement, completely and with the understanding that our actual future results may be materially different from what we currently expect.  We qualify all of our forward-looking statements by these cautionary statements

SECTION VI - THE MERGER

Parties Involved in the Merger

Heron Lake BioEnergy, LLC

Heron Lake BioEnergy, LLC, is a Minnesota limited liability company formed on April 12, 2001. The Company operates a dry mill fuel-grade ethanol plant in Heron Lake, Minnesota, which is currently permitted to produce approximately 72.3 million gallons of undenatured fuel-grade ethanol on a twelve-month rolling sum basis. HLBE’s business consists primarily of the production and sale of ethanol and its co-products (wet, modified wet and dried distillers’ grains, corn oil and corn syrup). HLBE’s wholly owned subsidiary, HLBE Pipeline Company, LLC, is the sole owner of Agrinatural, which owns and operates a natural gas pipeline that provides natural gas to the Company’s ethanol production facility and other customers. A majority of HLBE’s outstanding membership units are owned by GFE.

Granite Falls Energy, LLC

Granite Falls Energy, LLC, is a Minnesota limited liability company formed on December 29, 2000 for the purpose of constructing, owning and operating a fuel-grade ethanol plant located in Granite Falls, Minnesota, which is currently permitted to produce up to 70 million gallons of undenatured ethanol on a twelve-month rolling sum basis.  GFE is the majority owner of HLBE, controlling approximately 50.7% of HLBE’s outstanding membership units, through its wholly owned subsidiary Project Viking. GFE’s business consists primarily of the production and sale of ethanol and its co-products (wet, modified wet and dried distillers’ grains, corn oil and corn syrup).

Granite Heron Merger Sub, LLC

Granite Heron Merger Sub, LLC, is a wholly owned direct subsidiary of GFE and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Structure of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, GFE will acquire the Minority Ownership Interest of HLBE. The structure of the transaction will be a merger in which Merger Sub will merge with and into HLBE, with HLBE surviving the transaction as a wholly owned subsidiary of GFE. Minority Ownership Interest unitholders will obtain the right to receive cash compensation for their units and will cease to be owners of HLBE. Additional information is available in the sections of this proxy statement captioned “SUMMARY — Terms of the Merger” and “SPECIAL FACTORS — Purposes, Alternatives, Reasons, and Effects — Effect of the Merger.”

Merger Consideration

If the Merger is completed, Minority Ownership Interest units will be cancelled and converted into the right to receive $0.36405 per unit. The per-unit consideration will be the same for members and non-member unitholders. The total consideration GFE would pay for the Minority Ownership Interest is $14,000,000.00. Only the Minority Ownership Interest will receive Merger Consideration; GFE will not receive any payment for the HLBE units it owns through Project Viking.

Upon adoption of the Merger Agreement, Minority Ownership Interest unitholders will receive instructions for obtaining Merger Consideration. The Company and GFE have appointed West Bank to serve as the Exchange Agent for closing the transaction.  The address for the Exchange agent is West Bank, C/O Brooke Newton, 125 Grand Avenue, West Des Moines, IA 50265.   The Exchange Agent will mail each Minority Ownership Interest unitholder a letter providing instructions for the surrender of Company unit certificates. The Exchange Agent will receive and catalog each certificate received and will disperse payment of the Merger Consideration to each unitholder who has properly surrendered their certificates. A process will be available for unitholders who cannot locate their unit certificates to verify their interest in HLBE and receive Merger Consideration in exchange for their units.  Please do not send your membership unit certificates with your proxy card.

Background of the Merger

GFE is a Minnesota limited liability company formed on December 29, 2000 for the purpose of constructing, owning and operating a fuel-grade ethanol plant located in Granite Falls, Minnesota.  The Company was organized as a Minnesota limited liability company on April 12, 2001 under the name “Generation II, LLC.” In June 2004, the Company changed its name to Heron Lake BioEnergy, LLC.

In July 2013, GFE acquired controlling interest in the Company. Today, GFE controls approximately 50.7% of the Company’s outstanding membership units through GFE’s wholly owned subsidiary, Project Viking. As a result of its majority ownership, GFE has the right to appoint five (5) of the nine (9) governors to the Company’s board of governors under its member control agreement. Additionally, GFE and the Company are managed by the same executive officers pursuant to a management services agreement (“Management Services Agreement”).

In recent years, the Company experienced difficult market conditions and operating challenges. Specifically, trade disputes and policy decisions regarding the enforcement of the RFS, suppressed demand for the ethanol the Company produces. In 2020, the COVID-19 pandemic had a significant adverse effect on our business. The pandemic and related closures greatly reduced demand for travel, and thus reduced the demand for fuel, including the ethanol we produce. Reduced demand and high industry inventory levels resulted in record low ethanol prices in the spring of 2020, and as a result, we experienced negative operating margins, significantly lower cash flow from operations and substantial net losses. In response to these adverse market conditions, the Company idled its ethanol production from approximately March 30, 2020, through approximately May 31, 2020.

In July 2020, the Company experienced major issues with its boiler, which negatively impacted production. The Company operated with temporary boilers from August 2020 into January 2021. The Company determined that the purchase and installation of a new boiler would be more economical and efficient than attempted repairs to the failing boiler. The new boiler was placed in service in January 2021 at an estimated cost of approximately $5.3 million.

These market conditions and operating challenges resulted in prolonged negative operating margins, significantly lower cash flow from operations and substantial net losses. In the fiscal year 2020, the Company experienced a net loss of approximately $14.3 million.

As a result of these losses, the Company realized two adverse consequences.  First, as corn prices increased in January 2021, the Company received margin calls on its corn futures positions on the Chicago Board of Trade.  Because the Company did not have the cash to pay those margin calls, the Company exited those futures positions and became unprotected against future price increases.  Second, the Company’s available working capital and net worth decreased significantly.  Due to these decreases, the Company was out of compliance with certain loan covenants as of October 31, 2020 and January 31, 2021. These loan covenants require the Company to maintain a minimum level of working capital and local net worth.

Specifically, the Company’s loan covenants required the Company to maintain working capital of not less than $8,000,000.00 through December 31, 2020, increasing to $10,000,000.00 beginning January 31, 2021, and each reporting period thereafter. As of November 30, 2020, the Company reported working capital of $6,763,490.00. Thus, the Company’s working capital was $1,236,510.00 less than required by its loan covenants. In response to this violation, the Company’s lender provided a waiver to the working capital requirement provided that the Company maintain working capital requirement not less than $4,000,000.00.

Additionally, the Company’s loan covenants required the Company to maintain a net worth of not less than $32,000,000.00 at the end of each reporting period. As of December 31, 2020, the Company reported a net worth of $30,671,789.00. Thus, the Company’s net worth was $1,328,211.00 less than required by its loan covenants. In response to this violation, the Company’s lender provided a waiver to the net worth requirement provided that the Company maintain net worth not less than $28,000,000.00.

Despite obtaining these waivers from its lender, as of January 31, 2021, the Company forecast that it was probable that there would be future instances of noncompliance with debt covenants.

These conditions resulted in the classification of substantially all of the Company’s debt with the lender as current as of January 31, 2021. The Company had insufficient cash on hand, additional borrowing capacity, and cash flows from operations, to repay the debt if it were to come due as a result of loan covenant noncompliance. If the Company’s lender had sought to enforce its security interests, the Company could have faced the prospect of either ceasing operations or seeking Chapter 11 “reorganization” bankruptcy protection.

In response to these conditions, in December 2020 Company officers and governors engaged in preliminary discussions regarding the financial status of the Company. This included discussion regarding the potential desire of the Minority Ownership Interest to sell its entire interest to GFE. These discussions continued through mid-January 2021.

In late January these discussions became more serious when it became clear that the Company’s auditor, as part of the Company’s annual audit, would report that there was substantial doubt as to the Company’s ability to continue operating as a going concern due to the loan covenant noncompliance and the potential for significant portions of the Company’s debt to become due and payable. The prospect of this “going concern” disclosure accelerated the discussions regarding the potential transactions to address the Company’s financial challenges, including a sale of  the entire Minority Ownership Interest to GFE. Also in January, the Company engaged Business Performance Improvement (“BPI”) to provide a valuation of the Company.

On January 28, 2021, the Company’s Board of Governor’s met for its scheduled meeting and discussed the status of the Company and the options regarding the Company’s ability to continue operating as a going concern. At this meeting, the Board discussed how the Company could remain solvent. Also on January 28, 2021, BPI provided a valuation of the Company to the Company’s Board and the GFE Board of Governors. Additional Information regarding the BPI’s Valuation Report is included in the section of this proxy statement captioned “SPECIAL FACTORS — Valuation Report Provided by BPI,” which is herein incorporated by reference.

Also on January 28, 2021, negotiations began between the Minority Interest Governors and GFE regarding the purchase price for the Minority Ownership Interest. The Minority Interest Governors and GFE both were aware of the per-unit prices of recent transfers of Company Units. Specifically, the per-unit price of units sold between willing sellers and willing buyers during the past two years ranged from $0.50 to $0.80. Further, both the Minority Interest Governors and GFE had received copies of the Valuation Report, which provided information regarding recent comparable sales of ethanol facilities, which the Minority Interest Governors and GFE evaluated in comparison to the HLBE facility and operation. The opening demand by the Minority Interest Governors was $18 million for the Minority Interest; GFE countered with an offer of $8 million for the Minority Ownership Interest. The first negotiating session closed on January 28, 2021 with a price range of $12 million being considered. The parties adjourned and the Minority Interest Governors retained independent counsel prior to subsequent negotiations.

On January 29, 2021, the Company filed a late filing notice with the SEC, obtaining an extension to file the Company’s annual report on Form 10-K, which is due on January 31 each year, would be late.

In early February 2021, the Minority Interest Governors retained independent counsel to represent the interest of the Minority Ownership Interest in the anticipated negotiations regarding the future of the Company and the Minority Ownership Interest.

On February 11, 2021, the audit committee of the Company’s Board of Governors convened a scheduled meeting and received a report from the Company’s auditor. The auditor reported that the Company had violated a loan covenant in October, 2020, and received a waiver from its lender for such violation, but because the Company could not reasonably demonstrate that a subsequent loan covenant violation was unlikely in the next 12 months, the Company had to reclassify certain debt from long-term debt to short-term debt. Such reclassification created a liquidity issue for the Company. The auditor reported that the Company’s ratio of current assets (including trade receivables and cash) to current liabilities (including trade debt and the newly reclassified short-term debt) raised substantial doubt about the Company’s ability to continue operating as a going concern.

Also on February 11, 2021, the Company’s Board of Governors held a scheduled meeting and engaged in extensive discussions regarding the status of the Company, the options for resolving the Company’s financial problems, and the potential for the Minority Ownership Interest to sell its units in the Company through a merger process. The options discussed included engaging a financial advisor to evaluate and/or initiate a sale of the entire company process, a sale of the minority interest or of the entire company, evaluating the viability and timing and dilutive effect of raising additional equity capital from members and non-members and the terms thereof, considering the availability and terms of additional capital contributions and/or financial guarantees from GFE as the majority member, and ramifications and costs of reorganizing under federal bankruptcy laws.  The Minority Interest Governors were represented by its independent counsel at this meeting.

At the February 11, 2021 meeting of the Board of Governors, the Minority Interest Governors and the governors representing GFE, resumed negotiations regarding the purchase price of the Minority Ownership Interest. Through this negotiation, the Minority Interest Governors and the GFE governors reached a conditional agreement in principal, pursuant to which GFE would acquire the Minority Ownership Interest for $14 million via merger.

Following the February 11, 2021 meeting of the Board of Governors, the Minority Interest Governors and GFE, as the majority owner of the Company, each being represented by their own respective counsel, engaged in extensive discussions and negotiations regarding the process, and details of the potential merger. Multiple drafts of a merger agreement were produced and revised as part of the process. The result of these negotiations was the Merger Agreement.

On February 16, 2021, the Company filed its annual report, which disclosed the auditor’s conclusion that there was substantial doubt regarding the Company’s ability to continue as a going concern.

On March 23, 2021, the Board of Governors of GFE convened and voted unanimously to (i) authorized and approved the Merger Agreement, the Plan of Merger, and the certain voting agreements, (ii) authorized and approved the formation of Merger Sub, and (iii)

authorized and empowered the GFE’s chairman and its CEO to take any and all action necessary and appropriate to consummate, effectuate, and carry out the Transaction.

On March 24, 2021, the Board of Governors of HLBE convened and voted unanimously to (i) authorize the Merger Agreement, Plan of Merger, and certain Voting Agreements (ii) submit the Merger Agreement to a vote of the members at a special meeting, (iii) recommend the members approve the Merger Agreement, (iii) set the record date for the Special Meeting as March 24, 2021, and (iv) authorized and empowered Governors Michael Kunerth, Doug Schmitz, and Dave Woestehoff to take all necessary and appropriate actions to consummate, effectuate, and carry out the Merger transaction.

On April 14, 2021, the Company engaged Business Advisory Services (“BAS”), a subsidiary of BPI, to produce an opinion regarding the fairness from a financial standpoint of the Merger to the Company. BAS delivered its fairness opinion to the Company’s Board of Governors on May 20, 2021.  BAS concluded that, based on and subject to the assumptions made, matters considered, and limitations on its review, the Merger Consideration to be paid upon consummation of the Merger is fair, from a financial point of view, to the Company. Additional Information regarding the BAS fairness opinion is included in the section of this proxy statement captioned “SPECIAL FACTORS — Fairness Opinion Provided by BAS,” which is herein incorporated by reference.

In July 2021, attorneys representing the Company, GFE, and the Minority Interest Governors began discussing a possible amendment to the Merger Agreement regarding the termination deadline. Originally, the Merger Agreement provided that the Merger Agreement terminated at the earlier of (a) the failure of the Minority Ownership Interest to approve the Transaction at the Special meeting, (b) the mutual agreement of the GFE and the Company, or (c) July 31, 2021, unless the sole reason for not holding a special meeting before that date is the lack of regulatory approval or lender consent. Neither regulatory approval nor lender consent was obtained prior to July 31, 2021, and thus the Merger Agreement did not terminate on that date. In early August 2021, GFE’s attorney proposed amending the Merger Agreement to provide that the agreement shall terminate on October 31, 2021, regardless or regulatory approval or the consent of the Company’s lender (the “Merger Agreement Amendment”).

On August 10, 2021, the respective Boards of the Company and GFE met separately and discussed the proposed Merger Agreement Amendment. The GFE board approved the Merger Amendment unanimously. The Company’s Board discussed the amendment but did not take a vote on the matter and agreed to reconvene to continue discussion of the issue. At the August 10 meeting, the Company’s Board also discussed the income tax implications of the Merger, specifically the tax implications to unitholders of net gains the Company experienced in June and July of 2021.

The two boards met separately again on August 11, 2021, to discuss the Merger Agreement Amendment and the tax implications of the Merger. The Minority Interest Governors were represented by independent counsel during this meeting. At the August 11 meeting, the Minority Interest Governors proposed amending the Merger Agreement to provide additional Merger Consideration commensurate with a potential tax liability that may arise for unitholders due to the recent operating income experienced by the Company. The GFE board rejected this proposal. Subsequently, the Company’s board discussed the effect of certain depreciation elections on the tax liability of the Company’s unitholders. The Company’s board then voted unanimously to have the Company elect to take the maximum bonus depreciation deductions available for eligible assets for the 2021 tax year so long as the Merger actually closes. Additional information regarding the potential tax implications of this decision specifically and the Merger generally is available in the section of this proxy statement captioned “SPECIAL FACTORS — Material U.S. Federal Income Tax Consequences of the Merger,” which is incorporated herein by reference.

Closing and Effective Time

Pursuant to the Plan of Merger, the closing of the Merger and the other transactions contemplated thereby (the “Closing”) will take place by electronic exchange of documents, at 9:00 a.m. local time on the third (3rd) business day following the satisfaction or waiver (to the extent permitted by applicable Law) of the Closing Conditions set forth in Merger Agreement (other than those conditions that by their terms are to be satisfied at Closing, but subject to such satisfaction or waiver), or at such other time and place as the parties mutually agree in writing.  Such date is herein referred to as the “Closing Date”.

Pursuant to the Merger Agreement, the Company and GFE intend to complete the Merger within five (5) business days of the of the members of the Company voting to adopt the Merger Agreement. The exact Closing Date has not been set and may change depending on the ability on the satisfaction or waiver of Closing Conditions.

Closing Conditions

Pursuant to the Merger Agreement, Closing is subject to certain conditions (“Closing Conditions”), which must be satisfied or waived (to the extent permitted by applicable Law). For additional information on Closing Conditions see the section of this proxy statement captioned “THE MERGER AGREEMENT AND VOTING AGREEMENTS — Closing Conditions.”

Accounting Treatment

The Merger will be accounted for as an “equity transaction” for financial accounting purposes.

Regulatory Approvals Required for the Merger

The Merger is subject to regulation by the SEC. A preliminary version of this Proxy Statement was filed with the SEC at least 10 days before it was mailed to members of the Company, pursuant to SEC rules. Neither the SEC nor any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Merger Litigation

No litigation related to the Merger or the Merger Agreement is currently known or anticipated.

SECTION VII - THE MERGER AGREEMENT AND VOTING AGREEMENTS

The Merger Agreement

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement. The Merger Agreement were published with our Form 8-K filed with SEC on March 25, 2021 and are herein incorporated by reference. Our filings, including copies of the Merger Agreement, are available to the public at the SEC website, www.sec.gov.  You may also obtain a copy of the Merger Agreement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information.”

We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms in this section but not defined in this proxy statement have the meaning ascribed to such terms in the Merger Agreement.

This summary of the Merger Agreement is included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates.  The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

Date of and Parties to the Merger Agreement

The Merger Agreement was executed by the Company, GFE, and Merger Sub (the “Parties”) on March 24, 2021 (the “Merger Agreement Closing Date”).

Merger Structure

Pursuant to the Merger Agreement, at the closing of the Transaction, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence as a limited liability company under Minnesota Chapter 322C as the surviving company in the merger. All of the Company’s units owned or beneficially owned by GFE will be cancelled, and no consideration will be paid to GFE for the units. The Company will emerge from the transaction as a wholly owned subsidiary of GFE.

Merger Consideration

The Merger Consideration is $14,000,000.00 in cash and payable at Closing. GFE calculated the Merger Consideration based on the assumptions that the Minority Ownership Interest comprises 38,456,283 issued and outstanding units, for which GFE will pay $0.36405 per unit. The Merger Consideration will not be adjusted for any changes in assets or liability of the Company following the Merger Agreement Closing Date. No adjustment will be made to the Merger Consideration for changes in the Company’s working capital.

Exchange and Payment Procedures

Pursuant to the Merger Agreement, the Company and GFE have appointed West Bank to serve as the Exchange Agent for closing the Transaction. The Exchange Agent will be responsible for (i) mailing each holder of units of the Minority Ownership Interest a letter providing instructions for the surrender of their certificates representing Company units; (ii) receiving and cataloging such unit certificates, (iii) disbursing the Merger Consideration to each holder of units of the Minority Ownership Interest who properly surrendered their certificates, and (iv) performing other necessary tasks related to the Closing.

Mutual Release

The Merger Agreement provides that a mutual release between GFE, HLBE, and their respective Related Parties will become effective as of Closing. Related Parties include members and unitholders of HLBE and GFE, meaning the Mutual Release applies to claims HLBE members may have against the Company, GFE, or other Related Parties. Additionally, pursuant to the Merger Agreement, an HLBE member or unitholder’s approval of the Merger or acceptance of Merger Consideration will constitute such member or unitholder’s consent to, or ratification of the Mutual Release.

Specifically, pursuant to the Mutual Release, HLBE and GFE, on behalf of themselves and their Related Parties, (1) release, acquit, and discharge the other and their Related Parties from all liabilities, obligations, claims, litigation, actions, causes of action, suits, proceedings, executions, judgments, demands, damages, losses, duties, debts, dues, accounts, fees, costs, expenses and penalties (including interest penalties), of any nature whatsoever, whether known or unknown, asserted or unasserted, ascertained or unascertained, suspected or unsuspected, existing or claimed to exist, and (2) agree not to initiate, maintain, prosecute or continue to maintain or prosecute any action, suit or proceeding, or seek to enforce any right or claim, that is barred by the releases described in the immediately preceding clause. Each member of the Company’s Board of Governors provides the same release and covenant.

For purposes of the Mutual Release, Related Parties include any and all of GFE’s of HLBE’s current, former, and future parent companies, subsidiaries, affiliates, partners, principals, members, unitholders, Directors, Governors, managers, officers, employees, agents, representatives, attorneys, consultants, independent contractors, predecessors and successors in interest, assigns, insurers, heirs, administrators, legatees, executors and estates, and any other individual or entity that acts or has acted on behalf or any of the foregoing.

Closing Conditions

Pursuant to the Merger Agreement, Closing is subject to certain Closing Conditions, which must be satisfied or waived (to the extent permitted by applicable Law). The Closing Conditions include:

●	Consent of GFE’s and HLBE’s lender;

●	GFE’s ability to obtain financing for the transaction,

●	GFE’s receipt of an opinion from a tax advisor that the structure of the Transaction has no materially adverse tax consequences to GFE;

●	the receipt of regulatory approval;

●	the receipt of required third-party consents; and

●	approval of the Transaction by a majority in interest of the Minority Ownership Interest.

Approvals; Access to Information by Buyer

The Merger Agreement provides that the agreement must be approved by two-thirds of the Company’s Board of Governors, including approval by the four Minority Interest Governors. Further, pursuant to the Merger Agreement, the Company agrees to allow GFE to have full access to the Company’s facilities, records, key employees, customers, suppliers, and advisors to conduct due diligence, satisfy closing conditions, and consummate the Merger. GFE’s due diligence may include a complete review of the Company’s financial, legal, tax, environmental, intellectual property and labor records and agreements.

Covenants

The Merger Agreement provides that the Company and GFE will (a) conduct its business in the ordinary course in a manner consistent with past practice, and not contrary to its obligations under the Merger Agreement or to frustrate or hinder the consummation of the Transaction, (b) maintain its properties and other assets in good working condition (normal wear and tear excepted), (c) use its best efforts to maintain its business and employees, customers, assets and operations as an ongoing concern in accordance with past practice, (d) use its best efforts to obtain each of their lender, any required Third Party Consents and the Regulatory Approval, and (e) use its best efforts to satisfy the other conditions to closing of the Transaction and to otherwise consummate the Merger.

Regulatory Approval

Pursuant to the Merger Agreement, the Company and GFE agree to use best efforts to obtain all necessary regulatory approvals.

Closing

The Merger Agreement provides that the Company and GFE intend for the Merger to close not later than five (5) business days after that date on which the members of the Company approve the Merger proposal. The exact Closing Date has not been set and may change depending on the ability on the satisfaction or waiver of Closing Conditions.

Exclusivity

Pursuant to the Merger Agreement, the Company agrees not to engage in merger negotiations with any party other than GFE. Specifically, the Merger Agreement provides that the Company shall not to initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than GFE and its affiliates to acquire all or any significant part of the business and properties, unit or unit equivalents of the Company, whether by merger, purchase of units, purchase of assets, tender offer or otherwise. Additionally, the Company agrees not to  provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Transaction.

Termination

The Merger Agreement will automatically terminate at the earlier of (a) the failure of the Minority Ownership Interest to approve the Transaction at the Special meeting, (b) the mutual agreement of the GFE and the Company, and (c) 5:00 p.m. CT on July 31, 2021, unless the sole reason for not holding a special meeting before that date is the lack of regulatory approval or lender consent. The Company did not receive regulatory approval to engage in the Merger prior to July 31, 2021, and thus the Merger Agreement did not terminate on July 31, 2021 and will continue to be binding on the parties to the Merger Agreement.

Governing Law

The Merger Agreement is governed by the laws of the State of Minnesota.

Confidentiality

During the term of the Merger Agreement, GFE and the Company may disclose certain confidential information to the other, and the receiving party has a duty to protect and safeguard information, not disclose the information, and not use the information except as allowed under the Merger Agreement.

No Third-Party Beneficiaries

The Merger Agreement provides that, except as specifically set forth therein, nothing in the Merger Agreement is intended or shall be construed to confer rights or remedies to any third party.

Expenses

The Merger Agreement provides that the Parties will pay their own transaction expenses related to the Merger. Additional information regarding fees and expenses incurred related to the merger is available in the section of this proxy statement captioned “ADDITIONAL INFORMATION — Merger Fees and Expenses.”

The Voting Agreements

Explanatory Note Regarding the Voting Agreements

The following summary describes the material provisions of the Voting Agreements. The descriptions of the Voting Agreements in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Voting Agreements. The Voting Agreements were published with our Form 8-K filed with SEC on March 25, 2021 and are herein incorporated by reference. Our filings, including copies of the Voting Agreements, are available to the public at the SEC website, www.sec.gov. You may also obtain a copy of the Voting Agreements without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information”

We encourage you to read the Voting Agreements carefully and, in their entirety, because this summary may not contain all the information about the Voting Agreements that is important to you. The rights and obligations of the parties are governed by the express terms of the Voting Agreements and not by this summary or any other information contained in this proxy statement. Capitalized terms in this section but not defined in this proxy statement have the meaning ascribed to such terms in the Voting Agreements.

Governors Voting Agreement

On March 24, 2021, concurrent with the execution of the Merger Agreement, GFE and Minority Interest Governors executed  the Governors Voting Agreement. The Minority Interest Governors included Mike Kunerth, Doug Schmitz, Dave Woestehoff, and Robert Ferguson. The execution of the Governors Voting Agreement was a condition of the Company’s willingness to enter into the Merger Agreement.

Pursuant to the Governors Voting Agreement, the Minority Interest Governors agreed to vote all of their units in favor of the Merger Agreement and any transactions contemplated thereby, and agreed to vote all their units and against any proposal, transaction or agreement that could impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transaction. The Minority Interest Governors agreed to recommend the members of the Company vote in favor of the Merger Agreement and any transactions contemplated thereby, and against any proposals, transactions, or agreements to the contrary. Further, the Minority Interest Governors agreed appoint the Company and any designee of the Company as their proxy for the purposes of voting on the proposed Merger agreement and to revoke all prior proxies.

Additionally, pursuant to the Governors Voting Agreement, the Minority Interest Governors agreed that during the term of said agreement they will not directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of any units of the Company.

GFE Voting Agreement

On March 24, 2021, concurrent with the execution of the Merger Agreement, GFE and HLBE executed the GFE Voting Agreement. The execution of the GFE Voting Agreement was a condition of the Company’s willingness to enter into the Merger Agreement.

Pursuant to the GFE Voting Agreement, GFE agreed to vote all of its units in the Company in favor of the Merger Agreement and any transactions contemplated thereby, and agreed to vote all their units and against any proposal, transaction or agreement that could impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transaction. Further, GFE agreed appoint the Company and any designee of the Company as its proxy for the purposes of voting on the proposed Merger agreement and to revoke all prior proxies.

Additionally, pursuant to the GFE Voting Agreement, GFE agreed that during the term of said agreement it will not directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of any units of the Company.

SECTION VIII- FINANCIAL STATEMENTS

Audited Annual Financial Statements

The Company’s audited annual financial statements for the past two fiscal years are included in our annual report on Form 10-K for the year ended October 31, 2020. These audited financial statements include our Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Changes in Members’ Equity, and Consolidated Statements of Cash Flows, and associated footnotes, which are included in this proxy statement as Annex A and are incorporated into this section by reference.

Unaudited Quarterly Reports

The Company’s unaudited financial statements for the most recently completed quarter are included in our quarterly report on Form 10-Q, including Consolidated Statements of Operations, and Consolidated Statements of Changes in Members’ Equity for the three- and six-month periods ended April 30, 2020 and 2021, and our Consolidated Statements of Cash Flows for the six-month period ended April 30, 2020 and 2021 which are included in this proxy statements as Annex B and is incorporated into this section by reference. These unaudited financial statements include our Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Changes in Members’ Equity, and Consolidated Statements of Cash Flows, and associated footnotes.

Pro Forma Financial Statements

The transaction for which the pro forma effect is shown is the Merger. The entities involved in the Merger are the Company, GFE, and Merger Sub.  If the Merger is completed, GFE, acting through its wholly owned subsidiary, Merger Sub, will acquire the Minority Ownership Interest of the Company for $14,000,0000.00 and the Company will become a wholly owned subsidiary of GFE.  The projected effect of the Merger on GFE is shown in the pro forma financial statements below. Specifically, the pro forma financial statements include (i) the effect of the Merger on the Company’s balance sheet as April 30, 2021; and (ii) the effect of the Merger on the Company’s statement of comprehensive income and earnings per share for the six months ended April 30, 2021, and fiscal year ended October 31, 2021. The pro forma presentation on the balance sheet shows the effect of GFE obtaining a loan in the amount of $14,000,000.00 (shown as long-term debt) to finance the $14,000,000 acquisition of the Company’s Minority Ownership Interest (shown as an investment). The pro forma presentation on the statement of operations shows the elimination of the net income or loss attributable to the noncontrolling interest, because upon completion of the Merger, GFE will be the sole owner of the Company and there will no longer be any non-controlling interest.

We are not providing any pro forma information regarding the effect of the Merger on the Company’s book value per unit because we do not believe such information is material to the Minority Ownership Interest in evaluating the Merger Agreement because the Merger Consideration is all cash and Minority Ownership Interest will cease to own any units upon completion of the Merger.

GRANITE FALLS ENERGY, LLC AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Balance Sheets

	April 30, 2021	Pro Forma Adjustments	Combined Pro Forma
ASSETS	(unaudited)	(unaudited)	(unaudited)
Current Assets
Cash	$6,133,993		$6,133,993
Restricted cash	3,505,268		3,505,268
Accounts receivable	6,015,361		6,015,361
Inventory	16,654,492		16,654,492
Commodity derivative instruments	325,238		325,238
Prepaid expenses and other current assets	1,691,387		1,691,387
Total current assets	34,325,739		34,325,739

Property and Equipment, net	52,848,924		52,848,924

Investments	10,709,390		10,709,390

Operating lease right of use asset	17,551,426		17,551,426

Other Assets	333,254			333,254

Total Assets	$115,768,733	$		$115,768,733

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Checks drawn in excess of bank balances	$1,040,874			$1,040,874
Current maturities of long-term debt	2,094,468			2,094,468
Accounts payable	6,796,811			6,796,811
Commodity derivative instruments	1,358,388			1,358,388
Accrued expenses	1,288,633			1,288,633
Operating lease, current liabilities	3,601,381			3,601,381
Total current liabilities	16,180,555			16,180,555

Long-Term Debt, less current portion	18,133,212		$14,000,000	32,133,212

Operating lease, long-term liabilities	13,950,045			13,950,045

Other Long-Term Liabilities	1,444,886			1,444,886

Commitments and Contingencies

Members' Equity
Members' equity attributable to Granite Falls Energy, LLC consists of 30,606 units authorized, issued and outstanding at April 30, 2021 and October 31, 2020	56,996,655		(4,936,620)	52,060,035
Non-controlling interest	9,063,380		(9,063,380)	—
Total members' equity	66,060,035		(14,000,000)	52,060,035

Total Liabilities and Members' Equity	$115,768,733		$—	$115,768,733

GRANITE FALLS ENERGY, LLC AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended October 31, 2021

	Fiscal Year Ended October 31, 2020	Pro Forma Adjustments	Combined Pro Forma
	(unaudited)	(unaudited)	(unaudited)

Revenues	$164,953,841		$164,953,841

Cost of Goods Sold	176,031,094		176,031,094

Gross Loss	(11,077,253)		(11,077,253)

Operating Expenses	8,580,559		8,580,559

Goodwill Impairment	1,372,473		1,372,473

Operating Loss	(21,030,285)		(21,030,285)

Other Income (Expense)
Other income, net	497,272		497,272
Interest income	45,991		45,991
Interest expense	(552,500)		(552,500)
Investment income (loss)	471,800		471,800
Total other income (expense), net	462,563		462,563

Net Income (Loss)	$(20,567,722)		$(20,567,722)

Less: Net Loss Attributable to Non-controlling Interest	7,289,429	(7,289,429)	—

Net Income (Loss) Attributable to Granite Falls Energy, LLC	$(13,278,293)	(7,289,429)	$(20,567,722)

Weighted Average Units Outstanding - Basic and Diluted	30,606		30,606

Net Loss Per Unit - Basic and Diluted	$(433.85)	$	$(672.02)

GRANITE FALLS ENERGY, LLC AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended April 30, 2021

	Six Months Ended April 30, 2021	Pro Forma Adjustments	Combined Pro Forma
	(unaudited)	(unaudited)	(unaudited)

Revenues	$123,438,747		$123,438,747

Cost of Goods Sold	117,855,530		117,855,530

Gross Profit (Loss)	5,583,217		5,583,217

Operating Expenses	3,997,038		3,997,038

Goodwill Impairment	1,372,473		1,372,473

Operating Income (Loss)	1,586,179		1,586,179

Other Income (Expense)
Other income, net	1,755,425		1,755,425
Interest income	2,603		2,603
Interest expense	(368,907)		(368,907)
Investment income (loss)	1,192,908		1,192,908
Total other income (expense), net	2,582,029		2,582,029

Net Income (Loss)	$4,168,208		$4,168,208

Less: Net (Income) Loss Attributable to Non-controlling Interest	716,922	(716,922)	—

Net Income (Loss) Attributable to Granite Falls Energy, LLC	$4,885,130	(716,922)	$4,168,208

Weighted Average Units Outstanding - Basic and Diluted	30,606		30,606

Net Income (Loss) Per Unit - Basic and Diluted	$159.61		$136.19

Financial Condition

Additional information regarding the Company’s financial condition is available in our most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q, relevant portions of which are included in this proxy statement as Annex and Annex B, respectively. Annexes A and B include discussion of the Company’s liquidity, capital resources, results of operations, and critical accounting estimates, and are incorporated into this section by reference.

SECTION IX - ADDITIONAL INFORMATION

Description of the Business

The Company is a Minnesota limited liability company formed on April 12, 2001. The Company operates a dry mill fuel-grade ethanol plant in Heron Lake, Minnesota, which is currently permitted to produce approximately 72.3 million gallons of undenatured fuel-grade ethanol on a twelve-month rolling sum basis. The Company’s business consists primarily of the production and sale of ethanol and its co-products (wet, modified wet and dried distillers’ grains, corn oil and corn syrup). The Company’s wholly owned subsidiary, HLBE Pipeline Company, LLC, is the sole owner of Agrinatural, which owns and operates a natural gas pipeline that provides natural gas to the Company’s ethanol production facility and other customers.

In July 2013, GFE acquired a controlling interest in the Company. Today, GFE controls approximately 50.7% of the Company’s outstanding membership units through GFE’s wholly owned subsidiary, Project Viking.

The Company is not subject to any bankruptcy, receivership, or similar proceeding. Other than the proposed Merger, which is the subject of this proxy statement, the acquisition by GFE described in the preceding paragraph and the acquisition of Agrinatural described in this section, the Company has not been subject to any material reclassification, merger, consolidation, or significant asset purchase outside the ordinary course of business. The Company’s principal property is its ethanol plant in Heron Lake, Minnesota, which it owns subject to a mortgage.

Additional information regarding the Company’s business is available in Part I of Annex B captioned “Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Principal Products

The Company has two reportable operating segments: ethanol production and natural gas pipeline. Revenues from the Company’s ethanol production segment have represented 98.1% and 98.7% of our revenues in the years ended October 31, 2020 and 2019, respectively.

The principal products from our ethanol production are fuel-grade ethanol, distillers’ grains, non-edible corn oil and miscellaneous sales of distillers’ syrup, a by-product of the ethanol production process.

Ethanol is ethyl alcohol, a fuel component made primarily from corn in the U.S., but can also be produced from various other grains. Ethanol produced in the U.S. is primarily used for blending with unleaded gasoline and other fuel products as an octane enhancer or fuel additive.

The principal co-product of the ethanol production process is distillers’ grains, a high protein and high-energy animal feed ingredient primarily marketed to the dairy and beef industries.

We also extract a portion of the crude corn oil contained in our distillers’ grains which we market separately from our distillers’ grains.  The corn oil that we produce is not food grade corn oil and therefore cannot be used for human consumption. Corn oil is used primarily as a biodiesel feedstock and as a supplement for animal feed.

We also occasionally sell excess corn syrup in liquid syrup form to livestock feeders.  The excess syrup results from a plant upset, or when the amount of syrup produced during the drying process exceeds our distillers’ grains’ dryer capacity. Corn syrup is used primarily as a feed additive to moisten dry feed stuffs such as hay.

Principal Product Markets

We market and distribute all of our ethanol, distillers’ grains and corn oil through professional third-party marketers. Our marketers make all decisions with regard to where our products are marketed, and we have little control over the marketing decisions they make.

The success of our sales efforts in the ethanol markets will depend primarily upon the efforts of Eco-Energy, Inc. (“Eco-Energy”), which buys and markets our ethanol. There are local, regional, national, and international markets for ethanol.  The principal markets for our ethanol are petroleum terminals in the continental U.S.  The principal purchasers of ethanol are generally wholesale gasoline distributors or blenders. We expect a majority of our ethanol to continue to be marketed and sold domestically. We transport our ethanol primarily by rail.

In addition to rail, we service certain regional markets by truck from time to time.  We believe that regional pricing tends to follow national pricing less the freight difference.

We sell distillers’ grains as animal feed for beef and dairy cattle, poultry, and hogs. Most of the distillers’ grains that we sell are in the form of dried distillers’ grains.  Currently, the U.S. ethanol industry exports a significant amount of dried distillers’ grains. Top export markets include Mexico, Vietnam, Korea, Indonesia, Turkey, Thailand, and the European Union and United Kingdom.

Our corn oil is primarily sold to biodiesel manufacturers and, to a lesser extent, feed lot and poultry markets. We generally transport our corn oil by truck to users located primarily in the upper Midwest.

Distribution of Principal Products

Our ethanol plant is located in Heron Lake, Minnesota in Jackson County. We selected the plant site because of its accessibility to road and rail transportation and its proximity to grain supplies.  The ethanol plant has the facilities necessary to load ethanol and distillers’ grains onto trucks and rail cars.  It is served by the Union Pacific Railroad. Our site is in close proximity to major highways that connect to major population centers such as Minneapolis, Minnesota; Chicago, Illinois; and Detroit, Michigan.

Eco-Energy is our ethanol marketer.  Pursuant to our marketing agreement with Eco-Energy, it has agreed to purchase and market the entire ethanol output of our ethanol plant.  Additionally, Eco-Energy arranges for the transportation of our ethanol.  We pay Eco-Energy a marketing fee based on a percentage of the applicable sales price per gallon of ethanol sold, as well as a fixed lease fee for rail cars leased from Eco-Energy.

Gavilon Ingredients, LLC (“Gavilon”) serves as the distillers’ grains marketer for our plant pursuant to a distillers’ grains off-take agreement.  Pursuant to our agreement with Gavilon, Gavilon purchases all of the distillers’ grains produced at our ethanol plant.  We pay Gavilon a service fee for its services under this agreement.

RPMG, Inc. (“RPMG”) markets the corn oil produced at our ethanol plant pursuant to a corn oil marketing agreement.  We pay RPMG a commission based on each pound of corn oil sold by RPMG under the agreement. We independently market and sell the excess corn syrup occasionally produced from the distillation process at our plant to local livestock feeders.

Dependence on One or a Few Major Customers

As discussed above, we have exclusive ethanol marketing agreements with Eco-Energy. Additionally, we have agreements with Gavilon and RPMG to market all of the distillers’ grains and corn oil, respectively, produced at the plant. We rely on Eco-Energy, RPMG and Gavilon for the sale and distribution of all of our products. Therefore, we are highly dependent on Eco-Energy, RPMG and Gavilon for the successful marketing of our products.

Sources and Availability of Raw Materials

The primary raw materials used in the production of ethanol at our plant are corn and natural gas.  Our ethanol plant also requires significant and uninterrupted amounts of electricity and water.  We have entered into agreements for our supply of electricity, natural gas, and water.

Corn Procurement

Ethanol production requires substantial amounts of corn. The cost of corn represented approximately 71.2% and 74.0% of our cost of sales for the years ended October 31, 2020 and 2019, respectively.  At our current production rate of approximately 65 million gallons of ethanol per year, we need to consume approximately 22.5 million bushels of corn per year for our dry mill ethanol process.  We believe our facility has sufficient corn storage capacity, with the capability to store approximately 19 days of corn supply.

We generally purchase corn through spot cash, fixed price forward, basis only, and futures only contracts. Our fixed-price forward contracts specify the amount of corn, the price and the time period over which the corn is to be delivered.  These forward contracts are at fixed prices indexed to Chicago Board of Trade (“CBOT”) prices. Our corn requirements can be contracted in advance under fixed-price forward contracts or options. The parameters of these contracts are based on the local supply and demand situation and the seasonality of the price. For delayed pricing contracts, producers will deliver corn to us, but the pricing for that corn and the related payment will occur at a later date. We may also purchase a portion of our corn on a spot basis. For our spot purchases, we post daily corn bids so that corn producers can sell to us on a spot basis.

Natural Gas Procurement

The primary source of energy in our manufacturing process is natural gas.  The cost of natural gas represented approximately 5.7% and 6.3% of our cost of sales for the years ended October 31, 2020 and 2019, respectively.

We have a facilities agreement with Northern Border Pipeline Company, which allows us to access an existing interstate natural gas pipeline located approximately 16 miles north from our plant. We also have entered into a firm natural gas transportation agreement with our indirectly wholly owned subsidiary, Agrinatural.  Under the terms of the firm natural gas transportation agreement, Agrinatural will provide natural gas to the plant with a specified price per MMBTU.  We also have a base agreement for the sale and purchase of natural gas with Constellation NewEnergy—Gas Division, LLC (“Constellation”).  We buy all of our natural gas from Constellation, and this agreement runs until March 31, 2022.

Electricity

Our plant requires a continuous supply of electricity. We have an agreement in place to supply electricity to our plant. Our plant obtains its electricity from Federal Rural Electric. We generally do not anticipate any problems securing the electricity that we require to continue to operate our plant at capacity during our 2021 fiscal year or beyond.

Water

Our plant also requires a continuous supply of water, which we obtain pursuant to an industrial water supply agreement with the City of Heron Lake and Jackson County, Minnesota. We generally do not anticipate any problems securing the water that we require to continue to operate our plant at capacity during our 2021 fiscal year or beyond.

Patents, Trademarks, Licenses, Franchises and Concessions

We do not currently hold any patents, trademarks, franchises or concessions. We were granted a license by ICM, Inc. to use certain ethanol production technology necessary to operate our ethanol plant. The cost of the license granted by ICM was included in the amount we paid to Fagen, Inc. to design and build our ethanol plant.

Competition

We sell our ethanol in a highly competitive market. Ethanol is a commodity product where competition in the industry is predominantly based on price. On a national scale, we are in direct competition with numerous other ethanol producers.  According to the Renewable Fuels Association (the “RFA”), there are approximately 210 biorefineries with a total nameplate capacity of approximately 17.6 billion gallons of ethanol per year, with an additional plant under expansion or construction with capacity to produce an additional 16 million gallons.

Alternative fuels and alternative ethanol production methods are continually under development. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages over us and harm our business.

The amount of distillers’ grains produced annually in North America has increased significantly as the number of ethanol plants has increased.  We compete with other producers of distillers’ grains products both locally and nationally, with more intense competition for sales of distillers’ grains among ethanol producers in close proximity to our ethanol plant.  These competitors may be more likely to sell to the same markets that we target for our distillers’ grains.

We compete with many ethanol producers for the sale of corn oil. Many ethanol producers have installed the equipment necessary to separate corn oil from the distillers’ grains they produce which has increased competition for corn oil sales and has resulted in lower market corn oil prices.

Government Ethanol Supports

The ethanol industry is dependent on several economic incentives, the most significant of which is the federal Renewable Fuels Standard (the “RFS”). The RFS is a national program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. The RFS has been, and we expect will continue to be, a significant factor impacting ethanol usage. For additional information regarding Government Ethanol Supports, see the section of Annex B captioned “Government Supports and Regulation.”

Compliance with Environmental Laws and Other Regulatory Matters

Our business subjects us to various federal, state, and local environmental laws and regulations, including: those relating to discharges into the air, water, and ground; the generation, storage, handling, use, transportation, and disposal of hazardous materials; and the health and safety of our employees. These laws and regulations require us to obtain and comply with numerous permits to construct and operate our ethanol plant, including water, air, and other environmental permits.  The costs associated with obtaining these permits and meeting the conditions of these permits have increased our costs of construction and production. Additionally, compliance with environmental laws and permit conditions in the future could require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment, as well as significant management time and expense.  A violation of these laws, regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations, and/or plant shutdown, any of which could have a materially adverse effect on our operations.  Although violations and environmental non-compliance still remain a possibility following our conversion from coal to natural gas combustion, the exposure to the company has been greatly reduced.

For the fiscal year ended October 31, 2019, we incurred costs and expenses of approximately $88,000 complying with environmental laws. For the fiscal year ended October 31, 2020, we incurred costs and expenses of approximately $156,000 complying with environmental laws.

On January 13, 2015, we submitted an efficient producer petition to the EPA which was approved by the EPA on March 12, 2015.  In the approval determination, the EPA’s analysis indicated that we achieved at least a 20.1% reduction in greenhouse gas (“GHG”) emissions for their non-grandfathered volumes compared to the baseline lifecycle GHG emissions. Pursuant to the award approval, we are only authorized to generate RINs for our plant’s non-grandfathered volumes if we can demonstrate that all ethanol produced at the plant during an averaging period (defined as the prior 365 days or the number of days since the date of the EPA efficient producer pathway approval) meets the 20% GHG reduction requirement. To make this demonstration, we must comply with the compliance plan we developed and keep certain records as specified in the EPA’s approval.  Additionally, we must register with the EPA as a renewable fuel producer for the non-grandfathered volumes.  Although we believe we will be able to maintain continuous compliance with the 20% reduction in GHG emissions requirement, there is no guarantee that we will do so.  If we do not maintain continuous compliance with the 20% reduction in GHG emissions requirement, we will not be able issue RINs for the non-grandfathered volumes of ethanol produced at our plant.  As a result, we may be forced to rely on export sales for these non-grandfathered volumes of ethanol, which could adversely affect our operating margins, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

Employees

The Company has approximately 40 total employees and approximately 38 full-time employees. Seven employees are involved primarily in management and administration and the remaining employees are involved primarily in plant operations. No significant change in the number of employees at the Company’s plant is expected as a result of the Merger.

Legal Proceedings

The Company is not subject to any pending legal proceedings, other than ordinary routine litigation incidental to its business. The Company is not subject to any bankruptcy, receivership, or similar proceeding. Further, none of the Company’s officers, governors, affiliates, or members who control more than 5% of the Company’s units are party to any legal proceedings which have a material effect on the Company.  Additionally, the Company is not subject to any administrative of judicial proceedings pertaining to the discharge of materials into the environment or relating to other environmental regulations.

Securities, Market, and Dividend Information

Securities Subject to the Merger

On June 25, 2021, there were 77,932,107 units of the Company issued and outstanding, consisting of 62,932,107 Class A units and 15,000,000 Class B units. There are no other classes of units outstanding. If the Merger is completed, GFE will acquire the entire Minority Ownership Interest, which comprises 38,456,283 Class A units.

Use of the Securities Subject to the Merger

Pursuant to the Merger Agreement, GFE will acquire the Company’s units held by the Minority Ownership Interest, which comprises 38,456,283 units. Upon completion of the Merger, each issued and outstanding unit of the Minority Ownership Interest will be canceled and converted into the right to receive $0.36405 per unit. The cancellation of each issued and outstanding unit of the Minority Ownership Interest means that each such interest will not be retained or held in treasury but rather will be retired and otherwise disposed of.

Market Information

Our Units do not trade actively, and there is no established public trading market for the Units. Nor is there any market price for our units.

Dividends, Offerings, and Unit Purchases

The Company has paid no dividends in the past two fiscal years. There is no restriction on the Company’s current of future ability to pay dividends. There has been no public offering for the Company’s units in the past three years. Neither GFE nor Merger Sub have purchased any of the Company’s units in the past two fiscal years years.

No Provision for Access to Company Files

The Company has not made any provision to grant any unaffiliated members access to Company files or to obtain counsel or appraisal services at the Company's expense, except that the a copy of the Fairness Opinion is available for inspection and copying at the principal office of the Company, 91246 390th Ave. Heron Lake, Minnesota 56137, by any member of the Company or any representative of a member of the Company who has been designated in writing by such member.

Securities Transactions

There have been no transaction involving the units of HLBE held by the Minority Ownership Interest in the past 60 days.

Reports to Securities Holders

The Company is currently required to file annual, quarterly, and certain other reports with the SEC. Upon completion of the Merger the Company intends to file for de-registration from the SEC. If the Company is allowed to de-register, it will no longer be required to file annual, quarterly, and certain other reports with the SEC. Following de-registration, the Company does not intend to voluntarily disseminate an annual report or audited financial statements and will cease to file reports with the SEC. Pertinent information about the Company, including the reports we file with the SEC, is available at the SEC’s website, http://www.sec.gov, and is also available on the Company’s website www.heronlakebioenergy.com.

Identity and Background of the Filing Persons

In conjunction with this proxy statement, the Company and certain other parties related to the Merger (each a “Filing Person” and collectively “Filing Persons” are filing a transaction statement with the SEC pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 13e-3. Filing Persons of the Company’s Form 13e-3 include: the Company, GFE, Merger Sub, and Project Viking.

During the last five years, none of these Filing Persons have been convicted in a criminal proceeding or have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Heron Lake BioEnergy, LLC

Heron Lake BioEnergy, LLC, is a Minnesota limited liability company formed on April 12, 2001. The Company operates a dry mill fuel-grade ethanol plant in Heron Lake, Minnesota, which is currently permitted to produce approximately 72.3 million gallons of undenatured fuel-grade ethanol on a twelve-month rolling sum basis. HLBE’s business consists primarily of the production and sale of ethanol and its co-products (wet, modified wet and dried distillers’ grains, corn oil and corn syrup). HLBE’s wholly owned subsidiary, HLBE Pipeline Company, LLC, is the sole owner of Agrinatural, which owns and operates a natural gas pipeline that provides natural gas to the

Company’s ethanol production facility and other customers. A majority of HLBE’s outstanding membership units are owned by GFE. The Company’s address is, and its principal executive offices are located at, 91246 390th Avenue Heron Lake, Minnesota 56137. The Company’s phone number is (507) 793-0077.

Granite Falls Energy, LLC

Granite Falls Energy, LLC, is a Minnesota limited liability company formed on December 29, 2000 for the purpose of constructing, owning and operating a fuel-grade ethanol plant located in Granite Falls, Minnesota, which is currently permitted to produce up to 70 million gallons of undenatured ethanol on a twelve-month rolling sum basis.  GFE’s business consists primarily of the production and sale of ethanol and its co-products (wet, modified wet and dried distillers’ grains, corn oil and corn syrup). GFE’s address and location of its principal offices is 15045 Hwy 23 SE, PO Box 216 Granite Falls, MN 56241. GFE’s phone number is (320) 564-3100.

GFE is an affiliate of the Company due to GFE’s majority ownership of the Company.  GFE, through its wholly owned subsidiary Project Viking, controls approximately 50.7% of the Company’s issued and outstanding units.  Further, the Company and GFE have common management, pursuant to the Management Services Agreement, which provides that GFE’s executive officers will manage the Company and the Company will pay GFE for half of the management costs.

Granite Heron Merger Sub, LLC

Merger Sub is a Minnesota limited liability company with a principal place of business at 15045 Highway 23 S.E., PO Box 216 Granite Falls, MN 56241-0216. Merger Sub’s business phone number is (320) 564-3100. Merger Sub is wholly owned by GFE and was formed June 22, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Merger Sub is an affiliate of the Company because the two entities are under common control by GFE.

Project Viking, LLC

Project Viking is a Minnesota limited liability company with a principal place of business at 15045 Highway 23 S.E., PO Box 216 Granite Falls, MN 56241-0216. Project Viking’s business phone number is (320) 564-3100. Project Viking is wholly owned by GFE. Additionally, Project Viking owns approximately 50.7% of the Company’s issued and outstanding units. Project Viking is an affiliate of the Company because the two entities are under common control by GFE.

Governors and Officers of the Filing Persons

Set forth below is certain information with respect to the governors and officers of the Company, GFE, Merger Sub, and Project Viking including each governor’s or officer’s current occupation, and five-year employment history. Except as disclosed below, none of governors or officers have been convicted in a criminal proceeding or been a party to any judicial proceeding in the past five years. Except as disclosed below, the country of citizenship of all of the governors and officers is the United States of America.

The address for each of the Company’s governors and officers for the purposes of their position the Company is the Company’s principal executive offices located at 91246 390th Avenue, Heron Lake, Minnesota 56137. The address for each governors and officer of GFE, Merger Sub, and Project Viking for the purposes of their position the GFE, Merger Sub, or Project Viking is the principal executive offices of GFE located at 15045 Highway 23 S.E., PO Box 216 Granite Falls, MN 56241-0216.

Pursuant to the Minnesota Laminated Liability Company Act, a limited liability company’s management board is referred to as a board of governors. When we use the term “governor” it has substantially the same meaning as “director.”

HLBE Governors and Officers

Identity and Background of HLBE Governors and Officers
Name	Background, Offices, and Employment

Paul Enstad

Mr. Enstad serves as a governor and the chairman of the board of governors of the Company. He also serves as a governor and the chairman of the board of governors of GFE. From September 2013 through March 2018, he served as one of the Company’s four appointed managers to the board of managers of Agrinatural Gas, LLC. Mr. Enstad has been farming corn and soybeans near Granite Falls, Minnesota since 1978. The address of Mr. Enstad’s farming operation is 3124 490th St., Granite Falls, MN 56241.

Rodney Wilkison

Mr. Wilkison is a governor and the vice-chairman of the board of governors of the Company. He also serves as the chair of the Company’s audit committee. Additionally, Mr. Wilkison serves as a governor and the vice-chairman of the board of governors of GFE. Since November 1985, he has been the owner and chief executive officer of Wilkison Consulting Service, 117 Savannah Heights Blvd., Lynd, MN 56157, which provides financial consulting, tax preparation, and monthly accounting services for farmers and small businesses.

Michael Kunerth

Mr. Kunerth serves as a governor of the Company. Mr. Kunerth also serves as the secretary of the board of governors for the Company and is a member of the audit committee for the board of governors of the Company. Since 1990, Mr. Kunerth has served as the president and owner of Kunerth Farms & Seed Center, 34858 150th St., Brewster, MN 56119, which specializes in corn and soybean production, as well as retail seed production. Mr. Kunerth maintains a board seat on the Minnesota Soybean Growers Association.

Robert Ferguson

Mr. Ferguson serves as a governor of the Company. Mr. Ferguson also served as one of the Company’s appointed managers to the board of managers of Agrinatural from 2011 through March 2018. Mr. Ferguson formerly served as the Company’s president and chief executive officer. Since 1972, Mr. Ferguson has farmed near Heron Lake, Minnesota. The address of Mr. Ferguson’s farming operation is 4 Rosemary Lane, Slayton, MN 56172. Mr. Ferguson was formerly a Jackson County Commissioner and served on the Jackson County Planning and Zoning board and the Prairieland Development Board. Additionally, Mr. Ferguson previously served as the president of Heron Lake Development Corporation.

Doug Schmitz

Mr. Schmitz serves as a governor of the Company. Mr. Schmitz has been farming near Heron Lake, Minnesota since 1988. Additionally, Mr. Schmitz owns and operates Schmitz Grain, Inc., P.O. Box 175, Currie, MN 56123, which consists of three locations in southwestern Minnesota. Mr. Schmitz serves on the board of Agri-Tech Systems, Inc., based in Las Vegas, Nevada, as well as United Ag Resources, based in Slayton, Minnesota.

David Woestehoff

Mr. Woestehoff serves as a governor of the Company. Mr. Woestehoff previously served as the president of the board of governors for the Company. Additionally, Mr. Woestehoff served as one of the Company’s appointed managers to the board of managers of Agrinatural from 2011 through March 2017. Mr. Woestehoff operates grain farming operations in Belle Plaine, Minnesota and Arlington, South Dakota. The address of Mr. Woestehoff’s principal farming operations is 15466 W. 270th St., Belle Plaine, MN 56011. Mr. Woestehoff is also the founder and 100% owner of Brewery Hill Grain Company, which operates an independent grain elevator in Le Sueur, Minnesota. In 2009, Mr. Woestehoff became president, chief executive officer, and majority shareholder of Minnesota Valley Grain Company, which operates commercial grain elevators in LeCenter, LeSueur, Montgomery, and Webster, Minnesota. Mr. Woestehoff also serves as the treasurer for Emmanuel Lutheran Church in Hamburg, Minnesota and on the board of directors for the Mayer Lutheran High School Foundation.

Dean Buesing

Mr. Buesing serves as a governor of the Company. He also serves as a governor and the secretary of the board of governors for GFE. Additionally, Mr. Buesing serves as a member of the executive board and nominating committee for GFE. Since 1980, Mr. Buesing has served as the president of Buesing Farms, Inc., 5027 Hwy. 67, Granite Falls, MN 56241. He is also the president of Buesing-Buesing, LLC, which is a farming operation that was formed in 2006. Since 2007, Mr. Buesing has also served as a partner with his brother and nephew in Business Ag. Partnership.

Leslie Bergquist

Mr. Bergquist serves as an alternate governor for the Company. He also serves as a governor of the board of governors for GFE. Mr. Bergquist previously served a tenure as a governor of GFE from 2013 to 2019, during which time he was appointed one of GFE’s appointed governors to the board of the Company and as a member of the audit committee of the Company. Additionally, Mr. Bergquist served as an appointed director of Agrinatural from September 2013 until March 2018. Since January 2012, Mr. Bergquist has owned and served as president of Bergquist Consulting Corporation, which provides commercial and agricultural loan reviews and appraisal reviews. Mr. Bergquist also currently serves as a farm manager for Fagen Farms, LLP, P.O. Box D, Granite Falls, MN 56241, and as a bus driver for Bennett & Bennett Transportation, Inc.

Kenton Johnson

Mr. Johnson serves as an appointed governor for the Company. He also serves as a governor for GFE. Since 2007, Mr. Johnson has raised corn and soybeans in his farming operation located south of Granite Falls, Minnesota. Since January 2009, Mr. Johnson has served as the chief executive officer of Prairie View Farms, Inc., 5347 270th Ave. P.O. Box 56, Granite Falls, MN 56241, a family owned and operated farming business. Since 2013, Mr. Johnson has served as a director on the boards of Platinum Ethanol, LLC, an ethanol plant located at 2585 Quail Avenue Arthur, IA 51431 United States, and as a governor of Bushmills Ethanol, an ethanol facility located at 17025 Hwy 12 NE

Atwater, MN 56209. Additionally, since June 2015, Mr. Johnson has served as a director for Ringneck Energy, LLC, an ethanol facility at 901 Redwood Ave. Onida, SD, 57564.

Jeremy Janssen

Mr. Janssen serves as an alternate governor for the board of governors of the Company. Since May 2011, Mr. Janssen has been employed by United Prairie Bank, 412 13th St., Heron Lake, MN 56137, serving as the market president for its Windom and Mountain Lake, Minnesota branches since December 2014 and prior to that as its vice president of business banking.

Martin Seifert

Mr. Seifert serves as an alternate governor for the Company. Mr. Seifert also serves as an alternate governor of GFE. Additionally, Mr. Seifert serves on the board of governors of St. Paul-based Catholic United Financial, a non-profit insurance provider. Since 2014, Mr. Seifert has been employed as a lobbyist with the firm of Flaherty and Hood, P.A., 525 Park St., St. Paul, MN 55103. Additionally, since 2002, Mr. Seifert has been the owner of Seifert Properties, LLC.

Robin Spaude

Mr. Spaude serves as a governor of the Company. He also serves as a governor and a member of the nominating committee for GFE. Mr. Spaude is a retired Army Reserve officer of 20 years. From July 2006 to March 2019, Mr. Spaude served as the plant manager of GFE, 15045 Hwy. 23 SE, Granite Falls, MN 56241.

Jeffrey Oestmann

Mr. Oestmann serves as the chief executive officer and general manager of the Company and GFE, 15045 Hwy. 23 SE, Granite Falls, MN 56241. From May 2013 to April 2017, Mr. Oestmann served as the president and chief executive officer of East Kansas Agri-Energy, LLC, which operates an ethanol plant at 1304 S Main St, Garnett, KS 66032. Additionally, from April 2017 to July 2019, Mr. Oestmann worked for Syngenta, an agricultural science and technology company as head of accounts and subsequently as head of bio-fuel operations. Moreover, Mr. Oestmann served as the owner of Oestmann, LLC from July 2019 to May 2021.

Stacie Schuler

Ms. Schuler serves as the chief financial officer for the Company and GFE, 15045 Hwy. 23 SE, Granite Falls, MN 56241. Additionally, Ms. Schuler serves as the chief financial officer of Agrinatural, a position she has held since February 2020. Ms. Schuler also serves as a member on the board of managers of Agrinatural.

Eric Baukol

Mr. Baukol serves as the risk manager for the Company, a position he has held since July 2013. He also holds the same position with GFE, 15045 Hwy. 23 SE, Granite Falls, MN 56241. Mr. Baukol also serves as a member of the board of managers for Agrinatural.

GFE Governors and Officers

Identity and Background of the GFE Governors and Officers
Name	Background, Offices, and Employment
Paul Enstad

Mr. Enstad is a governor and the chairman of the board of governors of GFE. Mr. Enstad also serves as one of GFE’s appointed governors to the board of governors of the Company, as well as the chairman of the Company. From September 2013 through March 2018, he served as one of the Company’s four appointed managers to the board of managers of Agrinatural. Mr. Enstad has been farming corn and soybeans near Granite Falls, Minnesota since 1978. The address of Mr. Enstad’s farming operation is 3124 490th St., Granite Falls, MN 56241.

Rodney Wilkison

Mr. Wilkison is a governor and the vice-chairman of the board of governors of GFE. Mr. Wilkison also serves as one of GFE’s appointed governors to the board of governors of the Company, as well as the vice-chairman and chair of the audit committee of the Company. Since November 1985, he has been the owner and chief executive officer of Wilkison Consulting Service, 117 Savannah Heights Blvd., Lynd, MN 56157, which provides financial consulting, tax preparation, and monthly accounting services for farmers and small businesses.

David Forkrud

Mr. Forkrud is a governor of GFE. He recently retired in 2016 after managing farmer-owned cooperatives for 42 years. Mr. Forkrud continues to work part-time for Farmer’s Co-Op Oil Co. of Echo, selling grain handling equipment. Mr. Forkrud was elected County Commissioner in the fall of 2016 for Redwood County, Minnesota and continues to serve in this role. Mr. Forkrud’s principal place of business is 314 Hibbard Ave. P.O. Box 235, Belview, MN 56214.

Dean Buesing

Mr. Buesing is a governor and the secretary of the board of governors of GFE. He also serves as a member of the executive board and nominating committee for GFE. Mr. Buesing additionally serves as a governor of the Company. Since 1980, Mr. Buesing has served as the president of Buesing Farms, Inc., 5027 Hwy. 67, Granite Falls, MN 56241. He is also is the president of Buesing-Buesing, LLC, which is a farming operation that was formed in 2006. Since 2007, Mr. Buesing has also served as a partner with his brother and nephew in Business Ag Partnership.

Sherry Jean Larson

Ms. Larson is a governor of GFE. She also serves as a member of GFE’s audit committee and nominating committee. Ms. Larson is a certified public accountant and is currently employed as the senior vice president and controller for Independent Community Bankers of America (ICBA), 518 Lincoln Rd., Sauk Centre, MN 56378. Previously, she served as the chief financial officer of Quam Construction (Quam) in Willmar, MN from December 2016 to March 2018. For 15 years preceding her role with Quam, Ms. Larson was employed as a manager at Christianson & Associates, PLLP.

Robin Spaude

Mr. Spaude serves as a governor of GFE. He also serves as a member of the nominating committee of GFE. Mr. Spaude additionally serves as a governor of the board of governors for the Company. Mr. Spaude is a retired Army Reserve officer of 20 years. From July 2006 to March 2019, Mr. Spaude served as the plant manager of GFE, 15045 Hwy. 23 SE, Granite Falls, MN 56241.

Kenton Johnson

Mr. Johnson serves as a governor of GFE. He also serves as one of GFE’s appointed governors to the board of governors of the Company. Mr. Johnson has raised corn and soybeans in his farming operation located south of Granite Falls, Minnesota. Since January 2009, Mr. Johnson has served as the chief executive officer of Prairie View Farms, Inc., 5347 270th Ave. P.O. Box 56, Granite Falls, MN 56241, a family owned and operated farming business. Since 2013, Mr. Johnson has served as a director on the boards of Platinum Ethanol, LLC, an ethanol plant located at 2585 Quail Avenue Arthur, IA 51431 United States, and as a governor of Bushmills Ethanol, an ethanol facility located at 17025 Hwy 12 NE Atwater, MN 56209. Additionally, since June 2015, Mr. Johnson has served as a director for Ringneck Energy, LLC, an ethanol facility at 901 Redwood Ave. Onida, SD, 57564.

Bruce LaVigne

Mr. LaVigne serves as a governor of GFE. Since April 2010, Mr. LaVigne has served as the managing director of Red Lake Resources Limited, an Ontario private equity mineral exploration company. Additionally, since February 1989, Mr. LaVigne has served as the chief executive officer of Secluded Properties Limited, an Ontario company that develops commercial timber and mining. He also serves as the chief executive officer of 972974 Ontario Limited, a private equity mining and real estate company. Additionally, Mr. LaVigne serves as the chairman of 1009167 Ontario Limited, a private investment holding company. Moreover, Mr. LaVigne also serves as the vice president of Boundary Waters Land and Timber, Limited P.O. Box 597, Ranier, MN 56668, a private equity Minnesota real estate development and timber production company. Mr. LaVigne has dual citizenship in the United States and Canada.

Leslie Bergquist

Mr. Bergquist serves as a governor of GFE. Mr. Bergquist previously served as a governor of GFE from 2013 to 2019. During his prior tenure as a governor of GFE, Mr. Bergquist also served as one of GFE’s appointed governors to the board of governors of the Company and as a member of the audit committee of the Company. Mr. Bergquist currently serves as an alternate governor of the board of governors for the Company. Additionally, Mr. Bergquist also served as an appointed director of Agrinatural from September 2013 until March 2018. Since January 2012, Mr. Bergquist has owned and served as president of Bergquist Consulting Corporation, which provides commercial and agricultural loan reviews and appraisal reviews. Mr. Bergquist also currently serves as a farm manager for Fagen Farms, LLP, P.O. Box D, Granite Falls, MN 56241, and as a bus driver for Bennett & Bennett Transportation, Inc.

Martin Seifert

Mr. Seifert serves as an alternate governor of GFE. Mr. Seifert also serves as an alternate governor of the board of governors for the Company. He also serves on the board of governors of St. Paul-based Catholic United Financial, a non-profit insurance provider. Since 2014, Mr. Seifert has been employed as a lobbyist with the firm of Flaherty and Hood, P.A., 525 Park St., St. Paul, MN 55103. in St. Paul, Minnesota. Additionally, since 2002, Mr. Seifert has been the owner of Seifert Properties, LLC.

Jeffrey Oestmann

Mr. Oestmann serves as the chief executive officer and general manager of GFE and the Company, 15045 Hwy. 23 SE, Granite Falls, MN 56241. From May 2013 to April 2017, Mr. Oestmann served as the president and chief executive officer of East Kansas Agri-Energy, LLC, which operates an ethanol plant at 1304 S Main St, Garnett, KS 66032. Additionally, from April 2017 to July 2019, Mr. Oestmann worked for Syngenta, an agricultural science and technology company as head of accounts and subsequently as head of bio-fuel operations. Moreover, Mr. Oestmann served as the owner of Oestmann, LLC from July 2019 to May 2021.

Stacie Schuler

Ms. Schuler serves as the chief financial officer and controller for GFE, 15045 Hwy. 23 SE, Granite Falls, MN 56241, positions she has held since July 2005. Since 2013, Ms. Schuler has also served as the chief financial officer for the Company. Additionally, Ms. Schuler serves as the chief financial officer of Agrinatural, a position she has held since February 2020. Ms. Schuler also serves as a member on the board of managers of Agrinatural.

Eric Baukol

Mr. Baukol serves as the risk manager for GFE, 15045 Hwy. 23 SE, Granite Falls, MN 56241. a position he has held since July 2013. He also holds the same position with the Company. Mr. Baukol also serves as a member of the board of managers of Agrinatural.

Governors and Officers of Granite-Heron Merger Sub, LLC

Merger Sub’s sole member is GFE, which has appointed Jeffrey Oestmann as its manager. There are no governors of Merger Sub. Oestmann’s biographical information is in the immediately preceding section.

Governors and Officers of Project Viking, L.L.C.

GFE is the sole member of Project Viking, L.L.C., , which has appointed Jeffrey Oestmann as its manager. There are no governors of Project Viking. Oestmann’s biographical information is in the preceding section.

Interests of Certain Persons in the Merger

Security Ownership of HLBE Governors, Executive Officers and Beneficial Owners

The following table provides certain information as of June 25, 2021, with respect to the unit ownership of: (i) those persons or groups (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who beneficially own more than beneficial owners owning or holding 5% or more of our outstanding units; (ii) each person who served as a governor of the Company in the past year, (iii) each named executive officer of the Company; and (iv) all officers, governors, and nominees, as a group. Except as noted below, the persons listed below possess sole voting and investment power over their respective units. No family relationships exist among our governors and executive officers.

Title of Class	Name of Beneficial Owner (1)	Position with the Company	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)	Percent of All Classes(3)
Class A Units	Dean Buesing	Appointed Governor	—	Units	—%	—%
Class A Units	Steve Christensen	Chief Executive Officer & General Manager	—	Units	—%	—%
Class A Units	Paul Enstad	Appointed Governor & Chairman	—	Units	—%	—%
Class A Units	Robert Ferguson(4)	Elected Governor	322,084	Units	* %	* %
Class A Units	Les Bergquist(5)	Alternate Appointed Governor	—	Units	—%	—%
Class A Units	Kenton Johnson	Appointed Governor	—	Units	—%	—%
Class A Units	Michael Kunerth(6)	Elected Governor & Secretary	977,000	Units	1.55%	1.25%
Class A Units	Martin Seifert	Alternate Appointed Governor	—	Units	—%	—%
Class A Units	Jeremy Janssen(7)	Alternate Elected Governor	43,000	Units	* %	* %
Class A Units	Robin Spaude	Appointed Governor	—	Units	—%	—%
Class A Units	Doug Schmitz(8)	Elected Governor	2,017,524	Units	3.21%	2.59%
Class A Units	Stacie Schuler	Chief Financial Officer	—	Units	—%	—%
Class A Units	Rodney Wilkison	Appointed Governor & Vice Chairman	—	Units	—%	—%
Class A Units	Dave Woestehoff(9)	Elected Governor	3,239,846	Units	5.15%	4.16%
Class A Units	Marten Goulet(10)	Appointed Governor	—	Units	—%	—%
All Governors, Officers and Nominees as a Group:			6,573,620	Units	10.45%	8.44%

Other Members Owning or Holding 5% or More of Our Outstanding Units:
Class A Units	Granite Falls Energy(11)		24,475,824	Units	38.89%	31.41%
Class B Units	Granite Falls Energy(11)		15,000,000	Units	100.00%	19.25%
All Classes	Granite Falls Energy(11)		39,475,824	Units		50.65%

*	Indicates less than 1% ownership.

(1)

The address for all governors and named executive officers for the purposes of their position with Company is the Company’s principal executive offices located at 91246 390th Avenue, Heron Lake, Minnesota 56137.  The address for Granite Falls Energy, LLC is 15045 Highway 23 SE, PO Box 216 Granite Falls, Minnesota 56241.

(2)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any units if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined.  As used herein, “voting power” is the power to vote or direct the voting of units and “investment power” is the power to dispose or direct the disposition of units, and includes all units held directly as well as by spouses and minor children, in trust and other indirect ownership, over which units the named individuals effectively exercise sole or shared voting or investment power.

(3)	The percentages in the table are based on 77,932,107 units of the Company issued and outstanding as of March 24, 2021, consisting of 62,932,107 Class A units and 15,000,000 Class B units.

(4)	Includes 148,125 Class A Units owned by Mr. Ferguson and 173,959 Class A Units owned by Mr. Ferguson’s spouse.

(5)	Mr. Bergquist’s term as an alternate appointed governor of the Company began March 25, 2021.

(6)

Includes 11,000 Class A Units owned by Mr. Kunerth, 483,000 Class A Units owned by the Dawn Kunerth and Michael Kunerth Trust dated July 18, 2006 and 483,000 Class A Units owned by the Michael Kunerth Trust dated July 18, 2006. Mr. Kunerth and his spouse are trustees of each of these trusts.

(7)	All Units are owned jointly by Mr. Janssen and his spouse.

(8)

Includes 982,500 Class A Units owned by Doug Schmitz, 8,092 Class A Units owned by Mr. Schmitz and his spouse, 44,432 Class A Units owned by Mr. Schmitz’s spouse, and 982,500 Class A Units owned by Schmitz Grain Inc., which is controlled by Doug Schmitz.

(9)	All Units are owned jointly by Mr. Woestehoff and his spouse.

(10)	Mr. Goulet’s term as an appointed governor of the Company expired March 25, 2021.

(11)

Each of Messrs. Bergquist, Buesing, Enstad, Johnson, and Wilkison were appointed to our board by GFE, and each serves as a governor on the board of governors of GFE. Additionally, each of Messrs. Seifert and Spaude were designated as alternates to the appointed governors by GFE and are available to serve in the absence of an appointed governor. However, each of Messrs. Bergquist, Buesing, Enstad,  Johnson, Wilkison, and Seifert, and Spaude disclaim any beneficial ownership of the securities indicated, and the reporting herein of such securities shall not be construed as an admission that any of the foregoing is the beneficial owner thereof for purposes of Section 16 or for any other purpose.

Security Ownership of GFE Governors, Executive Officers

No units of HLBE are beneficially owned by governors or executive officers of GFE.

Security Ownership of Agrinatural Governors, Executive Officers

No units of HLBE are beneficially owned by governors or executive officers of Agrinatural.

Security Ownership of Granite-Heron Merger Sub, LLC, Governors, Executive Officers

No units of HLBE are beneficially owned by governors or executive officers of Merger Sub.

Security Ownership of Project Viking, L.L.C., Governors, Executive Officers

No units of HLBE are beneficially owned by governors or executive officers of Project Viking, L.L.C.

Interests of HLBE Governors and Officers in Granite Falls Energy, LLC

Certain HLBE governors and officers have an interest in GFE, the acquiring company in the proposed Merger. By holding units in GFE, these governors and officers may have interests in the Merger that are different, and potentially adverse to yours. Specifically, governors and officers of HLBE who own units of GFE may see the value of their GFE units increase or decrease as a result of the consummation of the Merger, or the failure to consummate the Merger.

Our Company and GFE are closely related, with GFE owning approximately 50.7% of our issued and outstanding units, through GFE’s wholly owned subsidiary Project Viking, L.L.C. Accordingly, some of our governors, including the chairman of our Board, also serve governors of GFE. Additionally, subject to a Management Services Agreement between the two companies, the CEO, CFO and risk manager of GFE also serve as the CEO, CFO, and risk manager of our Company.

The following table provides certain information as of March 25, 2021, regarding units of GFE owned and positions with GFE held by governors and officers of our Company. Except as noted below, the persons listed below possess sole voting and investment power over their respective units.

Name of HLBE Governor or Officer (1)	Position with the GFE, if any	Number of GFE Units Owned(2)		Percent of Class(3)
Dean Buesing	Governor, secretary	635	Units	2.07%
Steve Christensen	Chief Executive Officer & General Manager	—	Units	—%
Paul Enstad	Governor & Chairman	125	Units	— %*
Robert Ferguson	—	—	Units	—%
Les Bergquist(4)	Governor	15	Units	— %*
Kenton Johnson	Governor	10	Units	— %*
Michael Kunerth	—	—	Units	—%
Martin Seifert	Alternate Governor	2	Units	— %*
Jeremy Janssen	—	—	Units	—%
Robin Spaude	Governor	55	Units	— %*
Doug Schmitz	—	—	Units	—%
Stacie Schuler	Chief Financial Officer	5	Units	— %*
Rodney Wilkison	Governor & Vice Chairman	100	Units	— %*
Dave Woestehoff	—	—	Units	—%
Total GFE units owned by HLBE Governors & Officers		947	Units

*	Indicates less than 1% ownership.

(1)	The address for all governors and named executive officers for the purposes of their position with GFE is the GFE’s principal executive offices located at 15045 Highway 23 SE, PO Box 216 Granite Falls, Minnesota.

(2)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any units if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of units and “investment power” is the power to dispose or direct the disposition of units, and includes all units held directly as well as by spouses and minor children, in trust and other indirect ownership, over which units the named individuals effectively exercise sole or shared voting or investment power.

(3)	The percentages in the table are based on 30,606 Units issued and outstanding as of February 21, 2021.

(4)	Mr. Bergquist’s term as an alternate appointed governor of the HLBE began March 25, 2021. Mr. Bergquist replaced Marten Goulet, who served as an appointed Governor of HLBE until March 25. Mr. Goulet also served as an elected governor of GFE until March 25, 2021. Mr. Goulet holds 15 units of GFE.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and governors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, governors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports with respect to the most recent fiscal year.

Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Form 5s were required for such covered persons, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during the 2020 fiscal year.

No Golden Parachute Compensation

No compensation, benefits, or severance package will be payable to the Company’s named executive officers based on or otherwise related to the Merger. In accordance with Item 402(t) of Regulation S-K of the Securities Act, the table below sets forth this information.

Executive Officer	Cash	Equity	Pension/NQDC(1)	Tax Reimbursement	Other	Total
Steve Christensen(2)	$0	$0	$0	$0	$0	$0
Jeffrey Oestmann(3)	$0	$0	$0	$0	$0	$0
Stacie Schuler	$0	$0	$0	$0	$0	$0

(1)	NQDC refers to nonqualified deferred compensation.
(2)	Steve Christensen served as the CEO and general manager of GFE and HLBE until May 26, 2021.
(3)	Jeffrey Oestmann succeeded Steve Christensen, becoming CEO and general manager of GFE and HLBE effective May 26, 2021.

Related party Transactions

Except as disclosed below, we have not entered into any transactions since the beginning of the Fiscal Year 2019 with any of our governors or officers, affiliates, or governors or officers of our affiliates, in which the amount involved exceeds $60,000 or 1% of our consolidated annual revenues.

Corn Transactions

In the ordinary course of business, we regularly enter into transactions to buy grain. From time to time, we may buy grain from related persons on the same basis as we buy grain from unrelated parties. For the fiscal year ended October 31, 2020, we purchased approximately $6.9 million of corn from board members, consisting of approximately $460,000 from Robert Ferguson, and $6.5 million Schmitz Grain, inc., which is controlled by our governor Doug Schmitz.

For the fiscal year ended October 31, 2019, we purchased approximately $11.5 million of corn from board members, consisting of approximately $258,000 from Robert Ferguson, approximately $42,000 from Michael Kunerth, and approximately $11.2 million in grain from Schmitz Grain, Inc., which is controlled by our governor Doug Schmitz.

Management Services Agreement

On July 31, 2013, we entered into the Management Services Agreement with GFE for the purpose of sharing certain management employees. The Management Services Agreement automatically renews for successive one-year terms unless and until the Company or GFE gives the other party 90 days’ written notice of termination prior to expiration of the initial term or the start of a renewal term. The Management Services Agreement may also be terminated by either party for cause under certain circumstances.

Under the Management Services Agreement, GFE supplies its personnel to act as part-time officers and managers of the Company for the positions of chief executive officer, chief financial officer, and risk manager (the “Executive Officers”). In return, the Company pays GFE 50% of the total salary, bonuses and other expenses and costs (including all benefits and tax contributions) incurred by GFE for the three management positions, paid on an estimated monthly basis with a “true-up” following the close of GFE’s fiscal year. GFE is responsible for and agreed to directly pay salary, wages, and/or benefits to the persons providing management services under the Management Services Agreement. The total costs that the Company incurred under the Management Services Agreement for fiscal year 2020 was approximately $510,000.

It is expected that the Executive Officers will continue serving in their current positions with GFE upon the completion of the Merger. Because HLBE will become a wholly owned subsidiary of GFE upon completion of the Merger, the Executive Officers are also expected to continue managing and overseeing the operations of HLBE. Because the Executive Officers are expected to generally continue performing the same roles upon completion of the Merger, the Merger Agreement does not authorize any special payments or other such benefits for the Executive Officers upon completion of the Merger.

Review and Approval of the Transactions with Project Viking and Granite Falls Energy

The Management Services Agreement described above, were reviewed and approved by a Special Committee of the board of governors. The Special Committee was comprised of Robert J. Ferguson, Doug Schmitz, David J. Woestehoff, Michael S. Kunerth and Jeremy Janssen. The governors serving on the Special Committee had no personal interest in the transactions contemplated by the management services agreement or related transactions. The governors serving on the Special Committee also were not affiliated with GFE or Project Viking or any of their respective affiliates.

CEO Separation Agreement

Unrelated to the Merger, the Company’s CEO and General Manager Steve Christensen has announced his intention to retire from both and HLBE and GFE at or before the end of 2021. To facilitate his retirement, Mr. Christensen and the GFE executed a separation agreement on or about February 17, 2021 (the “CEO Separation Agreement”). Pursuant to the CEO Separation Agreement, Christensen’s services to GFE will terminate at the earlier of December 31, 2021, or the hiring of his replacement and the completion of a transition period. Christensen’s services to HLBE will terminate at the same time his services to GFE terminate, pursuant to the terms of the Management Services Agreement. Christensen will be paid in full pursuant to the terms of his employment agreement through December 31, 2021, even if his services terminate earlier due to the hiring of his replacement.

The CEO Separation Agreement was negotiated and executed before the Merger Agreement and was not executed in contemplation of the Merger. Compensation Mr. Christensen receives as a result of the CEO Separation Agreement is unrelated to the Merger. Additional information can be found in our Form 8-K, which was filed with the SEC on February 22, 2021, and which is hereby incorporate by reference.

CEO Employment Agreement

The Company appointed Jeffrey Oestmann as CEO effective May 26, 2021, pursuant to a letter of employment dated May 20, 2021 (the “Oestmann Employment Agreement”). Pursuant to the Oestmann Employment Agreement, Oestmann will earn a base salary of $278,180 and will be entitled to certain benefits including a signing bonus, performance bonuses, expense reimbursement, moving allowance, paid time off, 401K, health and dental benefits, long-term disability, and life insurance, as set forth in the Agreement. Oestmann’s employment is at-will. The Agreement includes a covenant not to compete. Additional information, including a copy of the Oestmann Employment Agreement, are available in our Form 8-K, which was filed with SEC on May 25, 2021, and which is hereby incorporated by reference.

Agrinatural Acquisition

Through our wholly owned subsidiary, HLBE Pipeline Company, we indirectly own 100% of Agrinatural Gas, LLC. Prior to December 11, 2019, Rural Energy Solutions, LLC (“RES”) owned a 27% non-controlling interest in Agrinatural. On October 18, 2019, HLBE Pipeline Company entered into an agreement to purchase RES’s 27% non-controlling interest in Agrinatural, which became effective on December 11, 2019. Additional information regarding the acquisition of the non-controlling interest in Agrinatural can be found in our Form 8-K filed with the SEC on October 22, 2019, which is hereby incorporated by reference.

Natural Gas Local Distribution Company Management Agreement between Agrinatural Gas, LLC and Granite Falls Energy

On February 3, 2020, Agrinatural entered into a natural gas local distribution company management agreement with GFE for, among other purposes, the purpose of sharing certain management employees. The agreement automatically renews for successive one-year terms unless and until Agrinatural or GFE gives the other party 30 days’ written notice of termination prior to expiration of the initial term or the start of a renewal term. The agreement may also be terminated by either party for cause under certain circumstances.

Under the agreement, GFE supplies its personnel to act as part-time officers of Agrinatural for the positions of chief executive officer and chief financial officer. In return, Agrinatural pays GFE $9,000 per month, excluding fees for third-party services, paid on the tenth business day of the month in which invoiced. GFE is responsible for and agreed to directly pay salary, wages, and/or benefits to the persons providing management services under the agreement.

Review and Approval of the Transactions between Agrinatural Gas, LLC and Granite Falls Energy

The transactions and agreements between Agrinatural and GFE described above, were reviewed and recommended for approval by a Special Committee of the board of governors of Agrinatural. Such transactions and agreements were ultimately approved by the board of governors of Agrinatural. The Special Committee was comprised of Scott Dubbelde, Sheila Helland, Brian Kletcher, and Robert Schlenner.

The persons serving on the Special Committee were neutral and were neither members of the board of governors of Agrinatural or the board of governors of GFE.

Short Term Revolving Promissory Note with Granite Falls Energy

In February 2021, the Company entered into a revolving promissory note with its lender in order to finance the operating needs of the Company. The revolving promissory note is subject to the 2020 Credit Facility. Under the terms, the Company may borrow, repay and reborrow up to the aggregate principal commitment amount of $5,000,000. Final payment of amounts borrowed under the revolving promissory note was June 1, 2021, which was extended to August 1, 2021 in May 2021. Interest of the loan accrues at a variable weekly rate equal to 3.35% above the higher of 0.00% or the One-Month London Interbank Offered Rate (“LIBOR”) Index rate and is payable monthly in arrears. The rate totaled 3.47% at April 30, 2021. In addition, the Company agreed to pay an unused commitment fee on the unused available portion of the loan at the rate of 0.50% per annum payable monthly in arrears.

Negotiable Promissory Note with Granite Falls Energy

In December 2020, we entered into a negotiable promissory note with GFE with a $5,000,000 principal commitment. Interest on the loan accrues at a variable weekly rate equal to the higher of 1.00% or the One-Month LIBOR Index rate, plus 3.35%, which totaled 3.47% at April 30, 2021. The note was due on demand, and accrued interest must be paid in full the first business day of each month. The note is unsecured and may be prepaid at any time without penalty.  In January 2021, we borrowed the $5,000,000 on the promissory note, which was classified as a current liability. In February 2021, GFE agreed to modify the promissory note to remove the due on demand feature, instead agreeing that GFE will not require any principal repayment on the loan until March 2023.  However, should there be future violations of the Credit Facility loan covenants, those violations would also be considered a default on this promissory note.

Process for Review, Approval or Ratification of Transactions with Related Persons

The charter of our audit committee provides that the audit committee is responsible for reviewing and approving the terms and conditions of all of transactions that we enter into in which an officer, governor or any member holding greater than 5% or any affiliate of these persons has a direct or indirect material interest. Our Code of Business Conduct and Ethics, which is applicable to all of our employees and governors, also prohibits our employees, including our executive officers, and our governors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and governors from the provisions of, or requests for consents by our executive officers and governors under, our Code of Business Conduct and Ethics must be made to the audit committee.

In addition, in December 2007, we adopted a formal related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest. Through the policy, the audit committee has also identified and pre-approved certain transactions with related persons, including:

●	employment and compensation of our executive officers or governor compensation, if required to be reported in under the disclosure requirements of the SEC;

●	payment of ordinary expenses and business reimbursements;

●	transactions with another company in which the related party’s only relationship is as a non-executive officer, employee, governor/director or beneficial owner of less than 10% of the other company’s voting equity and in which the dollar amount does not exceed the greater of $100,000 or 2% of the other company’s total revenues;

●	any transaction with another company controlled by a related party or with a related party for the purchase by us of corn where (A) the amount of corn sold in the transaction does not exceed 200,000 bushels; (B) the contract for delivery of the corn specifies a delivery date of not more than sixty (60) days from the date of the contract; (C) the price per bushel is fixed at the time of the contract; and (D) where the amount paid per bushel or other material terms of the transaction are based on consideration or criteria generally applicable to other sellers of corn of a like quality and quantity, given the conditions of the grain markets at the time of sale;

●	charitable contributions in which the dollar amount does not exceed $100,000 or 2% of the charitable organization’s receipts if the related party’s only relationship is as a non-executive officer, employee or a governor/director;

●	payments made under our Articles of Organization, member control agreement, insurance policies or other agreements relating to indemnification;

●	transactions in which our members receive proportional benefits; and

●	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.

The audit committee must approve any related person transaction subject to this policy before commencement of the related party transaction. If pre-approval is not feasible, the audit committee may ratify, amend or terminate the related person transaction. The audit committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

●	whether the terms are fair to us;

●	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

●	whether the related party transaction is material to us;

●	the role the related party has played in arranging the transaction;

●	the structure of the related party transaction;

●	the interests of all related parties in the transaction;

●	the extent of the related party’s interest in the transaction; and

●	whether the transaction would require a waiver of our Code of Business Conduct and Ethics.

The audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the audit committees deems appropriate.

Significant Corporate Events

Except for the events described below, there have been no significant corporate events, as defined by Item 1005 of Regulation M-A of the Securities and Exchange Act of 1934, involving the Company, GFE, Merger Sub, or Project Viking during the past two years.

Merger Agreement

The Company, GFE, and Merger Sub entered into the Merger Agreement, pursuant to which the Company will become a wholly owned subsidiary of GFE. Additional information can be found in the sections of this proxy statement captioned “THE MERGER,” and “THE MERGER AGREEMENT AND VOTING AGREEMENTS,” which are hereby incorporated by reference.

Acquisition of Agrinatural Non-controlling Interest

The Company acquired the non-controlling interest of Agrinatural on December 11, 2019. Prior to the acquisition, the Company had owned approximately 73% of Agrinatural’s interests. After the acquisition, the Company owns 100% of Agrinatural. Additional information regarding the acquisition of the non-controlling interest in Agrinatural can be found in our Form 8-K filed with the SEC on October 22, 2019, which is hereby incorporated by reference.

Negotiations and Contracts Involving Significant Corporate Events

The Company, GFE, and Merger Sub have entered into certain negotiations and contracts related to the Merger. Information regarding negotiations and contracts related to the Merger can be found in the sections of this proxy statement captioned “THE MERGER — Background on the Merger,” and “THE MERGER AGREEMENT AND VOTING AGREEMENTS.”

Additional information regarding negotiations and contracts related to the Company’s acquisition of the non-controlling interest of Agrinatural can be found in our Form 8-K filed with the SEC on October 22, 2019, which is hereby incorporated by reference.

Agreements Involving Our Securities

Concurrently with the execution of the Merger Agreement, GFE and the Minority Interest Governors executed the Governors Voting Agreement pursuant to which the governors Minority Interest Governors agreed to vote their units in favor of the Merger Agreement, recommend the members of HLBE vote for the Merger, and designate HLBE as their proxy for the purpose of voting for the Merger.

Also concurrently with the execution of the Merger Agreement, GFE and HLBE executed the GFE Voting Agreement, pursuant to which GFE agreed to vote its units of HLBE in favor of the Merger and to designate HLBE as its proxy for the purposes of voting for the Merger. Additional information regarding the Governors Voting Agreement and the GFE Voting Agreement is available in the section of this proxy statement captioned “THE MERGER AGREEMENT AND VOTING AGREEMENTS — The Voting Agreements”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement.

Because the merger is a “going-private” transaction pursuant to Rule 13E-3 of the Exchange Act, the Company, GFE Merger Sub, and Project Viking, L.L.C. have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

We also incorporate by reference the documents listed below:

●	the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, which were filed with the SEC on January 29, 2020;

●	The Company’s Definitive Proxy Statement for our annual meeting, filed with the SEC on February 26, 2021.

●	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2021, January 31, 2021, July 31, 2020, April 30, 2020, and January 31, 2020;

●	the Company’s Current Reports on Form 8-K filed with the SEC on May 25, 2021, March 25, 2021, February 22, 2021, December 21, 2020, and June 26, 2020.

Copies of any of the documents we file with the SEC may be obtained free of charge by contacting our Corporate Secretary at Heron Lake BioEnergy, LLC, 91246 390th Avenue, Heron Lake, Minnesota 56137, Attention: Corporate Secretary or by calling (507) 793-0077.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 28, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Selected Portions of Our Annual Report for the Fiscal Year Ended October 31, 2020 on Form 10-K

The following is a selected portion of the Company’s annual report for Fiscal Year ended October 31, 2020, on Form 10-K, including our financial statements for the past two fiscal years and our auditor’s report and footnotes. Our complete annual reports on Form 10-K for the fiscal years ended October 31, 2020, and October 31, 2019, have been filed with the SEC and are available at www.sec.gov and on our website, heronlakebioenergy.com under the heading “SEC Filings.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Governors and Members of

Heron Lake BioEnergy, LLC and Subsidiaries

Heron Lake, Minnesota

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Heron Lake BioEnergy, LLC and Subsidiaries (the Company) as of October 31, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the two-year period ended October 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended October 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring operating and cash flow losses and has certain debt agreements which require compliance with financial covenants. Difficult market conditions, partially due to the impact of the COVID 19 pandemic, are expected to continue to have a material adverse effect on the Company’s operating results, cash flows and liquidity, including compliance with future debt covenants. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Boulay PLLP

We have served as the Company’s auditor since 2005.

Minneapolis, Minnesota

February 16, 2021

HERON LAKE BIOENERGY, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

	October 31, 2020	October 31, 2019
ASSETS
Current Assets
Cash	$3,276,301	$4,541,295
Restricted cash	514,050	52,516
Accounts receivable	1,616,489	4,891,249
Inventory	7,063,675	6,276,258
Commodity derivative instruments	15,150	95,823
Prepaid expenses and other current assets	782,280	408,325
Total current assets	13,267,945	16,265,466

Property and Equipment, net	40,187,733	39,408,195

Operating lease right of use assets	9,291,249	—

Other assets	333,254	922,254

Total Assets	$63,080,181	$56,595,915

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Current maturities of long-term debt	$11,492,059	$333,977
Checks drawn in excess of bank balances	692,984	—
Accounts payable	6,916,045	5,386,618
Commodity derivative instruments	173,928	—
Accrued expenses	496,513	423,266
Operating lease, current liabilities	1,344,258	—
Total current liabilities	21,115,787	6,143,861

Long-Term Debt, less current portion	295,611	300,203

Operating Lease, long-term liabilities	7,946,991	—

Other Long-Term Liabilities	596,924	551,000

Commitments and Contingencies

Members' Equity
Members' equity attributable to Heron Lake BioEnergy, LLC consists of 77,932,107 units issued and outstanding at October 31, 2020 and October 31, 2019	33,124,868	47,599,276
Non-controlling interest	—	2,001,575
Total members' equity	33,124,868	49,600,851

Total Liabilities and Members' Equity	$63,080,181	$56,595,915

Notes to Consolidated Financial Statements are an integral part of this Statement.

HERON LAKE BIOENERGY, LLC AND SUBSIDIARIES

Consolidated Statements of Operations

	Fiscal Year Ended October 31,
	2020	2019
Revenues	$76,029,841	$106,827,445

Cost of Goods Sold	84,998,010	108,812,379

Gross Loss	(8,968,169)	(1,984,934)

Operating Expenses	(5,401,600)	(3,397,611)

Operating Loss	(14,369,769)	(5,382,545)

Other Income (Expense):
Interest income	13,947	77,654
Interest expense	(253,639)	(98,815)
Other income, net	358,478	225,872
Total other income, net	118,786	204,711

Net Loss	(14,250,983)	(5,177,834)

Less: Net Income Attributable to Non-controlling Interest	(67,827)	(277,736)

Net Loss Attributable to Heron Lake BioEnergy, LLC	$(14,318,810)	$(5,455,570)

Weighted Average Units Outstanding—Basic and Diluted (Class A and B)	77,932,107	77,932,107

Net Loss Per Unit Attributable to Heron Lake BioEnergy, LLC—Basic and Diluted (Class A and B)	$(0.18)	$(0.07)

Notes to Consolidated Financial Statements are an integral part of this Statement.

HERON LAKE BIOENERGY, LLC AND SUBSIDIARIES

Consolidated Statements of Changes in Members’ Equity

			Members'
			Equity
			attributable to
			Heron Lake	Non-	Total
			BioEnergy,	controlling	Members'
	Class A Units	Class B Units	LLC	Interest	Equity

Balance—October 31, 2018	62,932,107	15,000,000	$53,054,846	$1,723,839	$54,778,685

Net income attributable to non-controlling interest	—	—	—	277,736	277,736
Net loss attributable to Heron Lake BioEnergy, LLC	—	—	(5,455,570)	—	(5,455,570)

Balance—October 31, 2019	62,932,107	15,000,000	47,599,276	2,001,575	49,600,851

Acquisition of non-controlling interest	—	—	(155,598)	(2,069,402)	(2,225,000)
Net income attributable to non-controlling interest	—	—	—	67,827	67,827
Net loss attributable to Heron Lake BioEnergy, LLC	—	—	(14,318,810)	—	(14,318,810)

Balance—October 31, 2020	62,932,107	15,000,000	$33,124,868	$—	$33,124,868

Notes to Consolidated Financial Statements are an integral part of this Statement.

HERON LAKE BIOENERGY, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Fiscal Year Ended October 31,
	2020	2019
Cash Flow From Operating Activities:
Net loss	$(14,250,983)	$(5,177,834)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	5,228,078	5,253,479
Loss on disposal of assets	1,833,928	4,864
Change in fair value of commodity derivative instruments	1,200,066	(375,216)
Change in operating assets and liabilities:
Accounts receivable	3,274,760	(938,562)
Inventory	(787,417)	122,428
Commodity derivative instruments	(945,465)	679,851
Prepaid expenses and other current assets	(9,955)	(15,345)
Accounts payable	(486,012)	(103,915)
Accrued expenses	73,247	(420,609)
Accrued railcar rehabilitation costs	45,924	551,000
Net cash used in operating activities	(4,823,829)	(419,859)

Cash Flows from Investing Activities:
Capital expenditures	(5,826,105)	(432,291)
Net cash used in investing activities	(5,826,105)	(432,291)

Cash Flows from Financing Activities:
Proceeds from long-term debt	66,305,585	—
Payments on long-term debt	(55,747,788)	(325,021)
Checks drawn in excess of bank balance	692,984	—
Proceeds from Paycheck Protection Program loan	595,693	—
Acquisition of non-controlling interest	(2,000,000)	(225,000)
Net cash provided by (used in) financing activities	9,846,474	(550,021)

Net decrease in Cash and Restricted Cash	(803,460)	(1,402,171)

Cash and Restricted Cash—Beginning of Period	4,593,811	5,995,982

Cash and Restricted Cash—End of Period	$3,790,351	$4,593,811

Reconciliation of Cash and Restricted Cash
Cash - Balance Sheet	$3,276,301	$4,541,295
Restricted Cash - Balance Sheet	514,050	52,516
Cash and Restricted Cash	$3,790,351	$4,593,811

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest expense	$181,849	$98,815

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Capital expenditures included in accounts payable	$2,140,625	$125,186

Notes to Consolidated Financial Statements are an integral part of this Statement.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Heron Lake BioEnergy, LLC owns and operates an ethanol plant near Heron Lake, Minnesota with a permitted capacity of approximately 72.3 million gallons per year of undenatured ethanol on a twelve-month rolling sum basis.  In addition, Heron Lake BioEnergy, LLC produces and sells distillers’ grains with solubles and corn oil as co-products of ethanol production.

Heron Lake BioEnergy, LLC’s wholly owned subsidiary, HLBE Pipeline Company, LLC (“HLBE Pipeline Company”), is the sole owner of Agrinatural Gas, LLC (“Agrinatural”). Agrinatural operates a natural gas pipeline that provides natural gas to Heron Lake BioEnergy, LLC’s ethanol production facility and other customers through a connection with natural gas pipeline facilities of Northern Border Pipeline Company in Cottonwood County, Minnesota. Beginning as of December 11, 2019, HLBE holds a 100% interest in Agrinatural. At October 31, 2019, HLBE held a 73% interest in Agrinatural.

Principles of Consolidation

The consolidated financial statements include the accounts of Heron Lake BioEnergy, LLC and its wholly owned subsidiary, HLBE Pipeline Company (collectively, “the Company”). Given the Company’s control over the operations of Agrinatural and its majority voting interest, the Company consolidates the financial statements of Agrinatural with its consolidated financial statements, with the equity and earnings attributed to the remaining 27% non-controlling interest identified separately in the accompanying consolidated balance sheets and statements of operations through December 11, 2019 when the remaining non-controlling interest was acquired. All significant intercompany balances and transactions are eliminated in consolidation.

Fiscal Reporting Period

The Company’s fiscal year end for reporting financial operations is October 31.

Accounting Estimates

Management uses estimates and assumptions in preparing these consolidated financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  The Company uses estimates and assumptions in accounting for significant matters including, among others, the economic lives of property and equipment, valuation of commodity derivative instruments and inventory, evaluation of rail car rehabilitation costs, the assumptions used in the impairment analysis of long-lived assets, and inventory purchase and sale commitments.  The Company periodically reviews estimates and assumptions, and the effects of revisions are reflected in the period in which the revision is made. Actual results could differ from those estimates.

Non-controlling Interest

Amounts recorded as non-controlling interest on the October 31, 2019 consolidated balance sheet relates to the net investment by an unrelated party in Agrinatural through December 11, 2019 when the remaining non-controlling interest was acquired.

Revenue Recognition

Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. Our contracts primarily consist of agreements with marketing companies and other customers as described below. Our performance obligations consist of the delivery of ethanol, distillers’ grains, and corn oil to our customers. Our customers primarily consist of three distinct marketing companies as discussed below. The consideration we receive for these products reflects an amount that the company expects to be entitled to in exchange for those products, based on current observable market prices at the Chicago Mercantile Exchange, generally, and adjusted for local market differentials. Our contracts have specific delivery modes, rail or truck, and dates. Revenue is recognized when the Company delivers the products to the mode of transportation specified in the contract, at the transaction price established in the contract, net of commissions, fees, and freight. We sell each of the products via different marketing channels as described below.

●	Ethanol. The Company sells its ethanol via a marketing agreement with Eco-Energy, Inc. Eco-Energy sells one hundred percent of the Company’s ethanol production based on agreements with end users at prices agreed upon mutually among the end user, Eco-

Energy and the Company. Our performance obligations consist of our obligation to deliver ethanol to our customers. Our customer contracts consist of orders received from the customer pursuant to a marketing agreement. The marketing agreement calls for control and title to pass to Eco-Energy once a rail car is released to the railroad or a truck is released from the Company’s scales. Revenue is recognized then at the price in the agreement with the end user, net of commissions, freight, and fees.

●	Distillers grains. The Company engages another third-party marketing company, Gavilon, Inc, to sell one hundred percent of the distillers grains it produces at the plant. Gavilon takes title and control once a rail car is released to the railroad or a truck is released from the Company’s scales. Prices are agreed upon between Gavilon and the Company. Our performance obligations consist of our obligation to deliver distillers grains to our customers. Our customer contracts consist of orders received from the customer pursuant to a marketing agreement. Revenue is recognized net of commissions, freight and fees.

●	Distillers corn oil (corn oil). The Company sells one hundred percent of its corn oil production to RPMG, Inc. The process for selling corn oil is the same as our distillers’ grains. RPMG takes title and control once a rail car is released to the railroad or a truck is released from the Company's scales. Prices are agreed upon between RPMG and the Company. Our performance obligations consist of our obligation to deliver corn oil to our customers. Our customer contracts consist of orders received from the customer pursuant to a marketing agreement. Revenue is recognized net of commissions, freight and fees.

●	Agrinatural generates revenue from the transportation of natural gas to residential and commercial customers. Revenue is recognized at the point when natural gas is delivered at the transaction price established in the contract.

Cost of Goods Sold

The primary components of cost of goods sold for the production of ethanol and related co-products are corn, energy, raw materials, overhead, depreciation, railcar rehabilitation costs, and direct labor.

Operating Expenses

The primary components of operating expenses are salaries and expenses for administrative employees, professional fees, board of governor expenses, loss on disposal of assets and property taxes.

Cash

The Company maintains its accounts at multiple financial institutions. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation. The Company does not believe it is exposed to any significant credit risk on its cash balances.

Restricted Cash

The Company is periodically required to maintain cash balances at its broker related to derivative instrument positions as discussed in Note 7.

Accounts Receivable

Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Accounts receivable are recorded at their estimated net realizable value. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms. Accounts considered uncollectible are written off. The Company follows a policy of providing an allowance for doubtful accounts; however, based on historical experience, and its evaluation of the current status of receivables, the Company is of the belief that such accounts will be collectible in all material respects and thus an allowance was not necessary at October 31, 2020 or 2019.  It is at least possible this estimate will change in the future.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost for all inventories is determined using the first in first out method (FIFO).  Net realizable value is the estimated selling prices in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation.  Inventory consists of raw materials, work in process, finished goods, and supplies.  Corn is the primary raw material along with other raw materials.  Finished goods consist of ethanol, distillers’ grains, and corn oil.

Derivative Instruments

From time to time, the Company enters into derivative transactions to hedge its exposures to commodity price fluctuations.  The Company is required to record these derivatives in the balance sheets at fair value.

In order for a derivative to qualify as a hedge, specific criteria must be met and appropriate documentation maintained. Gains and losses from derivatives that do not qualify as hedges, or are undesignated, must be recognized immediately in earnings.  If the derivative does qualify as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Changes in the fair value of undesignated derivatives are recorded in earnings.

Additionally, the Company is required to evaluate its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted as “normal purchases or normal sales”. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business.

Contracts that meet the requirements of normal purchases or sales are documented as normal and exempted from accounting and reporting requirements, and therefore, are not marked to market in our consolidated financial statements.

In order to reduce the risks caused by market fluctuations, the Company occasionally hedges its anticipated corn, natural gas, and denaturant purchases and ethanol sales by entering into options and futures contracts. These contracts are used with the intention to fix the purchase price of anticipated requirements for corn in the Company’s ethanol production activities and the related sales price of ethanol. The fair value of these contracts is based on quoted prices in active exchange-traded or over-the-counter market conditions. Although the Company believes its commodity derivative positions are economic hedges, none have been formally designated as a hedge for accounting purposes and derivative positions are recorded on the balance sheet at their fair market value, with changes in fair value recognized in current period earnings or losses. The Company does not enter into financial instruments for trading or speculative purposes.

The Company has adopted authoritative guidance related to “Derivatives and Hedging,” and has included the required enhanced quantitative and qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses from derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. See further discussion in Note 7.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided over an estimated useful life by use of the straight-line deprecation method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized. Construction in progress expenditures will be depreciated using the straight-line method over their estimated useful lives once the assets are placed into service.

Depreciable useful lives are as follows:

Land improvements	15 Years
Plant building and equipment	7-40 Years
Vehicles and other equipment	5-7 Years
Office buildings and equipment	3-40 Years

Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  When determining impairment losses, a long lived asset should be grouped with other assets or liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets or liabilities.  If circumstances require a long-lived asset to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset.  If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.  No impairment expense was recorded during fiscal 2020 or 2019.

Fair Value of Financial Instruments

The Company follows guidance for accounting for fair value measurements of financial assets and liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the consolidated financial statements on a recurring and nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

●	Level 2 inputs include:
1.	Quoted prices in active markets for similar assets or liabilities.
2.	Quoted prices in markets that are observable for the asset or liability either directly or indirectly, for substantially the full term of the asset or liability.
3.	Inputs that derived primarily from or corroborated by observable market date by correlation or other means.

●	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value, the Company has elected not to record any other assets or liabilities at fair value.  No events occurred during the fiscal years ended October 31, 2020 or 2019 that required adjustment to the recognized balances of assets or liabilities, which are recorded at fair value on a nonrecurring basis.

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value due to the short maturity of these instruments. The fair value of debt has been estimated using discounted cash flow analysis based upon the Company’s current incremental borrowing rates for similar types of financing arrangements. The fair value of outstanding debt will fluctuate with changes in applicable interest rates. Fair value will exceed carrying value when the current market interest rate is lower than the interest rate at which the debt was originally issued. The Company believes the carrying amount of its debt facilities approximates the fair value.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements. Differences between financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organization and start-up costs for tax purposes, whereas these costs are expensed for financial statement purposes. In addition, the Company uses the alternative depreciation system (ADS) for tax depreciation instead of the straight-line method that is used for book depreciation, which also causes temporary differences. The Company’s tax year end is December 31.

The Company had no significant uncertain tax positions as of October 31, 2020 or 2019 that would require disclosure, primarily due to the partnership tax status. The Company recognizes and measures tax benefits when realization of the benefits is uncertain under a two-step approach. The first step is to determine whether the benefit meets the more-likely-than-not condition for recognition and the second step is to determine the amount to be recognized based on the cumulative probability that exceeds 50%. Primarily due to the Company’s tax status as a partnership, the adoption of this guidance had no material impact on the Company’s financial condition or results of operations.

The Company files income tax returns in the U.S. federal and Minnesota state jurisdictions. The Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years before 2017.

Net Income (Loss) per Unit

Basic net income (loss) per unit is computed by dividing net income by the weighted average number of members’ units outstanding during the period. Diluted net income or loss per unit is computed by dividing net income by the weighted average number of members’ units and members’ unit equivalents outstanding during the period.

Environmental Liabilities

The Company’s operations are subject to environmental laws and regulations adopted by various governmental entities in the jurisdiction in which it operates. These laws require the Company to investigate and remediate the effects of the release or disposal of materials at its location. Accordingly, the Company has adopted policies, practices, and procedures in the areas of pollution control, occupational health, and the production, handling, storage and use of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. Environmental liabilities are recorded when the liability is probable and the costs can be reasonably estimated.

Reportable Operating Segments

Accounting Standards Codification (“ASC”) 280, “Segment Reporting,” establishes the standards for reporting information about segments in financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.  Based on the related business nature and expected financial results criteria set forth in ASC 280, the Company has two reportable operating segments for financial reporting purposes.

●	Ethanol Production. Based on the nature of the products and production process and the expected financial results, the Company’s operations at its ethanol plant, including the production and sale of ethanol and its co-products, are aggregated into one financial reporting segment.

●	Natural Gas Pipeline. The Company has majority ownership in Agrinatural, through its wholly owned subsidiary, HLBE Pipeline, LLC, and operations of Agrinatural’s natural gas pipeline are aggregated into another financial reporting segment.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued new guidance on accounting for leases under Accounting Standards Codification 842 (ASC 842). Under the new guidance, lessees are required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted cash flow basis; and (2) a “right of use” asset, which is an asset that represents the lessee’s right to use the specified asset for the lease term. Lease expense under the new guidance is substantially the same as prior to the adoption. See Note 11 for further information.

2. GOING CONCERN

The financial statements have been prepared on a going-concern basis, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered recurring operating and cash flow losses related to difficult market conditions and operating performance. The Company was out of compliance with certain debt covenants on October 31, 2020, for which a waiver was obtained from the lender. Subsequent to October 31, 2020, the Company had further instances of noncompliance with debt covenants and has forecasted that it is probable that there will be future instances of noncompliance with debt covenants within the next twelve months. These conditions result in the classification of all debt with the lender as current as of October 31, 2020. The Company has insufficient cash on hand and additional borrowing capacity, and current forecasts indicate insufficient cash flows from operations, to repay the debt if it were to come due as a result of covenant noncompliance. These factors raise substantial doubt about the Company's ability to continue as a going concern.

While the Company believes the replacement of the boiler has improved the operating performance of the plant, and led to lower operating costs, market conditions have resulted in losses. The Company intends to source other capital sources, which may include re-negotiating their debt agreements and terms. At this time, there are no commitments to do so and we may not be successful in doing so.

3. RISKS AND UNCERTAINTIES

The Company has certain risks and uncertainties that it experienced during volatile market conditions. These volatilities can have a severe impact on operations. The Company’s revenues are primarily derived from the sale and distribution of ethanol, distillers’ grains and corn oil to customers primarily located in the U.S. Corn for the production process is supplied to the plant primarily from local agricultural producers. Ethanol sales average 75%-85% of total revenues and corn costs average 70%-90% of cost of goods sold.

The Company’s operating and financial performance is largely driven by the prices at which it sells ethanol, distillers’ grains and corn oil, and the related costs of corn. The price of ethanol is influenced by factors such as supply and demand, the weather, government policies and programs, unleaded gasoline prices and the petroleum markets as a whole. Excess ethanol supply in the market, in particular, puts downward pressure on the price of ethanol. The largest cost of production is corn. The cost of corn is generally impacted by factors such as supply and demand, the weather, government policies and programs, and a risk management program used to protect against the price volatility of these commodities. Market fluctuations in the price of and demand for these products may have a significant adverse effect on the Company’s operations, profitability and the availability and adequacy of cash flow to meet the Company’s working capital requirements. The Company’s risk management program is used to protect against the price volatility of these commodities.

The Company, and the ethanol industry as a whole, experienced significant adverse conditions throughout most of 2019 and 2020 as a result of industry-wide record low ethanol prices due to reduced demand and high industry inventory levels. These factors, which are compounded by the recent impact of the novel coronavirus (“COVID-19”), resulted in and continue to result in negative operating margins, significantly lower cash flow from operations and substantial net losses. In response to the low margin environment, the Company idled its ethanol production from on or about March 30, 2020 through approximately May 31, 2020 and continues to monitor COVID-19 developments in order to determine whether further adjustments to production are warranted.

Additionally, supply and demand for ethanol are impacted by federal and state legislation and regulation, most significantly the Renewable Fuels Standard (“RFS”), and any changes in legislation or regulation could cause the demand for ethanol to decline or its supply to increase, which could have a material adverse effect on our business, results of operations and financial condition, and the ability to operate at a profit. In May 2020, the EPA delivered its proposed rule to the White House Office of Management and Budget (“OMB”) to set 2021 RVOs. OMB is required to review the proposed rule before releasing it for public comment. The proposed 2021 RVOs are still undergoing OMB review, and therefore, the proposed rule has neither been released for public comment or finalized. As a result, the statutory November 30 deadline was not met. The EPA Administrator has stated that the COVID-19 pandemic resulted in significant delays and that the EPA is analyzing various factors in setting 2021 RVOs in light of the pandemic.

On December 19, 2019, the EPA announced the final 2020 renewable volume requirements (“RVOs”), setting the RVOs for conventional ethanol at 15.0 billion gallons, advanced biofuels at 5.09 billion gallons and cellulosic ethanol at 0.59 billion gallons, for overall RVOs of 20.09 billion gallons for 2020.  Although this final rule achieves the statutory RVO for conventional corn-based ethanol originally set by Congress when the RFS was enacted, it reduces the overall RVOs below the overall statutory level of 30 billion gallons.

Current ethanol production capacity exceeds the EPA’s 2019 and 2020 RVOs that can be satisfied by corn-based ethanol.  According to the RFS, if mandatory renewable fuel volumes are reduced by at least 20% for two consecutive years, the EPA is required to modify, or reset, statutory volumes through 2022. In October 2018, the Office of Management and Budget announced that the 20% thresholds “have been met or are expected to be met in the near future In May 2019, the EPA delivered a proposed RFS “reset” rule to the Office of Management and Budget. The “reset” remains on the OMB agenda. If the statutory RVOs are reduced as a result of such reset, it could have an adverse effect on the market price and demand for ethanol which would negatively impact our financial performance.

Additionally, opponents of ethanol such as large oil companies will likely continue their efforts to repeal or reduce the RFS through lawsuits or lobbying of Congress. Successful reduction or repeal of the blending requirements of the RFS could result in a significant decrease in ethanol demand.

4. REVENUE

Revenue by Source

All revenues from contracts with customers under ASC Topic 606 are recognized at a point in time. The following table disaggregates revenue by major source for the fiscal year ended October 31, 2020:

	Ethanol Production	Natural Gas Pipeline	Total
Ethanol	$58,326,265	$—	$58,326,265
Distillers’ Grains	12,692,196	—	12,692,196
Corn Oil	2,925,808	—	2,925,808
Other	678,226	—	678,226
Natural Gas	—	1,407,346	1,407,346
Total Revenues	$74,622,495	$1,407,346	$76,029,841

	Ethanol Production	Natural Gas Pipeline	Total
Ethanol	$82,544,145	$—	$82,544,145
Distillers’ Grains	18,214,512	—	18,214,512
Corn Oil	3,513,679	—	3,513,679
Other	1,123,217	—	1,123,217
Natural Gas	—	1,431,892	1,431,892
Total Revenues	$105,395,553	$1,431,892	$106,827,445

Payment Terms

The Company has contractual payment terms with each respective marketer that sells ethanol, distillers’ grains and corn oil.  These terms are 10 calendar days after the transfer of control date. The Company has contractual payment terms with the natural gas customers of 20 days.

Shipping and Handling Costs

Shipping and handling costs related to contracts with customers for sale of goods are accounted for as a fulfillment activity and are included in cost of goods sold. Accordingly, amounts billed to customers for such costs are included as a component of revenue.

5. FAIR VALUE MEASUREMENTS

The Company follows accounting guidance related to fair value disclosures.  For the Company, this guidance applies to certain derivative investments.  The authoritative guidance also clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair measurements.

The following table sets forth, by level, the Company assets that were accounted for at fair value on a recurring basis at October 31, 2020:

			Fair Value Measurement Using
			Quoted Prices	Significant Other	Significant
	Carrying Amount in		Active Markets	Observable Inputs	Unobservable inputs
Financial Assets:	Consolidated Balance Sheet	Fair Value	(Level 1)	(Level 2)	(Level 3)
Commodity Derivative instruments - Ethanol	$15,150	$15,150	$15,150	$—	$—

Financial Liabilities:
Commodity Derivative instruments - Corn	$173,928	$173,928	$173,928	$—	$—
Accounts payable (1)	$553,248	$553,248	—	$553,248	—

The following table sets forth, by level, the Company assets that were accounted for at fair value on a recurring basis at October 31, 2019:

			Fair Value Measurement Using
	Carrying Amount in		Quoted Prices in	Significant Other	Significant
	Consolidated		Active Markets	Observable Inputs	Unobservable Inputs
Financial Assets:	Balance Sheet	Fair Value	(Level 1)	(Level 2)	(Level 3)
Commodity Derivative instruments - Corn	$20,060	$20,060	$20,060	$—	$—
Commodity Derivative instruments - Ethanol	$75,763	$75,763	$75,763	$—	$—

(1)

Accounts payable is generally stated at historical amounts with the exception of amounts in this table related to certain delivered inventory for which the payable fluctuates based on the changes in commodity prices. These payables are hybrid financial instruments for which the company has elected the fair value option.

We determine the fair value of commodity derivative instruments by obtaining fair value measurements from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes and live trading levels from the Chicago Board of Trade market and New York Mercantile Exchange. We determine the fair value of level 2 accounts payable based on nearby futures values, plus or minus nearby basis.

6. CONCENTRATIONS

The Company sold all of the ethanol, distillers’ grains, and corn oil produced at its plant to three customers under marketing agreements during the fiscal years ended October 31, 2020 and 2019.

The percentage of total revenues attributable to each of the Company’s three major customers for the fiscal years ended October 31, 2020 and 2019 were as follows:

	October 31, 2020	October 31, 2019
Eco-Energy, Inc. - Ethanol	76.7%	77.3%
Gavilon Ingredients, LLC - Distillers' Grains	15.9%	16.9%
RPMG, Inc. - Corn Oil	3.8%	3.3%

The percentage of total accounts receivable attributable to each of the Company’s three major customers at October 31, 2020 and 2019 were as follows:

	October 31, 2020	October 31, 2019
Eco-Energy, Inc. - Ethanol	54.8%	80.0%
Gavilon Ingredients, LLC - Distillers' Grains	20.0%	15.3%
RPMG, Inc. - Corn Oil	6.4%	2.8%

7. INVENTORY

Inventory consists of the following at October 31:

	2020	2019
Raw materials	$2,440,997	$932,503
Work in process	713,037	732,243
Finished goods	2,677,095	3,157,429
Supplies	1,232,546	1,454,083
Totals	$7,063,675	$6,276,258

The Company performs a lower cost or net realizable value analysis on inventory to determine if the market values of certain inventories are less than their carrying value, which is attributable primarily to decreases in market prices of corn and ethanol.  Based on the lower of cost or net realizable value analysis, the Company recorded a loss on ethanol inventories, as a component of cost of goods sold, of approximately

$204,000 for the fiscal year ended October 31, 2020. The Company recorded a loss on ethanol and corn inventories, as a component of cost of goods sold, of approximately $537,000 and $47,000 for the fiscal year ended October 31, 2019, respectively.

8. DERIVATIVE INSTRUMENTS

The Company enters into corn, ethanol, and natural gas derivatives in order to protect cash flows from fluctuations caused by volatility in commodity prices for periods up to 24 months. These derivatives are put in place to protect gross profit margins from potentially adverse effects of market and price volatility on ethanol sales and corn purchase commitments where the prices are set at a future date. Although these derivative instruments serve the Company’s purpose as an economic hedge, they are not designated as effective hedges for accounting purposes. For derivative instruments that are not accounted for as hedges, or for the ineffective portions of qualifying hedges, the change in fair value is recorded through earnings in the period of change.

As of October 31, 2020, the total notional amount of the Company’s outstanding corn derivative instruments was approximately 2,095,000 bushels, comprised of long corn futures positions on 325,000 bushels that were entered into to hedge forecasted ethanol sales through March 2021, and short corn futures positions on 1,770,000 bushels that were entered into to hedge forecasted corn purchases through July 2022 and are directly related to corn forward contracts. Additionally, there are corn options positions of 1,380,000 bushels through March 2021. There may be offsetting positions that are not shown on a net basis that could lower the notional amount of positions outstanding.

As of October 31, 2020, the Company had approximately $514,000 in cash collateral (restricted cash) related to derivates held by a broker.

The following table provides detail regarding the Company’s derivative financial instruments at October 31, 2020, none of which were designated as hedging instruments:

	Consolidated Balance Sheet Location	Assets	Liabilities
Corn contracts	Commodity derivative instruments	$—	$173,928
Ethanol contracts	Commodity derivative instruments	15,150	—
Totals		$15,150	$173,928

As of October 31, 2019, the total notional amount of the Company’s outstanding corn derivative instruments was approximately 5,398,000 bushels, comprised of long corn futures positions on 2,131,000 bushels that were entered into to hedge forecasted ethanol sales through July 2020, and short corn futures positions on 3,267,000 bushels that were entered into to hedge forecasted corn purchases through December 2021. Additionally, there are corn options positions of 4,000,000 bushels through March 2020. There may be offsetting positions that are not shown on a net basis that could lower the notional amount of positions outstanding.

As of October 31, 2019, the Company had approximately $52,000 in  cash collateral (restricted cash) related to derivatives held by a broker.

The following table provides detail regarding the Company’s derivative financial instruments at October 31, 2019, none of which were designated as hedging instruments:

	Consolidated Balance Sheet Location	Assets	Liabilities
Corn contracts	Commodity derivative instruments	$20,060	$—
Ethanol contracts	Commodity derivative instruments	75,763	—
Totals		$95,823	$—

The following table provides details regarding the gains (losses) from the Company’s derivative instruments in its consolidated statements of operations, none of which are designated as hedging instruments:

	Consolidated Statement of
	Operations Location	2020	2019
Corn contracts	Cost of goods sold	$(1,069,393)	$350,624
Ethanol contracts	Revenues	(130,673)	24,592
Total gain (loss)		$(1,200,066)	$375,216

9. PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:

	October 31, 2020	October 31, 2019
Land and improvements	$9,111,838	$9,111,838
Plant buildings and equipment	88,879,395	88,708,522
Vehicles	700,959	700,959
Office buildings	735,864	735,864
Construction in progress	4,680,716	58,319
	104,108,772	99,315,502
Less: accumulated depreciation	(63,921,039)	(59,907,307)
Net property and equipment	$40,187,733	$39,408,195

Depreciation expense totaled approximately $5,228,000 and $5,246,000 during the fiscal years ended October 31, 2020 and 2019, respectively.

In July 2020, the Company experienced major issues with its boiler, which negatively impacted production. The Company operated with temporary boilers from August 2020 through part of January 2021. The Company determined that the purchase and installation of a new boiler would be more economical and efficient than attempted repairs to the failing boiler. On September 2, 2020, the Company received notice of approval of the new boiler from the Minnesota Pollution Control Agency. As a result, the Company abandoned the failing boiler at that time. The Company recorded the loss on disposal as a component of operating expenses during the fourth fiscal quarter of the fiscal year ended October 31, 2020 of approximately $1.8 million. The new boiler was placed in service in January 2021 at an estimated cost of approximately $5.2 million.

10. DEBT FACILITIES

Long-term debt consists of the following:

	October 31, 2020	October 31, 2019
Amended revolving term note payable to lending institution, see terms below.	$7,891,426	$—
Single advance term note payable to lending institution, see terms below.	3,000,000	—
Assessment payable as part of water treatment agreement, due in semi-annual installments of $189,393 with interest at 6.55%, enforceable by statutory lien, with the final payment due in October 2021. The Company made deposits for one years' worth of debt service payments of approximately $364,000, which is included with other assets that are held on deposit to be applied with the final payments of the assessment.	300,551	634,180
SBA Paycheck Protection Program Loan	595,693	—
Totals	11,787,670	634,180
Less amounts due within one year	11,492,059	333,977
Net long-term debt	$295,611	$300,203

Revolving Term Note

The 2020 Credit Facility includes an amended and restated revolving term loan with an $8,000,000 principal commitment, which was increased to a $13,000,000 principal commitment in June 2020. This loan replaces the amended revolving term note and seasonal revolving loan made under the 2018 Credit Facility. The loan is secured by substantially all of HLBE’s assets, including a subsidiary guarantee. The 2020 Credit Facility contains customary covenants, including restrictions on the payment of dividends and loans and advances to Agrinatural, and maintenance of certain financial ratios including minimum working capital, minimum net worth and a debt service coverage ratio as defined by the credit facility.  During the second fiscal quarter of 2020, the 2020 Credit Facility was amended to reduce the working capital covenant to $8 million, from the original $10 million working capital covenant, for the period of April 30, 2020 through December 31, 2020, and increasing to $10 million beginning January 1, 2021. Additionally, the amendment excludes current portion of leases from the calculation of current liabilities. Failure to comply with the protective loan covenants or maintain the required financial ratios may cause acceleration of the outstanding principal balances on the revolving term loan and/or the imposition of fees, charges, or penalties. In May 2020, HLBE had an event of non-compliance related to the minimum working capital requirement as defined in the 2020 Credit Facility. The Company has obtained a waiver from its lender for this event of non-compliance. For the fiscal year ended October 31, 2020, HLBE had events of non-compliance related to the working capital covenant and the debt service coverage ratio. HLBE has obtained a waiver from its lender for the non-compliance events.

Subsequent to October 31, 2020, HLBE had further events of non-compliance and has forecasted that it is probable that there will be future instances of non-compliance with debt covenants within the next twelve months.  As a result, approximately $10,300,000 of long term debt has been reclassified as current maturities.

As part of the 2020 Credit Facility closing, the Company entered into an amended administrative agency agreement with CoBank, ACP (“CoBank”).  As a result, CoBank will continue act as the agent for the lender with respect to the 2020 Credit Facility.  The Company agreed to pay CoBank an annual fee of $2,500 for its services as administrative agent.

Under the terms of the amended revolving term loan, HLBE may borrow, repay, and reborrow up to the aggregate principal commitment amount of $13,000,000. Final payment of amounts borrowed under the amended revolving term loan is due December 1, 2022. Interest on the amended revolving term loan accrues at a variable weekly rate equal to 3.35% above the higher of 0.00% or the One-Month London Interbank Offered Rate (“LIBOR”) Index rate, which totaled 3.51% at October 31, 2020.

HLBE also agreed to pay an unused commitment fee on the unused available portion of the amended revolving term loan commitment at the rate of 0.500% per annum, payable monthly in arrears.

Single Advance Term Note

In June 2020, HLBE entered into a single advance term note with a $3,000,000 principal commitment, with the purpose to finance the construction of a new grain bin and provide principal reduction on the Revolving Term Note. The interest rate is fixed at 3.80%. Principal with interest is to be paid in 10 consecutive, semi-annual installments, with the first installment due on December 20, 2020 and the last installment due on June 20, 2025. The note is secured as provided in the 2020 Credit Facility.

SBA Paycheck Protection Program Loan

In March 2020, Congress passed the Paycheck Protection Program, authorizing loans to small businesses for use in paying employees that they continue to employ throughout the COVID-19 pandemic and for rent, utilities and interest on mortgages. Loans obtained through the Paycheck Protection Program are eligible to be forgiven as long as the proceeds are used for qualifying purposes and certain other conditions are met. On April 18, 2020, HLBE received a loan in the amount of $595,693 through the Paycheck Protection Program. Management expects that the entire loan will be used for payroll, utilities and interest; therefore, management anticipates that the loan will be substantially forgiven. To the extent it is not forgiven, HLBE would be required to repay that portion at an interest rate of 1% over a period of two years, with principal repayment installments in May 2021 with a final installment in May 2022.

Negotiable Promissory Note

In December 2020, we entered into a negotiable promissory note with GFE with a $5,000,000 principal commitment. Interest on the loan accrues at a variable weekly rate equal to the higher of 1.00% or the One-Month LIBOR Index rate, plus 3.35%. The note was due on demand, and accrued interest must be paid in full the first business day of each month. The note is unsecured and may be prepaid at any time without penalty.  In January 2021, we borrowed the $5,000,000 on the promissory note. In February 2021, GFE agreed to modify the promissory note to remove the due on demand feature, instead agreeing that GFE will not require any principal repayment on the loan until March 2023.  However, should there be future violations of the Compeer loan covenants, those violations would also be considered a default on this promissory note.

Short Term Revolving Promissory Note

In February 2021, HLBE entered into a revolving promissory note with its lender in order to finance the operating needs of HLBE. The revolving promissory note is subject to the 2020 Credit Facility. Under the terms, HLBE may borrow, repay and reborrow up to the aggregate principal commitment amount of $5,000,000. Final payment of amounts borrowed under the revolving promissory note is June 1, 2021. Interest of the loan accrues at a variable weekly rate equal to 3.35% above the higher of 0.00% or the One-Month London Interbank Offered Rate (“LIBOR”) Index rate and is payable monthly in arrears. In addition, HLBE agreed to pay an unused commitment fee on the unused available portion of the loan at the rate of 0.50% per annum payable monthly in arrears.

Estimated annual maturities of long-term debt at October 31, 2020 are as follows based on the most recent debt agreements:

2021	$11,492,059
2022	295,611
Total debt	$11,787,670

11. MEMBERS’ EQUITY

The Company is authorized to issue 80,000,000 capital units, of which 65,000,000 have been designated Class A units and 15,000,000 have been designated as Class B units. Members of the Company are holders of units who have been admitted as members and who hold at least 2,500 units. Any holder of units who is not a member will not have voting rights. Transferees of units must be approved by our board of governors to become members. Members are entitled to one vote for each unit held. Subject to the Member Control Agreement, all units share equally in the profits and losses and distributions of assets on a per unit basis.

12. LEASES

As discussed in Note 1, on November 1, 2019, the Company adopted the provisions of ASC 842 using the modified retrospective approach, which applies the provisions of ASC 842 upon adoption, with no change to prior periods. This adoption resulted in the Company recognizing initial right of use assets and lease liabilities of approximately $10.9 million at November 1, 2019. The adoption did not have a significant impact on the Company’s statement of operations.

Upon the initial adoption of ASC 842, the Company elected the following practical expedients allowable under the guidance: not to reassess whether any expired or existing contracts are or contain leases; not to reassess the lease classification for any expired or existing leases; not to reassess initial direct costs for any existing leases. Additionally, the Company elected the short-term lease exemption policy, applying the requirements of ASC 842 to only long-term (greater than one year) leases.

The Company leases rail cars for its facility to transport ethanol and dried distillers’ grains to its end customers. Operating lease right of use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company uses its estimated incremental borrowing rate, unless an implicit rate is readily determinable, as the discount rate for each lease in determining the present value of lease payments. For the twelve months ended October 31, 2020, the Company’s weighted average discount rate was 4.87%. Operating lease expense is recognized on a straight-line basis over the lease term.

The Company determines if an arrangement is a lease or contains a lease at inception. The Company’s leases have remaining terms of approximately one to seven years. For the fiscal year ended October 31, 2020, the weighted average remaining lease term was four years.

The Company elected to use a portfolio approach for lease classification, which allows for an entity to group together leases with similar characteristics provided that its application does not create a material difference when compared to accounting for the leases at a contract level. For railcar leases, the Company elected to combine the railcars within each rider and account for each rider as an individual lease.

The following table summarizes the remaining maturities of the Company’s operating lease liabilities as of October 31, 2020:

Twelve Months Ended October 31,
2021	$1,767,000
2022	1,767,000
2023	1,767,000
2024	1,669,500
2025	1,650,000
Thereafter	2,162,500
Totals	10,783,000
Less: Amount representing interest	1,491,751
Lease liabilities	$9,291,249

Lease expense for the Company’s leases was approximately $2,331,000 and $2,374,000 for the fiscal years ended October 31, 2020 and 2019, respectively.

13. INCOME TAXES

The differences between consolidated financial statement basis and tax basis of assets and liabilities are estimated as follows at October 31:

	2020	2019
Consolidated financial statement basis of assets	$63,080,181	$56,595,915
Plus: Organization and start-up costs capitalized for tax purposes, net	355,152	502,566
Less: Unrealized gains on commodity derivative instruments	(15,150)	(95,823)
Less: Accumulated tax depreciation and amortization greater than financial statement basis	(56,055,250)	(56,386,730)
Book to tax operating lease right of use assets	(9,291,249)	—
Plus: Impairment charge	27,844,579	27,844,579
Income tax basis of assets	$25,918,263	$28,460,507

Financial Statement basis of liabilities	$29,955,313	$6,995,064
Accrued rail car maintenance	(596,924)	(551,000)
Book to tax operating lease liabilities	(9,291,249)	—
Other Accruals	(176,828)	(183,891)
Income tax basis of liabilities	$19,890,312	$6,260,173

14. EMPLOYEE BENEFIT PLANS

The Company has a defined contribution plan available to all of its qualified employees. The Company contributes a match of 50% of the participant’s salary deferral up to a maximum of 4% of the employee’s salary.  The Company contributions totaled approximately $89,000 and $92,000 for the fiscal years ended October 31, 2020 and 2019, respectively.

15. RELATED PARTY TRANSACTIONS

Granite Falls Energy, LLC

The Company has a management services agreement with Granite Falls Energy, LLC (“GFE”), a related party.  Under the terms of the agreement, GFE supplies its own personnel to act as part-time officers and managers of the Company for the positions of Chief Executive Officer, Chief Financial Officer, and Commodity Risk Manager and the Company pays GFE 50% of the total salary, bonuses and other expenses and costs for the three management positions.  The management services agreement automatically renews for successive one-year terms unless the Company or GFE gives the other party 90-day written notice of termination prior to expiration of the then-current term.  The management services agreement may also be terminated by either party for cause under certain circumstances.

Total expenses under this agreement were $510,000 for the fiscal year ended October 31, 2020, of which approximately $63,000 is included in accounts payable at October 31, 2020, and $438,000 for the fiscal year ended October 31, 2019, of which approximately $39,000 is included in accounts payable at October 31, 2019.

In February 2020, Agrinatural entered into a natural gas local distribution company management agreement with GFE for, among other purposes, the purpose of sharing certain management employees. The agreement automatically renews for successive one-year terms unless and until Agrinatural or GFE gives the other party 30 days’ written notice of termination prior to expiration of the initial term or the start of a renewal term. The agreement may also be terminated by either party for cause under certain circumstances. Under the agreement, GFE supplies its personnel to act as part-time officers of Agrinatural for the positions of chief executive officer and chief financial officer. In return, Agrinatural pays GFE $9,000 per month, excluding fees for third-party services. GFE responsible for and agreed to directly pay salary, wages, and/or benefits to the persons providing management services under the agreement. Total expenses under this agreement were $81,000 for the fiscal year ended October 31, 2020.

In December 2020, HLBE entered into a negotiable promissory note with GFE with a $5,000,000 principal commitment. Interest on the loan accrues at a variable weekly rate equal to the higher of 1.00% or the One-Month LIBOR Index rate, plus 3.35%. The note was due on demand, and accrued interest must be paid in full the first business day of each month. The note is unsecured and may be prepaid at any time without penalty. In January 2021, we borrowed the $5,000,000 on the promissory note. In February 2021, GFE agreed to modify the promissory note to remove the due on demand feature, instead agreeing that GFE will not require any principal repayment on the loan until March 2023.  However, should there be future violations of the Compeer loan covenants, those violations would also be considered a default on this promissory note.

Corn Purchase - Members

The Company purchased corn from members of its Board of Governors of approximately $12,545,000 in fiscal year 2020, of which approximately $171,000 is included in accounts payable at October 31, 2020 and $11,478,000 in fiscal year 2019, of which approximately $470,000 is included in accounts payable at October 31, 2019.

16. COMMITMENTS AND CONTINGENCIES

Water Agreements

In September 2019, the Company entered into an industrial water supply development and distribution agreement, effective as of February 1, 2019, with the City of Heron Lake for 10 years.  The Company has the exclusive rights to the first 600 gallons per minute of capacity that is available from the well.  In consideration, the Company will pay flow charges at a rate of $0.60 cents per thousand gallons of water, in addition to a fixed monthly charge of $1,500 per month.  The flow charges are placed into a dedicated fund for operation and maintenance of the well, and are capped at $300,000 at the end of each year. The Company is also responsible for paying 55% of operation and maintenance costs in excess of the $300,000 cap, in the first two years of the agreement. Thereafter, the percentage payable by the Company is determined based on a two-year average of the Company’s usage compared to the total amount of industrial water supplied to the Company and a third-party customer of the City of Heron Lake.

Under the previous industrial water supply development and distribution agreement with the City of Heron Lake, the Company paid one half of the City of Heron Lake’s water well bond payments of $735,000, plus a 5% administrative fee, totaling approximately $594,000, and operating costs, relative to the Company’s water usage, plus a 10% profit. The Company recorded an assessment of approximately $367,000 with long-term debt as described in Note 9.  The Company paid operating and administrative expenses of approximately $12,000 per year.

In May 2006, the Company entered into a water treatment agreement with the City of Heron Lake and Jackson County for 30 years. The Company will pay for operating and maintenance costs of the plant in exchange for receiving treated water.  In addition, the Company agreed to an assessment for a portion of the capital costs of the water treatment plant.

The Company recorded assessments with long-term debt of $500,000 and $3,550,000 in fiscal 2007 and 2006, respectively, as described in Note 9.  The Company paid operating and maintenance expenses of approximately $77,000 and $52,000 in fiscal 2020 and 2019, respectively.

Ethanol Marketing Agreement

The Company has a marketing agreement (“Eco Agreement”) with Eco-Energy, Inc., an unrelated party (“Eco-Energy”) for the sale of ethanol.  Under this ethanol agreement, Eco-Energy purchases, markets and resells 100% of the ethanol produced at the Company’s ethanol production facility and arranges for the transportation of ethanol.  The Company pays Eco-Energy a marketing fee per gallon of ethanol sold in consideration of Eco-Energy’s services, as well as a fixed lease fee for rail cars leased from Eco-Energy to the Company. The marketing fee was negotiated based on prevailing market-rate conditions for comparable ethanol marketing services.

The initial term of Eco Agreement continued through December 31, 2016, with automatic renewals for additional three terms of three year periods unless terminated by either party by providing written notice to the other party at least 3 months prior to the end of the then current term. During the third fiscal quarter of 2016, the Company amended the Eco Agreement. In October 2019, the Company amended the Eco Agreement, which provides an extension of the term of the agreement through December 31, 2020, with automatic renewals for additional consecutive terms of one year unless either party provides written notice to the other at least 90 days prior to the end of the then-current term. Additionally, the amended Eco Agreement provides for certain negotiated changes to the marketing fees payable to Eco-Energy and payment terms based on prevailing market-rate conditions for comparable ethanol marketed services.

Ethanol marketing fees and commissions totaled approximately $265,000 and $635,000 for the fiscal years ended October 31, 2020 and 2019, respectively.

Ethanol Forward Contracts

At October 31, 2020, the Company had fixed and basis contracts to sell approximately $12,350,000 of ethanol for various delivery periods through December 2020, which approximates 88% of its anticipated ethanol sales for that period.

Distillers’ Grains Marketing Agreement

Gavilon Ingredients, LLC, an unrelated party (“Gavilon”), serves as the distillers’ grains marketer for our plant pursuant to a distillers’ grains off-take agreement.  Pursuant to our agreement with Gavilon, Gavilon purchases all of the distillers’ grains produced at our ethanol plant.  We pay Gavilon a service fee for its services under this agreement. The contract commenced on November 1, 2013 with an initial term of six months, and will continue to remain in effect until terminated by either party at its unqualified option, by providing written notice of not less than 60 days to the other party.

Distillers’ grains commissions totaled approximately $187,000 and $287,000 for the fiscal years ended October 31, 2020 and 2019, respectively.

Distillers’ Grains Forward Contracts

At October 31, 2020, the Company had forward contracts to sell approximately $5,356,000 of distillers’ grains for delivery through March 2021, which approximates 45% of its anticipated distillers’ grains sales during that period.

Corn Oil Marketing Agreement

RPMG, Inc., an unrelated party, markets the corn oil produced at our ethanol plant pursuant to a corn oil marketing agreement.  We pay RPMG a commission based on each pound of corn oil sold by RPMG under the agreement. The contract commenced on November 1, 2013 with an initial term of one year and will continue to remain in effect until terminated by either party at its unqualified option, by providing written notice of not less than 90 days to the other party.

Corn oil commissions totaled approximately $61,000 and $71,000 for the fiscal years ended October 31, 2020 and 2019, respectively.

Corn Oil Forward Contracts

At October 31, 2020, the Company had forward contracts to sell approximately $633,000 of corn oil for delivery through December 2020, which approximates 80% of its anticipated corn oil sales for that period.

Contract for Natural Gas Pipeline to Plant

The Company has a facilities agreement with Northern Border Pipeline Company which allows us access to an existing interstate natural gas pipeline located approximately 16 miles north from the plant. Agrinatural was formed to own and operate the pipeline and transports gas to the Company pursuant to a transportation agreement.

The Company also has a base agreement for the sale and purchase of natural gas with Constellation NewEnergy-Gas Division, LLC (“Constellation”), pursuant to which it buys all of its natural gas from Constellation.  This agreement runs until March 31, 2022.

Corn Forward Contracts

At October 31, 2020, the Company had cash and basis contracts for forward corn purchase commitments for approximately 2,462,000 bushels for deliveries through July 2022.

Given the uncertainty of future ethanol and corn prices, the Company could incur a loss on the outstanding corn purchase contracts in future periods. Management has evaluated these forward contracts and its inventories using the lower of cost or net realizable value evaluation, similar to the method used on its inventory, and has determined that an impairment loss existed of approximately $47,000 at October 31, 2020. The impairment expense is recorded as a component of cost of goods sold. No impairment loss existed at October 31, 2019.

Rail Car Rehabilitation Costs

The Company leases 50 hopper rail cars under a multi-year agreement which ends in May 2027. Under the agreement, the Company is required to pay to rehabilitate each car for “damage” that is considered to be other than normal wear and tear upon turn in of the car(s) at the termination of the lease. Prior to the year ending October 31, 2019, the Company believed ongoing repairs resulted in an insignificant future rehabilitation expense. During the year ending October 31, 2019, based on new information, we re-evaluated our assumptions and believe that it is probable that we may be assessed for damages incurred. Company management has estimated total costs to rehabilitate the cars at October 31, 2020 and 2019 to be approximately $597,000 and $551,000, respectively. During the years ended October 31, 2020 and 2019, the Company has recorded an expense in cost of goods totaling $85,000 and $551,000, respectively. The Company accrues the estimated cost of railcar damages over the term of the lease as the damages are incurred.

17. BUSINESS SEGMENTS

The Company groups its operations into the following two business segments:

Ethanol Production:	Ethanol and co-product production and sales
Natural gas pipeline:	Ownership and operations of natural gas pipeline

Segment reporting is intended to give financial statement users a better view of how the Company manages and evaluates its businesses.   The accounting policies for each segment are the same as those described in the summary of significant accounting policies in Note 1. Segment income or loss does not include any allocation of shared-service costs.  Segment assets are those that are directly used in or identified with segment operations. Inter-segment balances and transactions have been eliminated.

The following tables summarize financial information by segment and provide a reconciliation of segment revenue, contribution to operating income and total assets for the fiscal years ended October 31:

Revenue:	2020	2019
Ethanol production	$74,622,495	$105,395,553
Natural gas pipeline	2,924,684	3,182,958
Eliminations	(1,517,338)	(1,751,066)
Total Revenue	$76,029,841	$106,827,445

Operating Income (Loss):	2020	2019
Ethanol production	$(15,330,752)	$(6,594,653)
Natural gas pipeline	1,459,545	1,878,935
Eliminations	(498,562)	(666,827)
Operating Loss	$(14,369,769)	$(5,382,545)

Assets:	2020	2019
Ethanol production	$49,613,394	$44,097,379
Natural gas pipeline	13,466,787	12,498,536
Total Assets	$63,080,181	$56,595,915

ANNEX B

Quarterly Report for the period ended April 30, 2021 on Form 10-Q

The following is the Company’s quarterly report for three months ended April 30, 2020, on Form 10-Q. Additional quarterly reports and our annual reports on Form 10-K have been filed with the SEC and are available at www.sec.gov and on our website, heronlakebioenergy.com under the heading “SEC Filings.”

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

⌧	Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

For the quarterly period ended April 30, 2021

OR

◻	Transition report under Section 13 or 15(d) of the Exchange Act.

For the transition period from to .

COMMISSION FILE NUMBER 000-51825

HERON LAKE BIOENERGY, LLC

(Exact name of Registrant as specified in its charter)

Minnesota	41-2002393
(State or other jurisdiction of organization)	(I.R.S. Employer Identification No.)

91246 390th Avenue, Heron Lake, MN 56137-1375

(Address of principal executive offices)

(507) 793-0077

(Issuer’s telephone number)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
None	NA	NA

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ⌧ Yes ◻ No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). ⌧ Yes ◻ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ◻	Accelerated filer ◻
Smaller reporting company ⌧
Non-accelerated filer ⌧	Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ◻ Yes ⌧ No

As of June 14, 2021, there were 62,932,107 Class A units and 15,000,000 Class B units issued and outstanding.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

HERON LAKE BIOENERGY, LLC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	April 30, 2021
	(unaudited)	October 31, 2020
ASSETS
Current Assets
Cash	$4,502,637	$3,276,301
Restricted cash	646,857	514,050
Accounts receivable	2,575,584	1,616,489
Inventory	9,309,913	7,063,675
Commodity derivative instruments	325,238	15,150
Prepaid expenses and other current assets	1,250,906	782,280
Total current assets	18,611,135	13,267,945

Property and Equipment, net	37,986,739	40,187,733

Operating lease right of use asset, net	8,627,286	9,291,249

Other Assets	333,254	333,254

Total Assets	$65,558,414	$63,080,181

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Current maturities of long-term debt	$1,023,039	$11,492,059
Checks drawn in excess of bank balance	1,040,874	692,984
Accounts payable	4,165,548	6,916,045
Commodity derivative instruments	—	173,928
Accrued expenses	476,515	496,513
Operating lease, current liabilities	1,377,324	1,344,258
Total current liabilities	8,083,300	21,115,787

Long-Term Debt, less current portion	17,584,725	295,611

Operating leases, long-term liabilities	7,249,962	7,946,991

Other Long-Term Liabilities	619,886	596,924

Commitments and Contingencies

Members' Equity
Members' equity attributable to Heron Lake BioEnergy, LLC consists of 77,932,107 units issued and outstanding at both April 30, 2021 and October 31, 2020.	32,020,541	33,124,868
Total Liabilities and Members' Equity	$65,558,414	$63,080,181

Notes to Condensed Consolidated Unaudited Financial Statements are an integral part of this Statement.

HERON LAKE BIOENERGY, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	Three Months Ended April 30,		Six Months Ended April 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$37,033,102	$15,604,969	$61,474,171	$42,285,249

Cost of Goods Sold	33,630,280	21,049,520	61,005,817	49,179,291

Gross Profit (Loss)	3,402,822	(5,444,551)	468,354	(6,894,042)

Operating Expenses	(1,032,838)	(974,949)	(2,120,729)	(1,874,394)

Operating Income (Loss)	2,369,984	(6,419,500)	(1,652,375)	(8,768,436)

Other Income (Expense)
Interest income	1,116	826	1,995	12,407
Interest expense	(130,490)	(30,074)	(232,902)	(41,605)
Other income, net	635,082	206,499	778,955	206,838
Total other income, net	505,708	177,251	548,048	177,640

Net Income (Loss)	2,875,692	(6,242,249)	(1,104,327)	(8,590,796)

Less: Net Income Attributable to Non-controlling Interest	—	—	—	(67,827)

Net Income (Loss) Attributable to Heron Lake BioEnergy, LLC	$2,875,692	$(6,242,249)	$(1,104,327)	$(8,658,623)

Weighted Average Units Outstanding—Basic and diluted (Class A and B)	77,932,107	77,932,107	77,932,107	77,932,107

Net Income (Loss) Per Unit Attributable to Heron Lake BioEnergy, LLC- Basic and Diluted (Class A and B)	$0.04	$(0.08)	$(0.01)	$(0.11)

Notes to Condensed Consolidated Unaudited Financial Statements are an integral part of this Statement.

HERON LAKE BIOENERGY, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Change in Members’ Equity (unaudited)

			Members' Equity
			attributable to
			Heron Lake	Non-	Total
			BioEnergy,	controlling	Members'
	Class A Units	Class B Units	LLC	Interest	Equity

Balance—October 31, 2020	62,932,107	15,000,000	$33,124,868	$—	$33,124,868

Net loss attributable to Heron Lake BioEnergy, LLC	—	—	(3,980,019)	—	(3,980,019)

Balance—January 31, 2021	62,932,107	15,000,000	$29,144,849	$—	$29,144,849

Net income attributable to Heron Lake BioEnergy, LLC	—	—	2,875,692	—	2,875,692

Balance—April 30, 2021	62,932,107	15,000,000	$32,020,541	$—	$32,020,541

Balance—October 31, 2019	62,932,107	15,000,000	$47,599,276	$2,001,575	$49,600,851

Acquisition of non-controlling interest	—	—	(155,598)	(2,069,402)	(2,225,000)
Net income attributable to non-controlling interest	—	—	—	67,827	67,827
Net loss attributable to Heron Lake BioEnergy, LLC	—	—	(2,416,374)	—	(2,416,374)

Balance—January 31, 2020	62,932,107	15,000,000	$45,027,304	$—	$45,027,304

Net loss attributable to Heron Lake BioEnergy, LLC	—	—	(6,242,249)	—	(6,242,249)

Balance—April 30, 2020	62,932,107	15,000,000	$38,785,055	$—	$38,785,055

Notes to Condensed Consolidated Unaudited Financial Statements are an integral part of this Statement.

HERON LAKE BIOENERGY, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	Six months ended	Six months ended
	April 30, 2021	April 30, 2020
	(Unaudited)	(Unaudited)
Cash Flow From Operating Activities
Net loss	$(1,104,327)	$(8,590,796)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,706,675	2,638,652
Paycheck Protection Program loan forgiveness income	(595,693)	—
Loss on disposal of asset	21,728	—
Change in fair value of commodity derivative instruments	2,709,178	679,921
Change in operating assets and liabilities:
Accounts receivable	(959,095)	4,765,677
Inventory	(2,246,238)	(1,109,603)
Commodity derivative instruments	(3,193,194)	(342,448)
Prepaid expenses and other current assets	(468,626)	(347,376)
Accounts payable	(609,872)	(4,247,450)
Accrued expenses	(19,998)	102,192
Accrued railcar rehabilitation costs	22,962	22,962
Net cash used in operating activities	(3,736,500)	(6,428,269)

Cash Flows from Investing Activities
Capital expenditures	(2,668,034)	(613,867)
Net cash used in investing activities	(2,668,034)	(613,867)

Cash Flows from Financing Activities
Checks drawn in excess of bank balance	347,890	807,756
Proceeds from Paycheck Protection Program loans	595,693	595,693
Proceeds from long-term debt	2,650,719	17,786,740
Payments on long-term debt	(830,625)	(11,655,660)
Proceeds from related party debt	5,000,000	—
Acquisition of non-controlling interest	—	(2,000,000)
Net cash provided by financing activities	7,763,677	5,534,529

Net increase (decrease) in cash and restricted cash	1,359,143	(1,507,607)

Cash and Restricted Cash - Beginning of period	3,790,351	4,593,811

Cash and Restricted Cash - End of period	$5,149,494	$3,086,204

Reconciliation of Cash and Restricted Cash
Cash - Balance Sheet	4,502,637	2,735,136
Restricted Cash - Balance Sheet	646,857	351,068
Cash and Restricted Cash	$5,149,494	$3,086,204

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest expense	$233,305	$41,605

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Capital expenditures included in accounts payable	$—	$13,487

Notes to Condensed Consolidated Unaudited Financial Statements are an integral part of this Statement.

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Heron Lake BioEnergy, LLC owns and operates an ethanol plant near Heron Lake, Minnesota with a permitted capacity of approximately 72.3 million gallons per year of undenatured ethanol on a twelve-month rolling sum basis.  In addition, Heron Lake BioEnergy, LLC produces and sells distillers’ grains with solubles and corn oil as co-products of ethanol production.

Heron Lake BioEnergy, LLC’s wholly owned subsidiary, HLBE Pipeline Company, LLC (“HLBE Pipeline Company”), is the sole owner of Agrinatural Gas, LLC (“Agrinatural”). Agrinatural is a natural gas pipeline company that was formed to construct, own, and operate the natural gas pipeline that provides natural gas to the Company’s ethanol production facility and other customers through a connection with the natural gas pipeline facilities of Northern Border Pipeline Company in Cottonwood County, Minnesota. Beginning as of December 11, 2019, HLBE holds a 100% interest in Agrinatural.

Basis of Presentation and Principles of Consolidation

The condensed consolidated unaudited financial statements as of April 30, 2021 include the accounts of Heron Lake BioEnergy, LLC and its wholly owned subsidiary, HLBE Pipeline Company (collectively, the “Company”).  As of December 11, 2019, the Company acquired the 27% interest in Agrinatural that was not previously in its control.  As such, results prior to December 11, 2019 reflect earnings attributable to the non-controlling interest separately in the condensed consolidated statement of operations during fiscal year 2020. All significant intercompany balances and transactions are eliminated in consolidation.

The condensed consolidated unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations.  These condensed consolidated unaudited financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company’s audited consolidated financial statements for the year ended October 31, 2020, contained in the Company’s annual report on Form 10-K.

In the opinion of management, the condensed consolidated unaudited financial statements reflect all adjustments consisting of normal recurring accruals that we consider necessary to present fairly the Company’s results of operations, financial position, and cash flows. The results reported in these condensed consolidated unaudited financial statements should not be regarded as necessarily indicative of results that may be expected for any other fiscal period or for the fiscal year.

Accounting Estimates

Management uses estimates and assumptions in preparing these condensed consolidated unaudited financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for significant matters including, among others, the economic lives of property and equipment, the assumptions used in the analysis of impairment of long-lived assets, valuation of commodity derivative instruments, inventory, inventory purchase and sales commitments, evaluation of railcar rehabilitation costs and evaluation of going concern. The Company periodically reviews estimates and assumptions, and the effects of revisions are reflected in the period in which the revision is made. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. Our contracts primarily consist of agreements with marketing companies and other customers as described below. Our performance obligations consist of the delivery of ethanol, distillers' grains, and corn oil to our customers. Our customers primarily consist of three distinct marketing companies as discussed below. The consideration we receive for these products reflects an amount that the company expects to be entitled to in exchange for those products, based on current observable market prices at the Chicago Mercantile Exchange, generally, and adjusted for local market differentials. Our contracts have specific delivery modes, rail or truck, and dates. Revenue is recognized when the Company delivers the products to the mode of transportation specified in the contract, at the transaction price established in the contract, net of commissions, fees, and freight. We sell each of the products via different marketing channels as described below.

●	Ethanol. The Company sells its ethanol via a marketing agreement with Eco-Energy, Inc. Eco-Energy sells one hundred percent of the Company’s ethanol production based on agreements with end users at prices agreed upon mutually among the end user, Eco-Energy, and the Company. Our performance obligations consist of our obligation to deliver ethanol to our customers. Our customer contracts consist of orders received from the customer pursuant to a marketing agreement. The marketing agreement calls for control and title to pass to Eco-Energy once a rail car is released to the railroad or a truck is released from the Company’s scales. Revenue is recognized then at the price in the agreement with the end user, net of commissions, freight, and fees.

●	Distillers’ grains. The Company engages another third-party marketing company, Gavilon, Inc, to sell one hundred percent of the distillers grains it produces at the plant. Gavilon takes title and control once a rail car is released to the railroad or a truck is released from the Company’s scales. Prices are agreed upon between Gavilon and the Company. Our performance obligations consist of our obligation to deliver distillers grains to our customers. Our customer contracts consist of orders received from the customer pursuant to a marketing agreement. Revenue is recognized net of commissions, freight, and fees.

●	Distillers’ corn oil (corn oil). The Company sells one hundred percent of its corn oil production to RPMG, Inc. The process for selling corn oil is the same as our distillers’ grains. RPMG takes title and control once a rail car is released to the railroad or a truck is released from the Company's scales. Prices are agreed upon between RPMG and the Company. Our performance obligations consist of our obligation to deliver corn oil to our customers. Our customer contracts consist of orders received from the customer pursuant to a marketing agreement. Revenue is recognized net of commissions, freight, and fees.

●	Agrinatural generates revenue from the transportation of natural gas to residential and commercial customers. Revenue is recognized at the point when natural gas is delivered at the transaction price established in the contract.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost for all inventories is determined using the first in first out method. Net realizable value is the estimated selling prices in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. Inventory consists of raw materials, work in process, finished goods, and supplies. Corn is the primary raw material along with other raw materials. Finished goods consist of ethanol, distillers’ grains, and corn oil.

Derivative Instruments

From time to time the Company enters into derivative transactions to hedge its exposures to commodity price fluctuations. The Company is required to record these derivatives on the balance sheets at fair value.

In order for a derivative to qualify as a hedge, specific criteria must be met and appropriate documentation maintained. Gains and losses from derivatives that do not qualify as hedges, or are undesignated, must be recognized immediately in earnings. If the derivative does qualify as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Changes in the fair value of undesignated derivatives are recorded in earnings.

Additionally, the Company is required to evaluate its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted as “normal purchases or normal sales.”  Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. Contracts that meet the requirements of normal purchases or sales are documented as normal and exempted from accounting and reporting requirements, and therefore, are not marked to market in our condensed consolidated unaudited financial statements.

In order to reduce the risks caused by market fluctuations, the Company occasionally hedges its anticipated corn, natural gas, and denaturant purchases and ethanol sales by entering into options and futures contracts.  These contracts are used with the intention to fix the purchase price of anticipated requirements for corn in the Company's ethanol production activities and the related sales price of ethanol. The fair value of these contracts is based on quoted prices in active exchange-traded or over-the-counter market conditions. Although the Company believes its commodity derivative positions are economic hedges, none have been formally designated as a hedge for accounting purposes and derivative positions are recorded on the balance sheet at their fair market value, with changes in fair value recognized in current period earnings or losses. The Company does not enter into financial instruments for trading or speculative purposes.

The Company has adopted authoritative guidance related to “Derivatives and Hedging,” and has included the required enhanced quantitative and qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses from derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.  See further discussion in Note 5.

Reportable Operating Segments

Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, establishes the standards for reporting information about segments in financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Based on the related business nature and expected financial results criteria set forth in ASC 280, the Company has two reportable operating segments for financial reporting purposes.

●	Ethanol Production. Based on the nature of the products and production process and the expected financial results, the Company’s operations at its ethanol plant, including the production and sale of ethanol and its co-products, are aggregated into one financial reporting segment.

●	Natural Gas Pipeline. The Company has majority ownership in Agrinatural, through its wholly owned subsidiary, HLBE Pipeline, LLC, and operations of Agrinatural’s natural gas pipeline are aggregated into another financial reporting segment.

2.RISKS AND UNCERTAINTIES

The Company has certain risks and uncertainties that it experiences during volatile market conditions. These volatilities can have a severe impact on operations. The Company’s revenues are derived from the sale and distribution of ethanol and distillers’ grains to customers primarily located in the U.S. Corn for the production process is supplied to the plant primarily from local agricultural producers. Ethanol sales average 70% to 90% of total revenues and corn costs average 70% to 90% of cost of goods sold.

The Company’s operating and financial performance is largely driven by the prices at which it sells ethanol, distillers’ grains, and corn oil and the related costs of corn. The price of ethanol is influenced by factors such as supply and demand, the weather, government policies and programs, unleaded gasoline prices, and the petroleum markets as a whole. Excess ethanol supply in the market, in particular, puts downward pressure on the price of ethanol. The Company's largest cost of production is corn. The cost of corn is generally impacted by factors such as supply and demand, the weather, government policies and programs, and a risk management program used to protect against the price volatility of these commodities. Market fluctuations in the price of and demand for these commodities may have further significant adverse effects on the Company’s operations, profitability and the availability and adequacy of cash flow to meet the Company’s working capital requirements. The Company's risk management program is used to protect against the price volatility of these commodities.

The Company, and the ethanol industry as a whole, experienced significant adverse conditions throughout most of 2020 and into 2021 as a result of industry-wide record low ethanol prices due to reduced demand and high industry inventory levels, which were compounded by the impact of the novel coronavirus ("COVID-19"). These factors resulted in prolonged negative operating margins, significantly lower cash flow from operations and substantial net losses. As a result, as of the three months ended January 30, 2021 and the fiscal year ended October 31, 2020, the Company was not in compliance with its working capital and net worth covenant requirements, for which a waiver was obtained. The Company was in compliance with its working capital and net worth covenant requirements as of April 30, 2021 and expects future compliance during the next twelve months.

While the Company believes the replacement of the boiler has improved the operating performance of the plant, and led to lower operating costs, and improved net income for the three months ended April 30, 2021, market conditions have resulted in losses for the six months ended April 30, 2021.

The Company believes its operating cash flows, cash on hand, and available debt from its lender will provide sufficient liquidity to meet its anticipated working capital, debt service and other liquidity needs through the next twelve months. If market conditions worsen affecting our ability to profitably operate the plant or if we are unable to transport ethanol, we may be forced to further idle ethanol production altogether.

The Company is working toward a merger with Granite Falls Energy, LLC (“GFE”), the Company’s majority owner. Pursuant to a Merger Agreement, GFE would acquire the minority ownership interest of the Company for $14 million, or approximately $0.36405 per unit, and the Company would become a wholly owned subsidiary of GFE. The Company believes the merger would provide the Company with additional financial resources to assist the Company’s continued operations. The Merger is subject to approval by the minority interest unitholders of HLBE. A special meeting of the members of HLBE is expected to be held in summer 2021 to vote on the proposed merger. If approved by the minority unitholders, the merger is expected to close following the special meeting.

3.REVENUE

Revenue by Source

All revenues from contracts with customers under ASC Topic 606 are recognized at a point in time. The following table disaggregates revenue by major source for the three and six months ended April 30, 2021 and 2020:

	Three Months Ended April 30, 2021
	(unaudited)
	Ethanol Production	Natural Gas Pipeline	Total
Ethanol	$29,320,871	$—	$29,320,871
Distillers’ Grains	5,227,309	—	5,227,309
Corn Oil	1,857,402	—	1,857,402
Other	303,513	—	303,513
Natural Gas	—	324,007	324,007
Total Revenues	$36,709,095	$324,007	$37,033,102

	Three Months Ended April 30, 2020
	(unaudited)
	Ethanol Production	Natural Gas Pipeline	Total
Ethanol	$11,094,276	$—	$11,094,276
Distillers’ Grains	3,347,108	—	3,347,108
Corn Oil	735,028	—	735,028
Other	191,806	—	191,806
Natural Gas	—	236,751	236,751
Total Revenues	$15,368,218	$236,751	$15,604,969

	Six Months Ended April 30, 2021
	(unaudited)
	Ethanol Production	Natural Gas Pipeline	Total
Ethanol	$48,041,220	$—	$48,041,220
Distillers’ Grains	8,926,345	—	8,926,345
Corn Oil	3,246,480	—	3,246,480
Other	529,259	—	529,259
Natural Gas	—	730,867	730,867
Total Revenues	$60,743,304	$730,867	$61,474,171

	Six Months Ended April 30, 2020
	(unaudited)
	Ethanol Production	Natural Gas Pipeline	Total
Ethanol	$31,386,160	$—	$31,386,160
Distillers’ Grains	7,835,912	—	7,835,912
Corn Oil	1,649,426	—	1,649,426
Other	487,723	—	487,723
Natural Gas	—	926,028	926,028
Total Revenues	$41,359,221	$926,028	$42,285,249

Payment Terms

The Company has contractual payment terms with each respective marketer that sells ethanol, distillers’ grains and corn oil.  These terms are 10 calendar days after the transfer of control date. The Company has contractual payment terms with the natural gas customers of 20 days.

Shipping and Handling Costs

Shipping and handling costs related to contracts with customers for sale of goods are accounted for as a fulfillment activity and are included in cost of goods sold. Accordingly, amounts billed to customers for such costs are included as a component of revenue.

4.INVENTORY

Inventory consisted of the following:

	April 30, 2021	October 31, 2020
	(unaudited)
Raw materials	$2,096,668	$2,440,997
Work in process	937,241	713,037
Finished goods	4,955,285	2,677,095
Supplies	1,320,719	1,232,546
Totals	$9,309,913	$7,063,675

The Company performs a lower of cost or net realizable value analysis on inventory to determine if the market values of certain inventories are less than their carrying value, which is attributable primarily to decreases in market prices of corn and ethanol.  Based on the lower of cost or net realizable value analysis, the Company recorded a loss on ethanol inventories, as a component of cost of goods sold, of approximately $0 and $745,000 for the three months ended April 30, 2021 and 2020, respectively, and approximately $0 and $1,622,000 for the six months ended April 30, 2021 and 2020, respectively. Based on the lower of cost or net realizable value analysis, the Company recorded a loss on corn inventories, as a component of cost of goods sold, of approximately $0 and $48,000 for the three months ended April 30, 2021 and 2020, respectively, and approximately $0 and $174,000 for the six months ended April 30, 2021 and 2020, respectively.

5.DERIVATIVE INSTRUMENTS

As of April 30, 2021, the total notional amount of the Company’s outstanding corn derivative instruments was approximately 2,100,000 bushels, comprised of long corn futures positions on 800,000 bushels that were entered into to hedge forecasted ethanol sales through July 2021, and short corn futures positions on 1,300,000 bushels that were entered into to hedge forecasted corn purchases through July 2022. Additionally, there are corn options positions of 5,120,000 bushels through September 2021. There may be offsetting positions that are not shown on a net basis that could lower the notional amount of positions outstanding.

As of April 30, 2021, the Company had approximately $647,000 of cash collateral (restricted cash) related to derivatives held by a broker.

The following table provides detail regarding the Company’s derivative instruments at April 30, 2021, none of which are designated as hedging instruments:

	Consolidated Balance Sheet Location	Assets	Liabilities
Corn contracts	Commodity derivative instruments	325,238	—
Totals		$325,238	$—

As of October 31, 2020, the total notional amount of the Company’s outstanding corn derivative instruments was approximately 2,095,000 bushels, comprised of long corn futures positions on 325,000 bushels that were entered into to hedge forecasted ethanol sales through March 2021, and short corn futures positions on 1,770,000 bushels that were entered into to hedge forecasted corn purchases through July 2022 and are directly related to corn forward contracts. Additionally, there are corn options positions of 1,380,000 bushels through March 2021. There may be offsetting positions that are not shown on a net basis that could lower the notional amount of positions outstanding.

As of October 31, 2020, the Company had approximately $514,000 in cash collateral (restricted cash) related to derivates held by a broker.

The following table provides detail regarding the Company’s derivative financial instruments at October 31, 2020, none of which were designated as hedging instruments:

	Consolidated Balance Sheet Location	Assets	Liabilities
Corn contracts	Commodity derivative instruments	$—	$173,928
Ethanol contracts	Commodity derivative instruments	15,150	—
Totals		$15,150	$173,928

The following tables provide detail regarding the gains (losses) from Company’s derivative financial instruments in its condensed consolidated unaudited statements of operations, none of which are designated as hedging instruments:

	Consolidated Statement of	Three Months Ended April 30,		Six Months Ended April 30,
	Operations Location	2021	2020	2021	2020
Corn contracts	Cost of goods sold	$105,235	$(435,563)	$(2,819,419)	$(516,331)
Ethanol contracts	Revenues	53,763	(81,738)	110,241	(163,590)
Total gain (loss)		$158,998	$(517,301)	$(2,709,178)	$(679,921)

6.FAIR VALUE

The following table sets forth, by level, the Company assets that were accounted for at fair value on a recurring basis at April 30, 2021:

			Fair Value Measurement Using
	Carrying Amount in		Quoted Prices in	Significant Other	Significant
	Consolidated		Active Markets	Observable Inputs	Unobservable Inputs
Financial Assets:	Balance Sheet	Fair Value	(Level 1)	(Level 2)	(Level 3)
Commodity Derivative instruments - Corn	$325,238	$325,238	$325,238	$—	$—

Financial Liabilities:
Accounts Payable (1)	$69,506	$69,506	$—	$69,506	$—

The following table sets forth, by level, the Company assets and liabilities that were accounted for at fair value on a recurring basis at October 31, 2020:

			Fair Value Measurement Using
	Carrying Amount in		Quoted Prices in	Significant Other	Significant
	Consolidated		Active Markets	Observable Inputs	Unobservable inputs
Financial Assets	Balance Sheet	Fair Value	(Level 1)	(Level 2)	(Level 3)
Commodity Derivative instruments - Ethanol	$15,150	$15,150	$15,150	$—	$—

Financial Liabilities:
Commodity Derivative instruments - Corn	$173,928	$173,928	$173,928	$—	$—
Accounts Payable (1)	$553,248	$553,248	$—	$553,248	$—

(1)Accounts payable are generally stated at historical amounts with the exception of amounts in this table related to certain delivered inventory for which the payable fluctuates based on the changes in commodity prices. These payables are hybrid financial instruments for which the company has elected the fair value option.

We determine the fair value of commodity derivative instruments by obtaining fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes and live trading levels from the Chicago Board of Trade market and New York Mercantile Exchange. We determine the fair value of Level 2 accounts payable based on nearby futures values, plus or minus nearby basis.

7.DEBT FACILITIES

Long-term debt consists of the following:

	April 30, 2021	October 31, 2020
	(unaudited)
Amended revolving term note payable to lending institution, see terms below.	$10,005,520	$7,891,426
Single advance term note payable to lending institution, see terms below.	2,700,000	3,000,000
Short term revolving note, see notes below	6,000	—
Assessment payable as part of water treatment agreement, due in semi-annual installments of $189,393 with interest at 6.55%, enforceable by statutory lien, with the final payment due in October 2021. The Company made deposits for one years' worth of debt service payments of approximately $364,000, which is included with other current assets that are held on deposit to be applied with the final payments of the assessment.	300,551	300,551
SBA Paycheck Protection Program loan, see terms below.	595,693	595,693
Granite Falls Energy note, see terms below.	5,000,000	—
Totals	18,607,764	11,787,670
Less amounts due within one year	1,023,039	11,492,059
Net long-term debt	$17,584,725	$295,611

Revolving Term Note

The 2020 Credit Facility includes an amended and restated revolving term loan with a $13 million principal commitment.  The loan is secured by substantially all of the Company’s assets, including a subsidiary guarantee. The 2020 Credit Facility contains customary covenants, including restrictions on the payment of dividends and loans and advances to Agrinatural, and maintenance of certain financial ratios including minimum working capital, minimum net worth and a debt service coverage ratio as defined by the credit facility. As of the three months ended January 30, 2021 and the fiscal year ended October 31, 2020, the Company was not in compliance with its working capital and net worth covenant requirements, for which a waiver was obtained. The Company was in compliance with its debt covenants on April 30, 2021. However, failure to comply with the protective loan covenants or maintain the required financial ratios in the future may cause acceleration of the outstanding principal balances on the revolving term loan and/or the imposition of fees, charges, or penalties.

During February 2021, the 2020 Credit Facility was amended to reduce the working capital covenant to $8 million through May 31, 2021 and increasing to $10 million beginning June 30, 2021. The 2020 Credit Facility was also amended to decrease the net worth requirement from $32 million to $28 million.

As part of the 2020 Credit Facility closing, the Company entered into an amended administrative agency agreement with CoBank, ACP (“CoBank”).  As a result, CoBank will continue to act as the agent for the lender with respect to the 2020 Credit Facility. The Company agreed to pay CoBank an annual fee of $2,500 for its services as administrative agent.

Under the terms of the amended revolving term loan, the Company may borrow, repay, and reborrow up to the aggregate principal commitment amount of $13,000,000. Final payment of amounts borrowed under the amended revolving term loan is due December 1, 2022. Interest on the amended revolving term loan accrues at a variable weekly rate equal to 3.35% above the higher of 0.00% or the One-Month London Interbank Offered Rate (“LIBOR”) Index rate, which totaled 3.47% at April 30, 2021.

The Company also agreed to pay an unused commitment fee on the unused available portion of the amended revolving term loan commitment at the rate of 0.500% per annum, payable monthly in arrears.

Single Advance Term Note

In June 2020, the Company entered into a single advance term note with a $3,000,000 principal commitment, with the purpose to finance the construction of a new grain bin and provide principal reduction on the Revolving Term Note.  The interest rate is fixed at 3.80%.  Principal with interest is to be paid in 10 consecutive, semi-annual installments, with the first installment due on December 20, 2020 and the last installment due on June 20, 2025. The note is secured as provided in the 2020 Credit Facility.

Short Term Revolving Promissory Note

In February 2021, the Company entered into a revolving promissory note with its lender in order to finance the operating needs of the Company. The revolving promissory note is subject to the 2020 Credit Facility. Under the terms, the Company may borrow, repay and reborrow up to the aggregate principal commitment amount of $5,000,000. Final payment of amounts borrowed under the revolving promissory note was June 1, 2021, which was extended to August 1, 2021 in May 2021. Interest of the loan accrues at a variable weekly rate equal to 3.35% above the higher of 0.00% or the One-Month London Interbank Offered Rate (“LIBOR”) Index rate and is payable monthly in arrears. The rate totaled 3.47% at April 30, 2021. In addition, the Company agreed to pay an unused commitment fee on the unused available portion of the loan at the rate of 0.50% per annum payable monthly in arrears.

SBA Paycheck Protection Program Loan

In March 2020, Congress passed the Paycheck Protection Program, authorizing loans to small businesses for use in paying employees that they continue to employ throughout the COVID-19 pandemic and for rent, utilities and interest on mortgages. Loans obtained through the Paycheck Protection Program are eligible to be forgiven as long as the proceeds are used for qualifying purposes and certain other conditions are met. On April 18, 2020, the Company received a loan in the amount of $595,693 through the Paycheck Protection Program. The loan was forgiven in full during March 2021. Forgiveness income is recorded as a component of other income on the statement of operations.

In February 2021, the Company received a second Paycheck Protection Program loan in the amount of $595,693. Management expects the entire loan will be used for payroll, utilities and interest; therefore, management anticipates that the loan will be substantially forgiven. To the extent it is not forgiven, the Company would be required to repay that portion at an interest rate of 1% with principal repayment installments beginning in March 2022 with a final installment in February 2026.

Negotiable Promissory Note with GFE

In December 2020, we entered into a negotiable promissory note with GFE with a $5,000,000 principal commitment. Interest on the loan accrues at a variable weekly rate equal to the higher of 1.00% or the One-Month LIBOR Index rate, plus 3.35%, which totaled 3.47% at April 30, 2021. The note was due on demand, and accrued interest must be paid in full the first business day of each month. The note is unsecured and may be prepaid at any time without penalty.  In January 2021, we borrowed the $5,000,000 on the promissory note, which was classified as a current liability. In February 2021, GFE agreed to modify the promissory note to remove the due on demand feature, instead agreeing that GFE will not require any principal repayment on the loan until March 2023.  However, should there be future violations of the Credit Facility loan covenants, those violations would also be considered a default on this promissory note.

Estimated annual maturities of long-term debt at April 30, 2021 are as follows based on the most recent debt agreements:

2022	$1,023,039
2023	15,723,442
2024	719,107
2025	720,303
2026	421,873
Total debt	$18,607,764

8.LEASES

The Company leases rail cars for its facility to transport ethanol and dried distillers’ grains to its end customers. Operating lease right of use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company uses its estimated incremental borrowing rate, unless an implicit rate is readily determinable, as the discount rate for each lease in determining the present value of lease payments. For the three and six months ended April 30, 2021, the Company’s weighted average discount rate was 4.87%.  Operating lease expense is recognized on a straight-line basis over the lease term.

The Company determines if an arrangement is a lease or contains a lease at inception. The Company’s leases have remaining terms of approximately one to seven years. For the six months ended April 30, 2021, the weighted average remaining lease term was four years.

The Company elected to use a portfolio approach for lease classification, which allows for an entity to group together leases with similar characteristics provided that its application does not create a material difference when compared to accounting for the leases at a contract level. For railcar leases, the Company elected to combine the railcars within each rider and account for each rider as an individual lease.

The following table summarizes the remaining maturities of the Company’s operating lease liabilities as of April 30, 2021:

Twelve Months Ended April 30,
2022	$1,767,000
2023	1,767,000
2024	1,728,000
2025	1,650,000
2026	1,650,000
Thereafter	1,412,500
Totals	9,974,500
Less: Amount representing interest	1,347,214
Lease liabilities	$8,627,286

For the three and six months ended April 30, 2021, HLBE recorded operating lease costs for these leases of approximately $644,000 and $1,255,000, respectively, in cost of goods sold in the Company’s statement of operations, which approximates the cash paid for the periods.  For the three and six months ended April 30, 2020, HLBE recorded operating lease costs for these leases of approximately $490,000 and $1,021,000, respectively, in cost of goods sold in the Company’s statement of operations, which approximates the cash paid for the periods.

9.COMMITMENTS AND CONTINGENCIES

Corn Forward Contracts

At April 30, 2021, the Company had cash and basis contracts for forward corn purchase commitments for approximately 4,689,000 bushels for deliveries through March 2022.

Given the uncertainty of future ethanol and corn prices, the Company could incur a loss on the outstanding corn purchase contracts in future periods. Management has evaluated these forward contracts and its inventories using the lower of cost or net realizable value evaluation, similar to the method used on its inventory, and has determined that no impairment loss existed at April 30, 2021, and approximately $47,000 at October 31, 2020.

Ethanol Forward Contracts

At April 30, 2021, the Company had fixed and basis contracts to sell approximately $21,460,000 of ethanol for various delivery periods through June 2021, which approximates 90% of its anticipated ethanol sales for that period.

Distillers’ Grains Forward Contracts

At April 30, 2021, the Company had forward contracts to sell approximately $2,500,000 of distillers’ grains for delivery through September 2021, which approximates 16% of its anticipated distillers' grains sales during that period.

Corn Oil Forward Contracts

At April 30, 2021, the Company had forward contracts to sell approximately $597,000 of corn oil for delivery through May 2021, which approximates 40% of its anticipated corn oil sales for that period.

Rail Car Rehabilitation Costs

HLBE leases 50 hopper rail cars under a multi-year agreement which ends in May 2027. Under the agreement, HLBE is required to pay to rehabilitate each car for “damage” that is considered to be other than normal wear and tear upon turn in of the car(s) at the termination of the lease.  HLBE believes that it is probable that we may be assessed for damages incurred. Company management has estimated total costs to rehabilitate the cars at April 30, 2021 and October 31, 2020 to be approximately $620,000 and $597,000, respectively.  HLBE accrues the estimated cost of railcar damages over the term of the lease as the cost of damages are incurred. During the three-month periods ended April 30, 2021 and 2020, the Company has recorded an expense for recognition of damages and actual repairs in cost of goods of approximately $43,000 and $12,000, respectively.  During the six-month periods ended April 30, 2021 and 2020, the Company has recorded an expense for recognition of damages and actual repairs in cost of goods of approximately $55,000 and $23,000, respectively.

10.MEMBERS’ EQUITY

Heron Lake BioEnergy, LLC is authorized to issue up to 80,000,000 capital units, of which 65,000,000 have been designated Class A units and 15,000,000 have been designated as Class B units. Members of Heron Lake BioEnergy, LLC are holders of units who have been admitted as members and who hold at least 2,500 units. Any holder of units who is not a member will not have voting rights. Transferees of units must be approved by Heron Lake BioEnergy, LLC’s Board of Governors to become members. Members are entitled to one vote for each unit held. Subject to Heron Lake BioEnergy, LLC’s Member Control Agreement, all units share equally in the profits and losses and distributions of assets on a per unit basis.

Heron Lake BioEnergy, LLC has a total of 62,932,107 Class A units and 15,000,000 Class B units issued and outstanding, for an aggregate total of 77,932,107 units issued and outstanding at April 30, 2021 and October 31, 2020.

On December 11, 2019, HLBE Pipeline Company acquired the remaining non-controlling interest of Agrinatural for a total price of $2.225 million. The change of interest is recorded as an equity transaction in accordance with ASC 805.

11.RELATED PARTY TRANSACTIONS

Granite Falls Energy, LLC

The Company has a management services agreement with Granite Falls Energy, LLC (“GFE”, a related party). Under the terms of the management services agreement, GFE supplies its own personnel to act as part-time officers and managers of the Company for the positions of Chief Executive Officer, Chief Financial Officer, and Commodity Risk Manager and the Company pays GFE 50% of the total salary, bonuses, and other expenses and costs incurred by GFE for the three management positions. The management services agreement automatically renews for successive one-year terms unless and until the Company or GFE gives the other party 90-days written notice of termination prior to expiration of the then current term. The management services agreement may also be terminated by either party for cause under certain circumstances. Total expenses under this agreement were approximately $124,000 and $135,000 for the three months ended April 30, 2021 and 2020, respectively. Total expenses under this agreement were approximately $243,000 and $258,000 for the six months ended April 30, 2021 and 2020, respectively, of which approximately $73,000 is included in accounts payable at April 30, 2021.

In February 2020, Agrinatural entered into a natural gas local distribution company management agreement with GFE for, among other purposes, the purpose of sharing certain management employees. The agreement automatically renews for successive one-year terms unless and until Agrinatural or GFE gives the other party 30 days’ written notice of termination prior to expiration of the initial term or the start of a renewal term. The agreement may also be terminated by either party for cause under certain circumstances. Under the agreement, GFE supplies its personnel to act as part-time officers of Agrinatural for the positions of chief executive officer and chief financial officer. In return, Agrinatural pays GFE $9,000 per month, excluding fees for third-party services. GFE is responsible for and agreed to directly pay salary, wages, and/or benefits to the persons providing management services under the agreement. Total expenses under this agreement were approximately $27,000 and $54,000 for the three and six months ended April 30, 2021, respectively.

Corn Purchases - Members

HLBE purchased corn from board members of approximately $4,934,000 and $750,000 for the three months ended April 30, 2021 and 2020, respectively, and approximately $8,676,000 and $5,815,000 for the six months ended April 30, 2021 and 2020, respectively.

12.BUSINESS SEGMENTS

The Company groups its operations into the following two business segments:

Ethanol Production	Ethanol and co-product production and sales
Natural gas pipeline	Ownership and operations of natural gas pipeline

Segment reporting is intended to give financial statement users a better view of how the Company manages and evaluates its businesses. The accounting policies for each segment are the same as those described in the summary of significant accounting policies. Segment income or loss does not include any allocation of shared-service costs. Segment assets are those that are directly used in or identified with segment operations. Inter-segment balances and transactions have been eliminated.

The following tables summarize financial information by segment and provide a reconciliation of segment revenue, contribution to operating income (loss), and total assets:

	Three Months Ended		Six Months Ended
	April 30, 2021	April 30, 2020	April 30, 2021	April 30, 2020
Revenue:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Ethanol production	$36,709,095	$15,368,218	$60,743,304	$41,359,221
Natural gas pipeline	745,754	606,898	1,563,483	1,743,115
Eliminations	(421,747)	(370,147)	(832,616)	(817,087)
Total Revenue	$37,033,102	$15,604,969	$61,474,171	$42,285,249

	Three Months Ended		Six Months Ended
	April 30, 2021	April 30, 2020	April 30, 2021	April 30, 2020
Operating Income (Loss):	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Ethanol production	$2,082,922	$(6,567,621)	$(2,190,355)	$(9,380,399)
Natural gas pipeline	447,483	252,523	824,475	898,821
Eliminations	(160,421)	(104,402)	(286,495)	(286,858)
Operating Income (Loss):	$2,369,984	$(6,419,500)	$(1,652,375)	$(8,768,436)

	April 30, 2021	October 31, 2020
Assets:	(unaudited)
Ethanol production	$51,642,711	$49,613,394
Natural gas pipeline	13,915,703	13,466,787
Total Assets	$65,558,414	$63,080,181

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

We prepared the following discussion and analysis to help readers better understand our financial condition, changes in our financial condition, and results of operations for the three and six months ended April 30, 2021 and 2020.  This section should be read in conjunction with the condensed consolidated unaudited financial statements and related notes in PART I - Item 1 of this report and the information contained in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2020.

Disclosure Regarding Forward-Looking Statements

The SEC encourages companies to disclose forward-looking information so investors can better understand future prospects and make informed investment decisions.  As such, we have historical information, as well as forward-looking statements regarding our business, financial condition, results of operations, performance, and prospects in this report.  All statements that are not historical or current facts are forward-looking statements.  In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions.

Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors, many of which may be beyond our control, and may cause actual results, performance, or achievements to differ materially from those projected in, expressed or implied by forward-looking statements.  While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us are described more particularly in the “Risk Factors” section of our annual report on Form 10-K for the year ended October 31, 2020, and on Form 10-Q for the three months ended January 31, 2021, as supplemented by the risk factors disclosed in Item 1A of this report on Form 10-Q.  These risks and uncertainties include, but are not limited to, the following:

●	Fluctuations in the price of ethanol, which is affected by various factors including: the overall supply and demand for ethanol and corn; the price of gasoline, crude oil and corn, government policies, the price and availability of competing fuels;
●	Fluctuations in the price of crude oil and gasoline and the impact of lower oil and gasoline prices on ethanol prices and demand;

●	Fluctuations in the availability and price of corn, which is affected by various factors including: domestic stocks, demand from corn-consuming industries, such as the ethanol industry, prices for alternative crops, increasing input costs, changes in government policies, shifts in global markets or damaging growing conditions, such as plant disease or adverse weather, including drought;
●	Fluctuations in the availability and price of natural gas, which may be affected by factors such as weather, drilling economics, overall economic conditions, and government regulations;
●	Negative operating margins which may result from lower ethanol and/or high corn prices;
●	Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil, or automobile industries;
●	Overcapacity and oversupply in the ethanol industry;
●	Ethanol may trade at a premium to gasoline at times, resulting in a disincentive for discretionary blending of ethanol beyond the requirements of the Renewable Fuel Standard (“RFS”) and consequently negatively impacting ethanol prices and demand;
●	Changes in federal and/or state laws and environmental regulations including elimination, waiver, or reduction of the corn-based ethanol use requirement in the RFS and legislative acts taken by state governments such as California related to low-carbon fuels, may have an adverse effect on our business;
●	Any impairment of the transportation, storage and blending infrastructure that prevents ethanol from reaching markets;
●	Any effect on prices and demand for our products resulting from actions in international markets, particularly imposition of tariffs;
●	Changes in our business strategy, capital improvements or development plans;
●	Effect of our risk mitigation strategies and hedging activities on our financial performance and cash flows;
●	Competition from alternative fuels and alternative fuel additives;
●	Changes or advances in plant production capacity or technical difficulties in operating the plant;
●	Our reliance on key management personnel;
●	A slowdown in global and regional economic activity, demand for our products and the potential for labor shortages and shipping disruptions resulting from COVID-19.
●	Our CEO and General Manager retired effective May 26, 2021, and as a result our Company may face challenges that arise from a transition in leadership, which may adversely affect our business; and
●	The election of President Joe Biden and the transition to a new presidential administration may result in new or different regulations and policies that may adversely affect our business.

We believe our expectations regarding future events are based on reasonable assumptions; however, these assumptions may not be accurate or account for all risks and uncertainties.  Consequently, forward-looking statements are not guaranteed.  Actual results may vary materially from those expressed or implied in our forward-looking statements.  In addition, we are not obligated and do not intend to update our forward-looking statements because of new information unless it is required by applicable securities laws.  We caution investors not to place undue reliance on forward-looking statements, which represent management’s views as of the date of this report.  We qualify all of our forward-looking statements by these cautionary statements.

Industry and Market Data

Much of the information in this report regarding the ethanol industry, including government regulation relevant to the industry is from information published by the Renewable Fuels Association (“RFA”), a national trade association for the United States (“U.S.”) ethanol industry, and information about the market for our products and competition is derived from publicly available information from governmental agencies or publications and other published independent sources.  Although we believe our third-party sources are reliable, we have not independently verified the information.

Available Information

Our website address is www.heronlakebioenergy.com.  Our annual report on Form 10-K, periodic reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available, free of charge, on our website under the link “SEC Filings,” as soon as reasonably practicable after we electronically file such materials with, or furnish such materials to, the Securities and Exchange Commission.  The contents of our website are not incorporated by reference in this report on Form 10-Q.

Overview

Heron Lake BioEnergy, LLC is a Minnesota limited liability company that owns and operates a dry mill corn-based, natural gas fired ethanol plant near Heron Lake, Minnesota.  Our business consists of the production and sale of our ethanol throughout the continental U.S. and sale of its co-products (wet, modified wet and dried distillers’ grains, corn oil, and corn syrup) locally, and throughout the continental U.S. Additionally, through a wholly owned subsidiary, HLBE Pipeline Company, LLC (“HLBE Pipeline Company”), we are the sole owner of Agrinatural Gas, LLC (“Agrinatural”).  Agrinatural operates a natural gas pipeline that provides natural gas to Heron Lake BioEnergy, LLC’s ethanol production facility and other customers. When we use the terms “Heron Lake BioEnergy,” “Heron Lake,” or “HLBE” or similar words, unless the context otherwise requires, we are referring to Heron Lake BioEnergy, LLC and our operations at our ethanol production facility located near Heron Lake, Minnesota.  When we use the terms the “Company,” “we,” “us,” “our” or similar words, unless the context otherwise requires, we are referring to Heron Lake BioEnergy and its wholly owned subsidiary, HLBE Pipeline Company, LLC, and its wholly owned subsidiary Agrinatural.

We have a management services agreement with Granite Falls Energy, LLC, a Minnesota limited liability company that operates an ethanol plant located in Granite Falls, Minnesota (“GFE”).  GFE owns approximately 50.7% of our outstanding membership units. Pursuant to the management services agreement, GFE provides its chief executive officer, chief financial officer, and commodity risk manager to act in those positions as our part-time officers (the “Management Services Agreement”).

Ethanol Production

Our primary line of business is the Company’s operation of its ethanol plant, including the production and sale of ethanol and its co-products (distillers’ grains, non-edible corn oil and corn syrup).  These operations are aggregated into one financial reporting segment.

Our ethanol plant has a nameplate capacity of 50 million gallons per year.  We have received EPA pathway approval and have obtained permits from the Minnesota Pollution Control Authority to increase our production capacity to approximately 72.3 million gallons of undenatured fuel-grade ethanol on a twelve-month rolling sum basis. We are currently operating above our stated nameplate capacity on an annualized basis and intend to continue to do so into the future, dependent on industry conditions and plant profitability. In response to repeated malfunctions with our boiler, we installed a new boiler at our plant in January 2021 at a cost of approximately $5.3 million, which has improved the efficiency and profitability of ethanol production at the plant.

We market and sell our products primarily using third-party marketers.  The markets in which our products are sold may be local, regional, national, and international and depend primarily upon the efforts of third party marketers.  We have contracted with Eco-Energy, LLC to market all of our ethanol, Gavilon Ingredients, LLC to market our distillers’ grains, and RPMG, Inc. to market our corn oil.  We also occasionally independently market and sell excess corn syrup from the distillation process to local livestock feeders.

Our cost of our goods sold consists primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers’ grains for sale at our ethanol plant.  We generally do not have long-term, fixed price contracts for the purchase of corn.  Typically, we purchase our corn directly from grain elevators, farmers, and local dealers within approximately 80 miles of Heron Lake, Minnesota.

Plan of Operations for the Next Twelve Months

Over the next twelve months we will continue our focus on operational improvements at our plant.  These operational improvements include exploring methods to improve ethanol yield per bushel and increasing production output at our plant, continued emphasis on safety and environmental regulation, reducing our operating costs, and optimizing our margin opportunities through prudent risk-management policies. In addition, we expect to continue to conduct routine maintenance and repair activities at the ethanol plant to maintain current plant infrastructure.

While the Company believes the replacement of the boiler has improved the operating performance of the plant, and led to lower operating costs, market conditions have resulted in tight margins and may resulted in future losses.

Proposed Merger with Granite Falls Energy, LLC

During the three months ended April 30, 2021, the Company developed plans to engage in a merger with GFE, its majority owner. Specifically, on March 24, 2021, the Company and GFE, executed a Merger Agreement (the “Merger Agreement”), pursuant to which GFE will acquire the minority interest of HLBE (the “Merger”). The structure of the proposed transaction is a merger in which Granite Heron Merger Sub, LLC, (“Merger Sub”) a wholly owned subsidiary of GFE, will merge with and into the Company, with the Company surviving the transaction as a wholly owned subsidiary of GFE.

GFE currently owns approximately 50.7% of the Company’s units. Pursuant to the Merger Agreement, GFE will acquire the remainder of the units (the “Minority Ownership Interest”). The purchase price for the entire Minority Ownership Interest is $14,000,000 in cash payable at the closing of the Merger. Each issued and outstanding unit of the Minority Ownership Interest will be canceled and converted into the right to receive $0.36405 per Unit. (the “Merger Consideration”). Upon the completion of the merger, Minority Ownership Interest unitholders will no longer own any units of the Company and will no longer have any rights as a member or owner of the Company.

The units of Company held by GFE immediately prior closing of Merger will be cancelled with no consideration issued to GFE. GFE will emerge from the transaction as the sole owner of the Company.  At the time the Merger becomes effective, 100 percent of the membership interest in the Merger Sub will be converted into and become 100 percent of the membership interests in the Company, as the surviving company in the Merger.

The Merger is subject to approval by the Minority Ownership Interest. We intend to convene a special meeting of the members of the Company to vote on the proposed Merger (the “Special Meeting”) in the summer of 2021. The Merger is also conditioned on regulatory approval, the consent the Company’s lender, and GFE’s ability to obtain financing for the transaction. If such approvals and consents are obtained, the Merger is expected to close following the Special Meeting.

Upon closing of the Merger, the Company intends to file a Certification and Notice of Termination of Registration with the SEC, which will allow the Company to operate without being registered with the SEC. Upon termination of the Company’s SEC registration, the Company will no longer be required to file quarterly and annual reports with the SEC. GFE, which will become the Company’s sole owner upon closing of the Merger, will continue to be registered with the SEC and will continue to file required SEC reports after completion of the Merger.

A complete description of the Merger and the Merger Agreement is available in the Company’s preliminary proxy statement filed with the SEC on May 21, 2021, and is hereby incorporated by reference. Copies of the Merger Agreement, a Plan of Merger and associated voting agreements were published with our Form 8-K filed with SEC on March 25, 2021 and are herein incorporated by reference.

Effect if the Merger is Not Completed

If the Merger is not completed, the Company’s unitholders will not receive the Merger Consideration or any other payment for their units of the Company. Instead, Company will remain a majority-owned subsidiary of GFE.

Further, the Company has experienced significant net losses due to several factors, including elevated corn prices, the breakdown of our ethanol plant’s boiler, and reduced demand for ethanol due to several factors, including the COVID-19 pandemic.  Due to these net losses, the Company has violated certain loan covenants during the past fiscal year related to working capital and net worth ratio, for which the Company has obtained waivers from its lender. The Company was in compliance with its debt covenants on April 30, 2021. However, future violations of these loan covenants would allow the Company’s lender to accelerate certain loans and designate a substantial portion of the Company’s debt due and payable. If the Company’s loans became due and payable, there is a substantial risk the Company would lack the cash on hand, borrowing capacity, and cash flows to repay the debt, and if this were to occur, the Company could be forced to cease operations or seek bankruptcy protection.

While the Company believes the replacement of the boiler has improved the operating performance of the plant, and led to lower operating costs, market conditions have resulted in losses. If the Merger is not completed, the Company intends to source other capital sources, which may include re-negotiating their debt agreements and terms or seek potential equity solutions. At this time, there are no commitments to do so and we may not be successful in doing so.

Appointment of Jeffrey Oestmann as CEO

GFE appointed Jeffrey Oestmann as Chief Executive Officer (“CEO”) effective May 26, 2021, pursuant to a letter of employment (the “Employment Agreement”) dated May 20, 2021. Pursuant to the Management Services Agreement, GFE’s executive officers also serve as executive officers of the Company. Thus, Oestmann began serving as CEO of the Company effective May 26, 2021. Oestmann replaces Steve Christensen, who had served as CEO of the Company and GFE since 2012, and who resigned as CEO effective May 26, 2021, pursuant to a separation agreement between Christensen and GFE (the “Separation Agreement”). The Employment Agreement is available on the Company’s Form 8-K filed with the SEC May 25, 2021, and is hereby incorporated by reference. The Management Services Agreement and Separation Agreement are available on the Company’s Form 8-K filed with the SEC February 22, 2021, and are hereby incorporated by reference.

Trends and Uncertainties Impacting Our Operations

The principal factors affecting our results of operations and financial conditions are the market prices for corn, ethanol, distillers’ grains, and natural gas.  As a result, our operating results can fluctuate substantially due to volatility in these commodity markets.

Governmental programs designed to create incentives for the use of corn-based ethanol also have a significant impact on market prices for ethanol.  Other factors that may affect our future results of operation include those risks discussed below and in “PART II - Item 1A. Risk Factors” of this report, “PART II - Item 1A. Risk Factors” of our quarterly report on Form 10-Q for the three months ended January 31, 2021, and “PART I - Item 1A. Risk Factors” of our annual report on Form 10-K for the fiscal year ended October 31, 2020.

The price and availability of corn is subject to significant fluctuations depending upon a number of factors that affect commodity prices in general, including crop conditions, yields, domestic and global stocks, weather, federal policy, and foreign trade.  Natural gas prices are influenced by severe weather in the summer and winter and hurricanes in the spring, summer, and fall.  Other factors include North American exploration and production, and the amount of natural gas in underground storage during injection and withdrawal seasons.  Ethanol prices are sensitive to world crude oil supply and demand, domestic gasoline supply and demand, the price of crude oil, gasoline and corn, the price of substitute fuels and octane enhancers, refining capacity and utilization, government regulation and incentives and consumer demand for alternative fuels.  Distillers’ grains prices are impacted by livestock numbers on feed, prices for feed alternatives and supply, which is associated with ethanol plant production.

Because the market price of ethanol is not always directly related to corn, at times ethanol prices may lag price movements in corn prices and corn-ethanol price spread may be tightly compressed or negative, which can cause our operating margins to decline or become negative and our ethanol plant may not generate adequate cash flow for operations.  In such cases, we may reduce or cease production at our ethanol plant to minimize our variable costs and optimize cash flow.

Management believes that the ethanol outlook in the fiscal year 2021 will remain relatively consistent with this quarter. The widespread distribution of COVID-19 vaccines and the subsequent reopening of many business have improved the overall economic outlook and the demand for fuel, including the ethanol we produce. However, lingering effects of the COVID-19 pandemic and other factors could continue to negatively affect our profitability.  Additionally, continued large corn supplies and increases in ethanol production capacity could negatively affect our profitability. This negative impact could worsen if domestic ethanol inventories increase, or if U.S. exports of ethanol decline.

Ethanol production largely rebounded and remained steady in late 2020 after briefly and significantly declining during the second fiscal quarter of 2020 at the onset of the COVID-19 pandemic. In the three months ended April 30, 2021, ethanol production briefly and significantly declined again due to the severe weather incidents. Unusually cold weather affecting much of the United States in February 2021 disrupted the supply of natural gas and as a result natural gas spot prices approached record-high levels. Many ethanol production facilities, including our plant, rely on natural gas to process corn into ethanol. As a result, in February 2021 many fuel ethanol producers reduced production rates and estimated fuel ethanol margins fell to negative levels. U.S. weekly fuel ethanol production fell to an average of 658,000 barrels per day (b/d) during the week of February 21, 2021, which was the lowest weekly production level since May 11, 2020, and 38% lower than at the same time last year, according to the U.S. Energy Information Administration (“EIA”). Production rates have since returned to average levels, but fuel ethanol inventories remain lower than their typical seasonal averages heading into the summer driving season. While the reduction in ethanol inventory may result in higher prices for ethanol and higher operating margins for the Company, management expects ethanol production and inventories to rebound industrywide and margins for our Company to remain tight.

Additionally, a decrease in exports could reduce demand for biofuel including the ethanol we produce. Annual U.S. fuel ethanol exports decreased by 9% in 2020, marking the second consecutive annual drop in U.S. fuel ethanol experts and the lowest level for such exports since 2015, according to the EIA. Exports of U.S. fuel ethanol to Brazil, the world’s second largest consumer of fuel ethanol, decreased significantly in 2020. All U.S. fuel ethanol exports to Brazil now face a 20% Brazilian tariff since a tariff-free fuel ethanol quote expired in December 2020. The new tariff will likely lower U.S. fuel ethanol export volumes to Brazil in the near term, according to the EIA. As a result, demand for biofuel, including our ethanol, could decrease.

Further, management believes that waivers of small refiner renewable volume obligations (“RVOs”) by the U.S. Environmental Protection Agency (“EPA”), as well as uncertainty regarding enforcement of the RFS , could contribute to negative or low margins.

Changes in the price for crude oil and unleaded gasoline could have a negative impact on the demand for gasoline and impact the market price of ethanol, which could adversely impact our profitability. According to the EIA May 2021 Short Term Energy Outlook, EIA estimates that U.S. gasoline consumption will average 9.0 million barrels per day this summer (April through September), up from 7.8 million barrels per day during the summer of 2021 but down from 0.6 million barrels per day from summer 2019. In addition, EIA forecasts relatively stable prices for crude oil, projecting Brent crude oil prices to average $65 per barrel in the second quarter of 2021, $61 per barrel for the remainder of the year, and $61 per barrel in 2022. Decreases in the price for crude oil generally have a negative impact on the demand for ethanol.

Continued ethanol production capacity increases could also have a negative impact on the market price of ethanol, which could be further exacerbated if domestic ethanol inventories remain high or grow, or if U.S. exports of ethanol decline. Throughout 2019 and 2020, some U.S. ethanol plants temporarily suspended production due to negative margins, largely resulting from the COVID-19 pandemic, and stagnant export projections caused by trade barriers and decreased global demand in connection with the COVID-19 pandemic.

Given the inherent volatility in ethanol, distillers’ grains, non-food grade corn oil, grain and natural gas prices, we cannot predict the likelihood that the spread between ethanol, distillers’ grains, non-food grade corn oil, and grain prices in future periods will be consistent compared to historical periods.

Impact of COVID-19 on the Company

Operations

The Company, and the ethanol industry as a whole, experienced significant adverse conditions throughout 2020, and into 2021 as the COVID-19 pandemic greatly reduced travel and thus reduced demand for fuel, including the ethanol we produce. Reduced demand and high industry inventory levels resulted in record low ethanol prices in the spring of 2020. As a result, we experienced negative operating margins, significantly lower cash flow from operations and substantial net losses. In response to these adverse market conditions, the Company idled its ethanol production from on or about March 30, 2020 through approximately May 31, 2020. Fuel prices generally, and ethanol prices specifically, have rebounded since the spring of 2020 and remained steady during the three months ended April 30, 2021, and management believes there is potential for fuel demand to increase as COVID-19-related restrictions are lifted and travel increases. However, it is possible that unforeseen consequences of the pandemic or other factors will cause fuel demand and ethanol prices to remain flat or decrease, thus negatively affecting our business. The Company continues to monitor COVID-19 developments to determine if adjustments to production are warranted.

Employees

The Company has enacted appropriate safety measures to protect the health and safety of our employees, customers, partners and suppliers, and we may take further actions as government authorities require or recommend or as we determine to be in the best interests of our employees, customers, partners and suppliers.

Management believes that various factors, including unemployment benefits offered in response to the COVID-19 pandemic, have exacerbated an ongoing labor shortage. While we currently have sufficient employees to operate our production facility, it is possible that the current shortage of qualified, available workers could result in higher labor costs and could negatively affect our ability to efficiently operate our production facility.

Supply and Demand

Although we continue to regularly monitor the financial health of companies in our supply chain, financial hardship on our suppliers caused by the COVID-19 pandemic could cause a disruption in our ability to obtain raw materials or components required to produce our products, adversely affecting our operations. Various factors, including disruptions caused by the COVID-19 pandemic, have resulted in significant increases in the costs of raw materials, including the corn and natural gas we rely on to produce ethanol. Additionally, restrictions or disruptions of transportation, such as reduced availability of truck, rail or air transport, port closures and increased border controls or closures, may result in higher costs and delays, both with respect to obtaining raw materials and shipping finished products to customers, which could harm our profitability, make our products less competitive, or cause our customers to seek alternative suppliers. Additionally, the COVID-19 pandemic has significantly increased economic and demand uncertainty. The pandemic has caused a global economic slowdown, and it is possible that it could cause a global recession. In the event of a recession, demand for our products would decline further and our business would be further adversely affected.

PPP Loans

On April 18, 2020, the Company received $595,693 under the Paycheck Protection Program legislation passed in response to the economic downturn triggered by COVID-19. This note was forgiven in full in March 2021.  The Company received a second Paycheck Protection Program loan in February 2021 in the amount of $595,693. Management expects the entire loan will be used for payroll, utilities and interest; therefore, management anticipates that the loan will be substantially forgiven. To the extent it is not forgiven, the Company would be required to repay that portion at an interest rate of 1% with principal repayment installments beginning in March 2022 with a final installment in February 2026.

Outlook

The adverse conditions created by the COVID-19 pandemic caused the Company to experience negative operating margins, significantly lower cash flow from operations and substantial net losses. As a result, we have experienced instances of noncompliance with certain loan covenants related to our working capital and net worth ratio, for which the Company has received waivers from its lender.  We were in compliance with our financial covenants as of April 30, 2021. However, failure to comply with the protective loan covenants or maintain the required financial ratios in the future may cause acceleration of the outstanding principal balances on the revolving term loan and/or the imposition of fees, charges, or penalties.

While  the lifting of restrictions related to COVID-19 has improved the overall economic outlook, the pandemic is ongoing, and its dynamic nature makes it difficult to forecast the long-term effects on our industry as a whole and our Company specifically. It is possible that even as the pandemic subsides, there will be permanent changes to social and economic patterns that will reduce demand for ethanol, such as reduced travel due to an increase in remote working.

Despite the economic uncertainty resulting from the COVID-19 pandemic, we intend to continue to focus on strategic initiatives designed to improve on our operational efficiencies, which is critical in order to drive positive results in a low-margin environment.

We continue to monitor the rapidly evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities and may take additional actions based on their recommendations. In these circumstances, there may be developments outside our control requiring us to adjust our operating plan. As such, given the dynamic nature of this situation, we cannot reasonably estimate the impacts of the COVID-19 pandemic on our financial condition, results of operations or cash flows in the future.

Government Supports and Regulation

The Renewable Fuels Standard

The ethanol industry is dependent on several economic incentives to produce ethanol, the most significant of which is the federal RFS.  The RFS has been, and we expect will continue to be, a significant factor impacting ethanol usage.  Any adverse ruling on, or legislation affecting, the RFS could have an adverse impact on ethanol prices and our financial performance in the future.

However, President Joe Biden’s administration, which took office in January 2021, has indicated support for RFS blending rules and energy policies that could be beneficial to the ethanol industry and our business. Specifically, the EPA under the Biden administration has announced it supports the interpretation of the RFS’s small-refinery provisions made by U.S. Court of Appeals for the Tenth Circuit in a 2020 decision. In the case, Renewable Fuels Association et al. v. EPA, various agriculture and biofuel groups challenged the EPA’s grant of waivers to three specific refineries. The waived gallons were not redistributed to obligated parties, and thus reduced the aggregate RVOs under the RFS.  In January 2020, the court struck down the exemptions as improperly issued by the EPA. The court interpreted the RFS statute to require that any exemption granted to a small refinery after 2010 must take the form of an “extension.” In February 2021, the EPA announced it supported the 10th Circuit’s interpretation of the RFS, reversing the position the EPA took under the previous administration. Nonetheless, it is uncertain whether the 10th Circuit’s interpretation will be upheld or whether the Biden administration will continue to support energy policies that benefit the ethanol industry and our business. The case was appealed to the U.S. Supreme Court, which heard arguments in the case in April 2021. The Supreme Court’s decision in the case is expected in the summer of 2021.

Additional legal actions related to the RFS are underway. These include lawsuits challenging fuel volume waivers based on “inadequate domestic supply,” challenging the EPA’s lower threshold for granting small refinery exemptions, seeking broader, forward-looking remedy to account for the collective lost volumes caused by recent small refinery exemptions, alleging that the EPA and U.S. Department of Energy have improperly denied access to public records request by RFA, and challenging the Final 2019 Rule over the EPA’s failure to address small refinery exemptions in the rulemaking. If these legal actions, which generally seek to require the EPA to enforce the renewable fuel blending requirements of the RFS, are unsuccessful, there may negative impacts on the ethanol industry and our financial performance.

The prices of renewable identification number (“RIN”) credits — the compliance mechanisms for the RFS program administered by the U.S. Environmental Protection Agency (“EPA”) — increased during the three months ended April 30, 2021, briefly approaching their highest nominal levels in the history of the program. The corn ethanol (D6) RIN price reached more than $1.00 per gallon (gal) in late January and early February 2021, the highest price since 2013, when the D6 RIN price reached an all-time high. The price of RIN credits reflects compliance and trading activity related to the RFS and can either be used to comply with the RFS or traded in the secondary market to buyers seeking to comply with the RFS. Increases in RIN prices can encourage increased biofuel consumption, according to the EIA.

COVID-19 Legislation

In response to the COVID-19 pandemic, Congress passed the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) in March 2020 in an attempt to offset some of the economic damage arising from the COVID-19 pandemic. The CARES Act created and funded multiple programs that have impacted or could impact our industry. The USDA was given additional resources for the Commodity Credit Corporation (CCC), which it is using to provide direct payments to farmers, including corn farmers from whom we purchase most of our feedstock for ethanol production. Similar to the trade aid payments made by the USDA over the past two years, this cash injection for farmers could cause them to delay marketing decisions and increase the price we have to pay to purchase the corn.

The CARES Act also provided for the Small Business Administration to assist companies that constitute small business and keep them from laying off workers. The Paycheck Protection Program (the “PPP”) was created and quickly paid out all of the funds appropriated, including some to farmers and to ethanol plants. Although we received our first PPP Loan under the CARES Act, as discussed above, the receipt of PPP funds by farmers could, like the CCC funds, incentivize them to delay marketing corn which could increase the price of corn.

On December 27, 2020, the federal government enacted Consolidated Appropriations Act, 2021, a second COVID-19 relief package. Among other things, the legislation authorized additional PPP loans. In February 2021, the Company received a second Paycheck Protection Program loan in the amount of $595,693. Management expects the entire loan will be used for payroll, utilities and interest; therefore, management anticipates that the loan will be substantially forgiven.

On March 11, 2021, the federal government enacted the American Rescue Plan Act of 2021, which provided $1.9 trillion in economic stimulus through various programs intended to accelerate the nation’s recovery from the COVID-19 pandemic. The American Rescue Plan primarily provided additional funding for programs created in previous COVID-19 legislation, such as increased unemployment benefits, direct payments to households, expanded paid sick leave, increased food stamp benefits, rental assistance, and small business grants. Management believes the legislation could contribute to inflation, including increases in the costs of labor and the raw materials we require to produce ethanol, and thus could negatively affect our operating margins.

Results of Operations for the Three Months Ended April 30, 2021 and 2020

The following table shows summary information from the results of our operations and the approximate percentage of revenues, costs of goods sold, operating expenses and other items to total revenues in our unaudited condensed consolidated statements of operations for the three months ended April 30, 2021 and 2020 (amounts in thousands).

	Three Months Ended April 30,
	2021		2020
	(unaudited)		(unaudited)
Statement of Operations Data		%		%
Revenues	$37,033	100.0%	$15,605	100.0%
Cost of Goods Sold	33,630	90.8%	21,049	134.9%
Gross Profit (Loss)	3,403	9.2%	(5,444)	(34.9)%
Operating Expenses	(1,033)	(2.8)%	(975)	(6.2)%
Operating Income (Loss)	2,370	6.4%	(6,419)	(41.1)%
Other Income, net	506	1.4%	177	0.1%
Net Income (Loss)	$2,876	7.8%	$(6,242)	(40.0)%

Revenues

Our consolidated revenue is derived principally from revenues from our ethanol production segment, which consists primarily of sales of our three principal products: ethanol, distillers’ grains, and corn oil, as well as incidental sales of corn syrup.  Revenues from our ethanol production segment represented approximately 99.1% of our total revenues for the three months ended April 30, 2021 and approximately 98.5% of our total revenues for the three months ended April 30, 2020.  Our remaining consolidated revenues are attributable to Agrinatural revenues, net of eliminations for distribution fees paid by HLBE to Agrinatural for natural gas transportation services. The revenues attributable to our natural gas pipeline segment represented approximately 0.9% of our consolidated revenues for the three months ended April 30, 2021 and approximately 1.6% of our consolidated revenues for the three months ended April 30, 2020.

The following table shows the sources of our consolidated revenue and the approximate percentage of revenues from those sources to total revenues in our unaudited condensed consolidated statements of operations the three months ended April 30, 2021:

	Three Months Ended April 30, 2021
	Sales Revenue	% of Total Revenues
	(in thousands)
Ethanol sales	$29,321	79.2%
Distillers' grains sales	5,227	14.1%
Corn oil sales	1,857	5.0%
Corn syrup sales	304	0.8%
Agrinatural revenues (net of intercompany eliminations)	324	0.9%
Total Revenues	$37,033	100.0%

The following table shows the sources of our consolidated revenue and the approximate percentage of revenues from those sources to total revenues in our unaudited condensed consolidated statements of operations for the three months ended April 30, 2020:

	Three Months Ended April 30, 2020
	Sales Revenue	% of Total Revenues
	(in thousands)
Ethanol sales	$11,094	71.1%
Distillers' grains sales	3,347	21.4%
Corn oil sales	735	4.7%
Corn syrup sales	192	1.2%
Agrinatural revenues (net of intercompany eliminations)	237	1.6%
Total Revenues	$15,605	100.0%

Our total consolidated revenues increased approximately 137.3% for the three months ended April 30, 2021, as compared to the three months ended April 30, 2020, due to increases in the volume produced and the price received for ethanol, distillers’ grains, and corn oil. The following table reflects quantities of our three primary products sold and the average net prices received for the three months ended April 30, 2021 and 2020:

	Three Months Ended April 30, 2021		Three Months Ended April 30, 2020
	Quantity Sold	Avg. Net Price	Quantity Sold	Avg. Net Price
Product	(in thousands)		(in thousands)
Ethanol (gallons)	17,280	$1.70	10,171	$1.09
Distillers' grains (tons)	34	$151.65	24	$139.54
Corn oil (pounds)	4,079	$0.46	2,816	$0.26

Ethanol

Total revenues from sales of ethanol increased by approximately 164.3% for the three months ended April 30, 2021, compared to the same period of 2020 due to an approximately 69.9% increase in the volume of ethanol sold from period to period and an approximately 56.0% increase in the average price received for ethanol. The increase in volume was due to the fact that the Company’s plant was idled for part of three months ended April 30, 2020, in response the brief and severe decrease in fuel consumption during the onset of the COVID-19 pandemic. Additionally, during the three months ended April 30, 2021, the Company began operating its new boiler, which has improved production efficiency. The increase in the average price received was attributable to increased demand for fuel in 2021 as the economy improved following the COVID-19 pandemic.

From time to time, we engage in hedging activities with respect to our ethanol sales. At April 30, 2021, the Company had fixed and basis contracts to sell approximately $21,460,000 of ethanol for various delivery periods through June 2021, which approximates 90% of its anticipated ethanol sales for that period.  Separately, ethanol derivative instruments resulted in a gain of approximately $54,000 for the three months ended April 30, 2021. In comparison, we had a loss of approximately $82,000 on ethanol derivatives for the three months ended April 30, 2020.

Distillers’ Grains

Total revenues from sales of distillers’ grains increased by approximately 56.2% for the three months ended April 30, 2021 compared to the same period of 2020.  Our revenue increased due to an approximately 43.7% increase in the volume of distillers’ grains sold along with an approximately 8.7% increase in the average price per ton we received for our distillers’ grains from period to period.

At April 30, 2021, the Company had forward contracts to sell approximately $2,500,000 of distillers’ grains for delivery through September 2021, which approximates 16% of its anticipated distillers' grains sales during that period.

Corn Oil

Total revenues from sales of corn oil increased by approximately 152.7% for the three months ended April 30, 2021 compared to the same period of 2020, due to an approximately 44.9% increase in pounds sold from period to period, coupled with an approximately 74.4% increase in the average price per pound we received for our corn oil from period to period.

Although management believes that corn oil prices will remain relatively steady, prices may decrease if there is an oversupply of corn oil production resulting from increased production rates at ethanol plants or if biodiesel producers begin to utilize lower-priced alternatives such as soybean oil or if the biodiesel blenders’ tax credit is not renewed and biodiesel production declines.

At April 30, 2021, the Company had forward contracts to sell approximately $597,000 of corn oil for delivery through May 2021, which approximates 40% of its anticipated corn oil sales for that period.

Cost of Goods Sold

Our cost of goods sold increased by approximately 59.8% for the three months ended April 30, 2021, compared to the three months ended April 30, 2020.  As a percentage of revenues, our cost of goods sold decreased from 134.9% for the three months ended April 30, 2020 to approximately 90.8% for the three months ended April 30, 2021.  Approximately 90% of our total costs of goods sold is attributable to our ethanol production segment.  As a result, the cost of goods sold per gallon of ethanol sold for the three months ended April 30, 2021 and April 30, 2020 was approximately $1.75 and $1.86 per gallon, respectively.

The following table shows the costs of corn and natural gas (our two largest single components of costs of goods sold), as well as all other components of cost of goods sold, which includes processing ingredients, electricity, and wages, salaries and benefits of production personnel, inventory net realizable value losses, and the approximate percentage of costs of those components to total costs of goods sold in our unaudited condensed consolidated statements of operations for the three months ended April 30, 2021:

	Three Months Ended April 30, 2021
	Amount	% of
	(in thousands)	Cost of Goods Sold
Corn costs	$27,157	80.8%
Natural gas costs	1,708	5.1%
All other components of costs of goods sold	4,765	14.1%
Total Cost of Goods Sold	$33,630	100.0%

The following table shows the costs of corn, natural gas, and all other components of cost of goods sold and the approximate percentage of costs of those components to total costs of goods sold in our unaudited condensed consolidated statements of operations for the three months ended April 30, 2020:

	Three Months Ended April 30, 2020
	Amount	% of
	(in thousands)	Cost of Goods Sold
Corn costs	$15,283	72.6%
Natural gas costs	1,286	6.1%
All other components of costs of goods sold	4,480	21.3%
Total Cost of Goods Sold	$21,049	100.0%

Corn

Our cost of goods sold related to corn was approximately 77.7% greater for the three months ended April 30, 2021 compared to the three months ended April 30, 2020.  This increase was due to an increase of approximately 48.3% in the number of bushels we processed and an increase of approximately 19.9% in the price of corn per bushel in the three months ended April 30, 2021, compared with the same period a year earlier.

The corn-ethanol price spread (the difference between the price per gallon of ethanol and the price per bushel of grain divided by 2.8)  improved during the three months ended April 30, 2021 but remained negative. The corn-ethanol price spread was approximately -

$0.07 in the three months ended April 30, 2021, an increase of $0.31 from the same period a year earlier, when the corn-ethanol spread was approximately -$0.38.

From time to time we enter into forward purchase contracts for our commodity purchases and sales. At April 30, 2021, the Company had cash and basis contracts for forward corn purchase commitments for approximately 4,689,000 bushels for deliveries through March 2022.

Our corn derivative positions resulted in a gain of approximately $105,000 for the three months ended April 30, 2021 and a loss of approximately $436,000 for the three months ended April 30, 2020. We recognize the gains or losses that result from the changes in the value of our derivative instruments from corn in cost of goods sold as the changes occur.  As corn prices fluctuate, the value of our derivative instruments is impacted, which affects our financial performance.  We anticipate continued volatility in our cost of goods sold due to the timing of the changes in value of the derivative instruments relative to the cost and use of the commodity being hedged.

Natural Gas

Our cost of goods sold related to natural gas costs increased approximately 32.9% for the three months ended April 30, 2021 compared to the same period a year earlier. Management attributes this increase in cost of natural gas from period to period to increased ethanol production. Natural gas prices increased briefly in early February due to disruptions caused by severe weather events but decreased thereafter and remained relatively flat for the remainder of the three months ended April 30, 2021.

Other Components of Costs of Goods Sold

Our costs of goods sold related to all other components increased approximately 6.4% for the three months ended April 30, 2021 compared to the same period a year earlier. Management attributes the increase in costs of goods sold related to all other components to increased production in the three months ended April 30, 2021.

Operating Expenses

Operating expenses include wages, salaries, and benefits of administrative employees at the plant, insurance, professional fees, property taxes, and similar costs. Operating expenses for the three months ended April 30, 2021 increased approximately 5.9% compared to the three months ended April 30, 2020. Operating expenses were lower in the 2020 period due because less wages were paid when the plant was idled. Management continues to pursue strategies to optimize efficiencies and maximize production. These efforts may result in a decrease in our operating expenses on a per gallon basis. However, because these expenses do not vary with the level of production at the plant, we expect our operating expenses to remain relatively steady.

Operating Income (Loss)

We experienced operating income of approximately $2.4 million for the three months ended April 30, 2021, compared with an operating loss of approximately $6.4 million in the three months ended April 30, 2020. The increase in operating income is attributable to various factors including the increased price per gallon of ethanol and increased production due to the fact that we idled our plant for a portion of the three months ended April 30, 2020, in response to the COVID-19 pandemic.

Other Income, Net

We had net other income of  approximately $506,000 during the three months ended April 30, 2021 compared to net other income of $177,000 for the same period a year earlier.  We had more other income during the three months ended April 30, 2021 compared to the same period a year earlier due primarily to patronage dividends received during 2021 and forgiveness of a Payment Protection Program loan totaling approximately $596,000.

Results of Operations for the Six Months Ended April 30, 2021 and 2020

The following table shows summary information from the results of our operations and the approximate percentage of revenues, costs of goods sold, operating expenses and other items to total revenues in our unaudited condensed consolidated statements of operations for the six months ended April 30, 2021 and 2020 (amounts in thousands).

	Six Months Ended April 30,
	2021		2020
Statement of Operations Data		%		%
Revenues	$61,474	100.0%	$42,285	100.0%
Cost of Goods Sold	61,006	99.2%	49,179	116.3%
Gross Profit (Loss)	468	0.8%	(6,894)	(16.3)%
Operating Expenses	(2,120)	(3.5)%	(1,874)	(4.4)%
Operating Loss	(1,652)	(2.7)%	(8,768)	(20.7)%
Other Income, net	548	0.9%	177	0.4%
Net Loss	(1,104)	(1.8)%	(8,591)	(20.3)%
Less: Net Income Attributable to Non-controlling Interest	—	—%	(68)	0.2%
Net Loss Attributable to Heron Lake BioEnergy, LLC	$(1,104)	(1.8)%	$(8,659)	(20.5)%

Revenues

Revenues from our three primary products: ethanol, distillers’ grains and corn oil, as well as incidental sales of corn syrup, represented approximately 98.8% and 97.8% of our total consolidated revenues for the six months ended April 30, 2021 and 2020, respectively. Miscellaneous other revenues are attributable to Agrinatural revenues (net of eliminations), which represented 1.2% and 2.2% of our consolidated revenues for the six months ended April 30, 2021 and 2020, respectively.

The following table shows the sources of our consolidated revenue and the approximate percentage of revenues from those sources to total revenues in our unaudited condensed consolidated statements of operations for the six months ended April 30, 2021:

	Six Months Ended April 30, 2021
	Sales Revenue	% of Total Revenues
	(in thousands)
Ethanol sales	$48,041	78.1%
Distillers' grains sales	8,926	14.5%
Corn oil sales	3,246	5.3%
Corn syrup sales	530	0.9%
Agrinatural revenues (net of intercompany eliminations)	731	1.2%
Total Revenues	$61,474	100.0%

The following table shows the sources of our consolidated revenue and the approximate percentage of revenues from those sources to total revenues in our unaudited condensed consolidated statements of operations for the six months ended April 30, 2020:

	Six Months Ended April 30, 2020
	Sales Revenue	% of Total Revenues
	(in thousands)
Ethanol sales	$31,386	74.2%
Distillers' grains sales	7,836	18.5%
Corn oil sales	1,649	3.9%
Corn syrup sales	488	1.2%
Agrinatural revenues (net of intercompany eliminations)	926	2.2%
Total Revenues	$42,285	100.0%

Our total consolidated revenues increased by approximately 45.4% for the six months ended April 30, 2021, as compared to the same period of 2020, due to increases in the quantities produced of our three primary products — ethanol, distillers’ grains and corn oil — as well as  increases in the prices received for ethanol and corn oil, offset by a decrease in the price received for distillers grains. The following table reflects quantities of our three primary products sold and the average net prices received for the six months ended April 30, 2021 and 2020:

	Six Months Ended April 30, 2021		Six months Ended April 30, 2020
	Quantity Sold	Avg. Selling Price	Quantity Sold	Avg. Selling Price
Product	(in thousands)		(in thousands)
Ethanol (gallons)	31,566	$1.52	25,674	$1.22
Distillers' grains (tons)	74	$121.01	57	$137.94
Corn oil (pounds)	8,440	$0.38	6,821	$0.24

Ethanol

Total revenues from sales of ethanol increased by approximately 53.1% for the six months ended April 30, 2021 compared to the same period of 2020 due to an approximately 22.9% increase in the volume sold due to increased production during the 2021 period, coupled with a 24.5% increase in the average price per gallon we received for our ethanol from period to period. The increase in ethanol prices resulted principally from increased demand for ethanol in 2021 due to the easing of COVID-19-related restrictions and the subsequent increase fuel consumption.

Our ethanol derivative instruments resulted in a gain of approximately $110,000 for the six months ended April 30, 2021. In comparison, our ethanol derivative instruments resulted in a loss of approximately $164,000 for the six months ended April 30, 2020. Based on the lower of cost or net realizable value analysis, the Company recorded a loss on ethanol inventories, as a component of cost of goods sold, of approximately $274,000 and $1,622,000 for the six months ended April 30, 2021 and 2020, respectively.

Distillers' Grains

Total revenues from sales of distillers’ grains increased by approximately 13.9% for the six months ended April 30, 2021 compared to the same period of 2020.  This increase is due to an approximately 30.9% increase in the volume sold, which was partially offset by a 13.0% decrease in the average price per ton received for our distillers’ grains from period to period. The increase in revenue from sales of distillers’ grains is due to increased production, while the decrease in the price received was due to a weaker domestic market.

Corn Oil

Total revenues from sales of corn oil increased by approximately 96.8% for the six months ended April 30, 2021 compared to the six months ended April 30, 2020 due primarily to an approximately 59.1% increase in the average price per pound we received for our corn oil from period to period, coupled with an approximately 23.7% increase in pounds sold.

Cost of Goods Sold

Our cost of goods sold increased by approximately 24.0% for the six months ended April 30, 2021, as compared to the six months ended April 30, 2020.  As a percentage of revenues, our cost of goods sold decreased to approximately 99.2% for the six months ended April 30, 2021, as compared to approximately 116.3% for the same period in 2020 due to a greater increase price of ethanol than the increase in the price of corn from period to period.  The cost of goods sold per gallon of ethanol sold for the six months ended April 30, 2021 and 2020 was approximately $1.74 and $1.72 per gallon of ethanol, respectively.

The following table shows the costs of corn and natural gas (our two largest single components of costs of goods sold), as well as all other components of cost of goods sold, which includes processing ingredients, electricity, and wages, salaries and benefits of production personnel, and the approximate percentage of costs of those components to total costs of goods sold in our unaudited condensed consolidated statements of operations for the six months ended April 30, 2021:

	Six Months Ended April 30, 2021
	Amount	% of
	(in thousands)	Cost of Goods Sold
Corn costs	$49,864	81.7%
Natural gas costs	3,296	5.4%
All other components of costs of goods sold	7,846	12.9%
Total Cost of Goods Sold	$61,006	100.0%

The following table shows the costs of corn, natural gas, and all other components of cost of goods sold and the approximate percentage of costs of those components to total costs of goods sold in our unaudited condensed consolidated statements of operations for the six months ended April 30, 2020:

	Six Months Ended April 30, 2020
	Amount	% of
	(in thousands)	Cost of Goods Sold
Corn costs	$36,852	74.9%
Natural gas costs	3,103	6.3%
All other components of costs of goods sold	9,224	18.8%
Total Cost of Goods Sold	$49,179	100.0%

Corn

Our cost of goods sold related to corn was approximately 35.2% greater for the six months ended April 30, 2021 compared to the same period of 2020.  The increase resulted from an approximately 14.8% increase in the number of bushels of corn processed from period to period, coupled with an approximately 17.9% increase in the average price per bushel paid for corn from period to period. The increase in bushels processed was due to increased production, as we idled the plant for a portion of the six months ended April 30, 2020. Management attributes the increase in corn prices to weather conditions and increased demand. Management anticipates that corn prices will remain higher.

The corn-ethanol price spread (the difference between the price per gallon of ethanol and the price per bushel of grain divided by 2.8) improved during  the six months ended April 30, 2021. The corn ethanol spread was approximately -$0.17 for the six months ended April 30, 2021, which was approximately $0.04 more profitable than the same period of 2020, when the corn-ethanol spread was approximately -$0.21.

We had a loss related to corn derivative instruments of approximately $2.8 million for the six months ended April 30, 2021, which increased our costs of goods sold. Comparatively, we had a loss related to corn derivative instruments of approximately $516,000 for the six months ended April 30, 2020, which also increased out cost of goods sold. Based on the lower of cost or net realizable value analysis, the Company recorded a loss on corn inventories, as a component of cost of goods sold, of approximately $0 and $174,000 for the six months ended April 30, 2021 and 2020, respectively.

Natural Gas

Our cost of goods sold related to natural gas costs increased approximately 6.2% for the six months ended April 30, 2021 compared to the same period of 2020.  Management attributes this increase in cost of natural gas from period to period to increased ethanol production. Natural gas prices increased briefly in early February due to disruptions caused by severe weather events but decreased thereafter and remained relatively flat for the remainder of the six months ended April 30, 2021.

Other Components of Costs of Goods Sold

Our costs of goods sold related to all other components decreased approximately 14.9% for the six months ended April 30, 2021 compared to the same period of 2020. Management attributes the greater in costs of goods sold related to all other components in the previous year to projects and repairs conducted while the plant was idled in 2020.

Operating Expenses

Operating expenses for the six months ended April 30, 2021 increased by approximately 13.2% compared to the six months ended April 30, 2020 due primarily to increases in insurance costs, and professional fees.

Operating Loss

Our operating loss for the six months ended April 30, 2021 was approximately $7.1 million less compared to the same period of 2020, decreasing approximately 81.2% from period to period.  This decreased loss resulted largely from the increased price of ethanol and improved operating efficiency.

Other Income, Net

We had net other income of approximately $548,000 and $177,000 during the six months ended April 30, 2021 and 2020, respectively.  We had more other income primarily due to the loan forgiveness income recorded in the six months ended April 30, 2021 pursuant to the Paycheck Protection Program.

Changes in Financial Condition at April 30, 2021 and October 31, 2020

The following table highlights our financial condition at April 30, 2021 and October 31, 2020 (amounts in thousands):

	April 30, 2021	October 31, 2020
Current Assets	$18,611	$13,268
Total Assets	$65,558	$63,080
Current Liabilities	$8,083	$21,116
Long-Term Debt, less current portion	$17,585	$296
Operating Leases, long-term liabilities	$7,250	7,947
Other Long-Term Liabilities	$620	$597
Members' Equity attributable to Heron Lake BioEnergy, LLC	$32,021	$33,125

The increase in current assets is attributable to an increase in inventory of approximately $2.2 million, an increase in cash and restricted cash of approximately $1.4 million, and an increase in accounts receivable of approximately $959,000 at April 30, 2021, compared to October 31, 2020. The decrease in our current liabilities is primarily due to an approximately $10.5 million decrease in current maturities of long-term debt and an approximately $2.8 million decrease in accounts payable at April 30, 2021, compared to October 31, 2020.

Long-term debt, less current portion was approximately $17.6 million at April 30, 2021, an increase of approximately $17.3 million from approximately $296,000 at October 31, 2020. The increase in Long-term debt, less current portion, was due to the classification of all long-term debt at October 31, 2020 as current due to loan covenant violations, in addition to the execution of a negotiable promissory note with GFE with a $5 million principal commitment, and an amendment to the 2020 Credit Facility to reduce the amount due within one year.

Members’ equity attributable to Heron Lake BioEnergy, LLC decreased by approximately $1.1 million at April 30, 2021, compared to October 31, 2020. The decrease was attributable to the net loss recorded during the six months ended April 30, 2021, which totaled approximately $1.1 million.

Liquidity and Capital Resources

Our principal sources of liquidity consist of cash provided by operations, cash, and available borrowings under our 2020 Credit Facility with Compeer, our Negotiable Promissory Note with GFE, and our revolving promissory note. The Company has suffered recurring operating and cash flow losses related to difficult market conditions and operating performance. The Company was in compliance with its debt covenants on April 30, 2021. However, failure to comply with the protective loan covenants or maintain the required financial ratios in the future may cause acceleration of the outstanding principal balances on the revolving term loan and/or the imposition of fees, charges, or penalties.

While the Company believes the replacement of the boiler has improved the operating performance of the plant, and led to lower operating costs, and improved net income for the three months ended April 30, 2021, market conditions have resulted in losses for the six months ended April 30, 2021.  The Company believes its operating cash flows, cash on hand, and available debt from its lender will provide sufficient liquidity to meet its anticipated working capital, debt service, and other liquidity needs through the next twelve months. If market conditions worsen affecting our ability to profitably operate the plant of if we are unable to transport ethanol, we may be forced to further idle ethanol production altogether.

Cash Flows

The following table summarizes our sources and uses of cash and restricted cash from our unaudited condensed consolidated statements of cash flows for the periods presented (amounts in thousands):

	Six Months Ended April 30,
	2021	2020
	(unaudited)	(unaudited)
Net cash used in operating activities	$(3,737)	$(6,428)
Net cash used in investing activities	$(2,668)	$(614)
Net cash provided by financing activities	$7,764	$5,534
Net increase (decrease) in cash and restricted cash	$1,359	$(1,508)

Operating Cash Flows

During the six months ended April 30, 2021, we used approximately $2.7 million less cash in operating activities compared to the same period one year earlier due to decreased net losses as a result of improved operating efficiency and an increased in the price for ethanol.

Investing Cash Flows

We used more cash for investing activities for the six months ended April 30, 2021 compared to the same period one year earlier due to an increase in capital expenditures for our new boiler.

Financing Cash Flows

During the six months ended April 30, 2021, we received approximately $2.2 million more cash from financing activities than we received during the three months ended April 30, 2020. During the six months ended April 30, 2021, we borrowed approximately $8.2 million from long-term and related party debt and drew approximately $300,000 in excess of bank balances, as well as made payment on long-term debt totaling approximately $800,000. In comparison, during the six months ended April 30, 2020, we had net borrowing of approximately $6.7 million and $2 million of acquisition of non-controlling interest and checks drawn in excess of bank balances of approximately $800,000.

Indebtedness

We have indebtedness consisting of the following loans and agreements: a Revolving Term Note, a Single Advance Term Note, a Negotiable Promissory Note with GFE, a Short Term Revolving Promissory Note, a SBA Paycheck Protection Program Loan, and certain water treatment agreements. Please refer to PART I - Item 1 - Financial Statements, Note 7 - Debt Facilities for additional details.

Critical Accounting Estimates

Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles.  These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

At April 30, 2021, our critical accounting estimates continue to include those described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2020.  Management has not changed the method of calculating and using estimates and assumptions in preparing our condensed consolidated unaudited financial statements in accordance with generally accepted accounting principles in the United States of America.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Item 3. Quantitative and Qualitative Disclosures

Not applicable.

Item 4. Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports that we file or submit pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosures.

Effectiveness of Disclosure Controls and Procedures

Our management, including our Chief Executive Officer (the principal executive officer), Jeffrey Oestmann, along with our Chief Financial Officer (the principal financial officer), Stacie Schuler, have reviewed and evaluated the effectiveness of our disclosure controls and procedures as April 30, 2021.  Based upon this review and evaluation, these officers have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods required by the forms and rules of the Securities and Exchange Commission; and to ensure that the information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the three months ended April 30, 2021, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Following the most recently completed reporting period, GFE hired a new CEO, Jeffrey Oestmann, to replace Steve Christensen. Oestmann will also serve as the CEO of our Company pursuant to the management services agreement. As our principal executive officer, Oestmann, along with our principal financial officer, Stacie Schuler, will oversee our internal controls and financial reporting moving forward. The Company does not expect any immediate changes to our internal controls over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

From time to time in the ordinary course of business, the Company may be named as a defendant in legal proceedings related to various issues, including workers’ compensation claims, tort claims, or contractual disputes.  We are not currently involved in any material legal proceedings.

Item 1A. Risk Factors

The risk factors below should be read in conjunction with the risk factors previously discussed in Item 1A of our Form 10-K for the fiscal year ended October 31, 2020 and in Item 1A of our Form 10-Q for the three months ended January 31, 2021. Additional risks and uncertainties, including risks and uncertainties not presently known to us, or that we currently deem immaterial, could also have an adverse effect on our business, financial condition and/or results of operations.

If the Merger with Granite Falls Energy, LLC, is not completed, there is risk the Company could be forced to cease operations or seek bankruptcy protection.

On March 24, 2021, the Company and GFE, executed a Merger Agreement, pursuant to which GFE will acquire the minority interest of HLBE. The structure of the proposed transaction is a merger in which Granite Heron Merger Sub, LLC, a wholly owned subsidiary of GFE, will merge with and into the Company, with the Company surviving the transaction as a wholly owned subsidiary of GFE. If the Merger is completed, the Company’s Minority Ownership Interest unitholders will receive $0.36405 per unit and will cease to have any ownership interest in the Company. Accordingly, such current unitholders will not benefit from profits realized by the Company following the Merger. Alternatively, if the Merger is not completed, there is doubt about the Company’s ability to operate as a going concern. Due to substantial losses in 2020, the Company was in violation of certain loan covenants as of as of the three months ended January 30, 2021 and the fiscal year ended October 31, 2020. Due to improved market and operating conditions, the Company was in compliance with these loan covenants on April 30, 2021. However, future violations of these loan covenants would allow the Company’s lender to accelerate certain loans and designate a substantial portion of the Company’s debt due and payable. If the Company’s loans became due and payable, there is a substantial risk the Company would lack the cash on hand, borrowing capacity, and cash flows to repay the debt, and if this were to occur, the Company could be forced to cease operations or seek bankruptcy protection. If the Company were forced to cease operations or seek bankruptcy protection, unitholders’ investment in the Company would be at substantial risk.

The Merger is subject to approval by the Minority Ownership Interest and the Company’s lenders and there is no guarantee such approvals will be obtained.

GFE currently owns approximately 50.7% of the Company’s units. The remainder of the Company’s units are held by the Minority Ownership Interest. The Merger is subject to approval by the Minority Ownership Interest. A special meeting of the members of the Company is expected to be held in summer 2021, at which Minority Ownership Interest unitholders will vote on the approval and adoption of the Merger Agreement. The Merger is also subject to approval by the lender of GFE and the Company. The transaction is expected to close shortly after such approvals are obtained. There is, however, no guarantee the Minority Ownership Interest unitholders will vote in favor of the Merger and there is no guarantee the Company’s lender will approve of the Merger.

The Company has hired a new CEO and the change in leadership could result in unforeseen challenges.

Jeffrey Oestmann became CEO of the Company on May 26, 2021, replacing Steve Christensen. Oestmann was hired by GFE and concurrently serves as CEO of our Company pursuant to a management services agreement, which provides that GFE and our Company shall share executive officers. Christensen, who had served as CEO of the Company and GFE since April 2012, provided significant institutional and industry knowledge that was valuable to the Company. Oestmann has considerable experience in the ethanol industry, however the loss of certain institutional knowledge could create challenges for the Company.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

None.

Item 5. Other Information

None.

Item 6. Exhibits

The following exhibits are included in this report:

Exhibit No.	Exhibit

2.1	Plan of Merger between Granite Heron Merger Sub, LLC, and Heron Lake BioEnergy, LLC, dated March 24, 2021

10.1	Separation Agreement dated February 17, 2021

10.2	Merger Agreement between Granite Falls Energy, LLC, and Heron Lake BioEnergy, LLC, dated March 24, 2021

10.3	Voting Agreement between Granite Falls Energy, LLC, and Heron Lake BioEnergy, LLC, dated March 24, 2021

10.4	Voting Agreement between Granite Falls Energy, LLC, and certain governors of Heron Lake BioEnergy, LLC, dated March 24, 2021

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a) of the Exchange Act.

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a) of the Exchange Act.

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350.

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350.

101.1

The following materials from Heron Lake BioEnergy’s Quarterly Report on Form 10-Q for the three and six months ended April 30, 2021, formatted in XBRL (Extensible Business Reporting Language): (i) the Condensed Consolidated Balance Sheets at April 30, 2021 and October 31, 2020; (ii) the Condensed Consolidated Statements of Operations for the three and six months ended April 30, 2021 and 2020; (iii) the Condensed Consolidated Statements of Members’ Equity for the three and six months ended April 30, 2021, and 2020; (iv) the Condensed Consolidated Statements of Cash Flows for the six months ended April 30, 2021, and 2020; and (v) Notes to Condensed Consolidated Unaudited Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERON LAKE BIOENERGY, LLC

Date: June 14, 2021	/s/ Jeffrey Oestmann
Jeffrey Oestmann
Chief Executive Officer

Date: June 14, 2021	/s/ Stacie Schuler
Stacie Schuler
Chief Financial Officer

Heron Lake BioEnergy, LLC	MEMBER NAME
2021 Special Meeting - Thursday, September 9, 2021	NUMBER OF UNITS
For Members as of March 24, 2021	TELEPHONE NUMBER
Proxy Solicited on Behalf of the Board of Governors
Vote by Mail or Facsimile:
1) Read the Proxy Statement
2) Check the appropriate boxes on the proxy card
3) Sign and date the proxy card

4) Return the proxy card in the envelope provided or via fax to (320) 235-5962 or mail to Christianson PLLP, Attention: Christina Boike at 302 SW 5th St, Willmar, MN 56201.  It must be received by Christianson PLLP no later than 5:00 p.m. on Wednesday, September 8, 2021.

PROPOSAL 1: Adoption of the Merger Agreement and the transaction contemplated thereby
For	Withhold / Abstain	PLEASE INDICATE YOUR SELECTION BY FIRMLY PLACING AN “X” IN THE APPROPRIATE BOX WITH BLUE OR BLACK INK
□	□

PROPOSAL 2: Adjournment of the Special Meeting

For	Withhold / Abstain
□	□

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.	□	GRANT AUTHORITY	□	WITHHOLD AUTHORITY

The undersigned hereby appoints Paul Enstad and Rodney Wilkison, and each of them, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all of the units of HERON LAKE BIOENERGY, LLC held of record by the undersigned on March 24, 2021, at the Special Meeting of members to be held on September 9, 2021, commencing at 1:00 p.m. at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137, and any postponements or adjournments thereof.

When properly executed, this proxy will be voted in the manner directed by the undersigned member(s). If no direction is given, the proxy will be voted FOR Proposal 1 and Proposal 2 and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked abstain are counted only for purposes of determining whether a quorum is present at the meeting. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be received by Christianson PLLP by 5:00 p.m. on Wednesday, September 8, 2021, or by submitting the proxy card in person at the Special Meeting. You may revoke your proxy by: (1) Voting in person at the Special Meeting; or (2) Giving written notice of revocation, which is received by Christianson PLLP by 5:00 p.m. Wednesday, September 8, 2021.

Please sign exactly as name(s) appear(s) on your membership unit certificate(s).

SIGNATURE BLOCK FOR INDIVIDUALS	SIGNATURE BLOCK FOR ENTITIES**
OR JOINT OWNERS*	(Corporation, Partnership, Trust, IRA)

Signature (1):	Entity Name:
Print Name:
Date:	Signature:

Signature (2):	Signor Name:
Print Name:	Title:
Date:	Date: